As filed with the Securities and Exchange Commission on April 16, 2014.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

VYRIX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	46-4129814
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5445 DTC Parkway, Suite 925

Greenwood Village, CO 80111

(720) 437-6500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jarrett Disbrow

President and Chief Executive Officer

5445 DTC Parkway, Suite 925

Greenwood Village, CO 80111

(720) 437-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen M. Davis Goodwin Procter LLP 620 Eighth Avenue New York, NY 10018 (212) 813-8800	Jarrett Disbrow President and Chief Executive Officer 5445 DTC Parkway, Suite 925 Greenwood Village, CO 80111 (720) 437-6500	Gregory Sichenzia Jeff Cahlon Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, NY 10006 (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, $0.0001 par value per share(4)	$28,750,000	$3,703
Representatives’ Warrant to Purchase Common Stock(5)	—	—
Common Stock Underlying Representatives’ Warrant(4)(6)	$ 1,562,500	$ 202
Total	$30,312,500	$3,905

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Includes the offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.
(4)	Pursuant to Rule 416 under the Securities Act, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(5)	No registration fee pursuant to Rule 457(g) under the Securities Act.
(6)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants are exercisable at a per share exercise price equal to 125% of the public offering price. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representatives’ warrant is $1,562,500, or 125% of $1,250,000 (5% of $25,000,000).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED APRIL 16, 2014

             Shares

Common Stock

This is a firm commitment initial public offering of              shares of common stock of Vyrix Pharmaceuticals, Inc. We are offering all of the shares of common stock offered by this prospectus.

Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $         and $        . We have applied to list our common stock on the NYSE MKT under the symbol “VYRX.” No assurance can be given that our application will be approved.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and will be subject to reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 7 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	The underwriters will receive compensation in addition to the underwriting discount. See “Underwriting” beginning on page 97.

We have granted the underwriters a 45-day option to purchase up to an additional              shares of common stock from us at the initial price to public less the underwriting discount.

The underwriters expect to deliver the shares against payment on or about             , 2014.

Aegis Capital Corp	Fordham Financial Management, Inc.

Through and including             , 2014 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

We have not authorized anyone to provide you with any information or to make any representation, other than those contained in this prospectus or any free writing prospectus we have prepared. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only in circumstances and in jurisdictions where it is lawful to so do. The information contained in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes included elsewhere in this prospectus. You should also consider, among other things, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case appearing elsewhere in this prospectus. Unless otherwise stated, all references to “us,” “our,” “Vyrix,” “we,” the “Company” and similar designations refer to Vyrix Pharmaceuticals, Inc.

Overview

We are a specialty biopharmaceutical company focused on developing and commercializing late-stage prescription drug products to improve men’s health and quality of life. We are a wholly-owned subsidiary of Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE), or Ampio, founded as a Delaware corporation on November 18, 2013. Our company is the result of a carve-out of the sexual dysfunction treatment business, including the late-stage men’s health product candidates Zertane and Zertane-ED, from Ampio, which was announced in December 2013.

According to recent published analyses, premature ejaculation, or PE, is a highly prevalent male sexual dysfunction affecting 20-30% of men worldwide. Based on internal market research and published reports, we believe that PE is up to 1.5-times more prevalent than erectile dysfunction, or ED. Currently, there are no FDA-approved prescription products in the United States to treat PE, and to our knowledge, only two other prescription products have been approved elsewhere in the world. Treatment options for PE have traditionally included antidepressant drugs prescribed “off label,” topical numbing medications, and cognitive behavior therapy or counseling, all of which have had limited effectiveness in treating the disorder. PE therefore represents an area of significant unmet medical need. In addition, approximately 32% of the more than 12,000 men with PE surveyed in a 2007 study published in European Urology also suffered from ED. Accordingly, we believe that a combination product candidate to treat both PE and ED represents another significant worldwide market opportunity for us.

Our Product Pipeline

Zertane

Our lead product candidate, Zertane, is a specifically formulated orally disintegrating tablet, or ODT, of tramadol hydrochloride patented for the on-demand treatment of PE. Zertane is being developed utilizing an expedited regulatory pathway pursuant to Section 505(b)(2) of the Food, Drug and Cosmetic Act, as amended, or the FDCA, as the active ingredient is already well characterized for the treatment of pain, and we are relying on the FDA’s finding of safety of tramadol hydrochloride to support its use in a new indication, PE, at a lower dose. If we receive marketing approval for Zertane, we believe it will be the first commercial product approved by the United States Food and Drug Administration, or FDA, for PE.

By virtue of significant development work performed by a previous partner of our parent company, Zertane has already been evaluated outside the United States in two Phase 1 clinical trials, two Phase 2 clinical trials and two Phase 3 clinical trials. The two Phase 1 safety trials were conducted to characterize the concentration of tramadol hydrochloride in plasma after oral administration of a single Zertane ODT (89 mg) in healthy volunteers. Two randomized, placebo-controlled, blinded Phase 2 clinical trials were conducted in a total of 102 patients. These trials evaluated doses of tramadol hydrochloride between 25 and 120 mg in male subjects with PE. Two placebo-controlled, randomized and double-blind Phase 3 clinical trials were conducted in Europe to investigate tramadol hydrochloride 62 mg and 89 mg ODT for the treatment of PE when taken as needed between two and eight hours before a sexual event. This development work has demonstrated a favorable safety and efficacy profile of Zertane in men with PE and helped inform the design and endpoints of the Phase 3 clinical trials needed to obtain FDA approval. Furthermore, the safety and pharmacology of the drug substance in Zertane, tramadol hydrochloride, is well characterized, which will eliminate the need for us to conduct additional pre-clinical studies and safety trials. We believe we are well positioned to initiate Phase 3 clinical trials with Zertane in the United States. Upon completion of the trials, if successful, we plan to submit a New Drug Application, or NDA, and subsequently market Zertane in the United States, if approved.

Zertane-ED

In addition to Zertane, we also have an early-stage combination product candidate, Zertane-ED, which is a combination of Zertane and an FDA-approved phosphodiesterase type 5, or PDE-5, inhibitor, a category of drug that is found in commonly used treatments for ED (e.g., Viagra, Cialis, Levitra, or Stendra), designed to treat both PE and ED. In light of the fact that approximately 32% of men with PE also suffer from ED, according to a 2007 study published in European Urology, we believe that a combination of tramadol hydrochloride with a PDE-5 inhibitor, if approved, would benefit men that experience both distinct problems. If, and when, the FDA accepts filing of our NDA for Zertane, we will commence developing the Zertane-ED fixed dose combination product candidate. Formulation development, stability studies and analytical work as well as manufacturing of clinical supplies in compliance with current good manufacturing practices, or cGMP, have already been completed by a contract manufacturer, and our collaboration with Daewoong Pharmaceutical Co., Ltd., or Daewoong, in South Korea will provide development support to complement our U.S. development efforts.

Our Strategy

Our business strategy is focused on the initiation and completion of two Phase 3 clinical trials for Zertane in the United States and the development of worldwide commercialization and marketing partnerships. We expect to finalize clinical development of Zertane, seek FDA marketing approval and commercialize the product candidate in the United States either directly or via partnerships. We will seek collaboration agreements to commercialize Zertane in rest of world, or ROW, markets. We already have such agreements in place to market Zertane in South Korea and Brazil, which could provide near-term revenue for us if, working with our partners, we are successfully able to obtain regulatory approval in those countries. In addition, we recently entered into an agreement with Endo Ventures Limited, which recently acquired Paladin Labs Inc., a leading Canadian specialty pharmaceutical company, to provide exclusive rights to market, sell and distribute Zertane in Canada, the Republic of South Africa, certain countries in Sub-Saharan Africa, Colombia and Latin America. We also intend to build awareness of PE in the United States with the intention of paving the way for successful product introduction and initiate pre-clinical work on Zertane-ED as a potential combination treatment for PE and ED. We expect to use a similar clinical and commercial approach for Zertane-ED and we have a clinical development collaboration in place with our South Korean partner for the combination product candidate.

Our Intellectual Property

We have patent protection in the United States and several other large markets worldwide for the use of tramadol hydrochloride to treat PE. We also have intellectual property specifically covering Zertane-ED, and methods of using Zertane-ED to treat comorbid PE and ED that has issued patents in several large markets worldwide and is pending in the United States.

Risks Associated with Our Business

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary. These risks include, but are not limited to, the following:

•	We have limited operating history, have incurred losses, and can give no assurance of profitability.

•	Even if this offering is successful, we may need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

•	We depend almost entirely on the success of one product candidate, Zertane, for which we have not filed an Investigational New Drug application, or IND. We cannot be certain that the FDA will consider premature ejaculation to be a treatable medical condition or that we will be able to obtain regulatory approval for, or successfully commercialize, Zertane.

•	Favorable results in the prior clinical trials of Zertane outside of the United States may not be predictive of the results in our planned Phase 3 clinical trials of Zertane in the United States or the designs of our Phase 3 clinical trials may be inadequate for FDA approval.

•	If we do not secure collaborations with strategic partners to test, commercialize and manufacture product candidates, we may not be able to successfully develop products and generate meaningful revenues.

•	Our product candidates are expected to undergo clinical trials that are time-consuming and expensive, the outcomes of which are unpredictable, and for which there is a high risk of failure. If clinical trials of our product candidates fail to satisfactorily demonstrate safety and efficacy to the FDA and other regulators, we, or our collaborators, may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of these product candidates.

•	We rely on third parties to conduct our clinical trials and perform data collection and analysis, which may result in costs and delays that prevent us from successfully commercializing product candidates.

•	Generic tramadol hydrochloride is available in the United States and abroad for treatment of pain. Although the generic drug is not available in the same dosage as Zertane for treatment of PE, it is possible that physicians could prescribe the generic version of the drug “off label” for the treatment of PE instead of Zertane, which would adversely affect our business.

•	Our ability to compete may decline if we do not adequately protect our proprietary rights.

•	Ampio controls us, including having the ability to control the election of our directors, and its interests may conflict with or differ from your interests as stockholders.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	being permitted to present two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	reduced disclosure about our executive compensation arrangements;

•	exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the last day of the fiscal year in which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, or SEC, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

Principal Stockholder

Upon completion of this offering, Ampio, our current sole stockholder and parent company, will beneficially own shares representing approximately     % of our outstanding capital stock, or     %, if the underwriters’ option to purchase additional shares is fully exercised. As a result of Ampio holding more than 50% of our common stock, we expect to qualify as a “controlled company” under the rules of the NYSE MKT, following the completion of this offering, which would allow us to rely on exemptions from certain corporate governance requirements otherwise applicable to NYSE MKT-listed companies. However, as of the date hereof we have not yet determined whether we will rely on such exemptions.

Company and Other Information

We were incorporated under the laws of the State of Delaware on November 18, 2013. Our principal executive office is located at 5445 DTC Parkway, Greenwood Village, CO 80111, and our telephone number is (720) 437-6500. Our website address is www.vyrixpharma.com. We do not incorporate the information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

We own various U.S. federal trademark registrations and applications, and unregistered trademarks and servicemarks, including Zertane and Vyrix. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend or use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

THE OFFERING

Common stock offered by us	shares

Common stock to be outstanding after this offering	shares ( shares if the underwriters exercise their option to purchase additional shares in full)

Underwriters’ option to purchase additional shares	We have granted a 45-day option to the underwriters to purchase up to an aggregate of additional shares of common stock.

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $ million based upon an assumed initial public offering price of $ per share, the mid-point of the estimated price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We expect to use the net proceeds from this offering to fund the continued clinical development of Zertane, including our two planned Phase 3 clinical trials in the United States, and pre-commercialization planning for Zertane, to repay the convertible promissory note issued to our parent company, Ampio, as well as for working capital, capital expenditures and other general corporate purposes. See “Use of Proceeds” for additional information.

Risk factors	You should carefully read “Risk Factors” in this prospectus for a discussion of factors that you should consider before deciding to invest in our common stock.

Proposed NYSE MKT trading symbol	“VYRX”

The number of shares of our common stock to be outstanding after this offering is based on 20,000,000 shares of our common stock outstanding as of March 31, 2014 and excludes:

•	950,000 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2014 at an exercise price of $0.70 per share;

•	shares of common stock reserved for future issuance under our Amended and Restated 2013 Stock Option and Grant Plan, or the Amended and Restated 2013 Plan; and

•	all shares issuable upon conversion of our note, issued to Ampio, convertible into common stock at a conversion price equal to the fair market value, as determined by our board of directors.

Unless otherwise indicated, all information in this prospectus reflects or assumes the following:

•	the filing and effectiveness of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws, which will occur immediately prior to the closing of this offering;

•	no issuance or exercise of stock options on or after the date hereof; and

•	no exercise by the underwriters of their option to purchase up to an additional shares of common stock in this offering.

SUMMARY FINANCIAL DATA

The following summary financial data for the years ended December 31, 2013 and 2012 and from March 23, 2011 (inception) through December 31, 2013 and the balance sheet data as of December 31, 2013 are derived from our audited financial statements included elsewhere in this prospectus. You should read this data together with our audited financial statements and related notes included elsewhere in this prospectus and the information under the captions “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our future results.

	Year Ended December 31,		March 23, 2011 (inception) through December 31, 2013
	2013	2012
Statement of Operations Data:
Expenses
Research and development	$1,531,742	$1,982,555	$5,823,358
General and administrative	330,746	122,109	704,046
Net Loss	$(1,192,761)	$(1,293,292)	$(4,137,710)

	As of December 31, 2013
	Actual	Pro Forma(1)(2)
Balance Sheet Data:
Cash	$298,756
In-process research and development	7,500,000
Patents, net	375,012
Convertible note payable	300,000
Deferred tax liability	629,548
Stockholder’s equity	$6,728,315

(1)	Pro forma to reflect (i) the sale of shares of our common stock offered in this offering, assuming an initial public offering price of $ per share, the midpoint of the price range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and (ii) the repayment of the convertible promissory note we issued to our parent company, Ampio.
(2)	A $1.00 increase (decrease) in the assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover of this prospectus, would increase (decrease) the pro forma amount of each of cash and total stockholders’ (deficit) equity by approximately $ million, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of one million shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $ million, assuming the assumed initial public offering price remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

Before you invest in our common stock, you should understand the high degree of risk involved. You should consider carefully the following risks and other information in this prospectus, including our consolidated financial statements and related notes included elsewhere in this prospectus, before you decide to purchase shares of our common stock. The following risks may adversely impact our business, financial condition, and operating results. As a result, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Financial Condition and Capital Requirements

We have limited operating history, have incurred losses, and can give no assurance of profitability.

We are a wholly-owned subsidiary of Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE), or Ampio, founded in November 2013. Our company is the result of a carve-out of the sexual dysfunction treatment business, including the late-stage men’s health product candidates, Zertane and Zertane-ED, from Ampio, which was announced in December 2013. Although we have engaged an experienced scientific team, we are an emerging biopharmaceutical company with no history of product development, product commercialization or on-going company revenues. We have not demonstrated the ability to be a revenue-generating enterprise, and without significant financing, there is substantial doubt about our ability to continue as a going concern. We expect to incur substantial losses for the foreseeable future. Our ability to generate revenue is uncertain, and we may never achieve profitability. We have a very limited operating history on which investors can evaluate our potential for future success. Potential investors should evaluate us in light of the expenses, delays, uncertainties, and complications typically encountered by early-stage businesses, many of which will be beyond our control. These risks include the following:

•	regulatory approval;

•	lack of sufficient capital;

•	unanticipated problems, delays, and expense relating to product development and implementation;

•	lack of intellectual property;

•	licensing and marketing difficulties;

•	competition;

•	technological changes; and

•	uncertain market acceptance of our product candidates.

As a result of our limited operating history, and the increasingly competitive nature of the markets in which we compete, our historical financial data, which consists of allocations of expenses from our current parent company, Ampio, is of limited value in anticipating future operating expenses. Our planned expense levels will be based in part on our expectations concerning future operations, which is difficult to forecast accurately based on our stage of development. We may be unable to adjust spending in a timely manner to compensate for any unexpected budgetary shortfall.

We have not received any revenues from the commercialization of our product candidates and do not expect to receive significant revenues from the commercialization of our product candidates in the near term. In September 2011, our parent, Ampio entered into an agreement to license, develop and commercialize Zertane in South Korea with a Korean pharmaceutical company, which provided for a $500,000 upfront payment and an agreement to make future milestone payments contingent upon regulatory approvals and cumulative net sales targets. We may enter into additional licensing and collaboration arrangements, which may provide us with potential milestone payments and royalties, and those arrangements, if obtained, will be our primary source of revenues for the coming years. We cannot be certain that any other licensing or collaboration arrangements will be concluded, or that the terms of those arrangements will result in our receiving material revenues. To obtain revenues from product candidates, we must succeed, either alone or with others, in a range of challenging activities, including completing clinical trials of our product candidates, obtaining positive results from the clinical trials, achieving marketing approval for these product candidates, manufacturing, marketing and selling those products for which we, or our collaborators, may obtain marketing approval, satisfying any post-marketing requirements and obtaining reimbursement for our products from private insurance or government payors. We, and our collaborators, may never succeed in these activities and, even if we do, or one of our collaborators does, we may never generate revenues that are large enough for us to achieve profitability.

Even if this offering is successful, we may need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

We are currently advancing our product candidates through clinical development. Developing product candidates is expensive, lengthy and risky, and we expect our research and development expenses to increase substantially in connection with our ongoing activities, particularly as we advance Zertane into two planned Phase 3 clinical trials in the United States.

As of December 31, 2013, our cash was $298,756. We estimate that the net proceeds from this offering will be approximately $            , assuming an initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and offering expenses payable by us. We expect that the net proceeds from this offering and our existing cash will be sufficient to fund our current operations through at least the end of             . However, our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements or a combination of these approaches. In any event, we will require additional capital to obtain regulatory approval for, and to commercialize, our product candidates. Raising funds in the current economic environment may present additional challenges. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities would dilute all of our stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or product candidate or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product candidate or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

If we do not obtain the capital necessary to fund our operations, we will be unable to successfully develop, obtain regulatory approval of, and commercialize, pharmaceutical products.

The development of pharmaceutical products is capital-intensive. We anticipate we may require additional financing to continue to fund our operations. Our future capital requirements will depend on, and could increase significantly as a result of, many factors including:

•	progress in, and the costs of, our pre-clinical studies and clinical trials and other research and development programs;

•	the scope, prioritization and number of our research and development programs;

•	the achievement of milestones or occurrence of other developments that trigger payments under any collaboration agreements we obtain;

•	the extent to which we are obligated to reimburse, or entitled to reimbursement of, clinical trial costs under future collaboration agreements, if any;

•	the costs involved in filing, prosecuting, enforcing and defending patent claims and other intellectual property rights;

•	the costs of securing manufacturing arrangements for commercial production; and

•	the costs of establishing or contracting for sales and marketing capabilities if we obtain regulatory clearances to market our product candidates.

Until we can generate significant continuing revenues, we expect to satisfy our future cash needs through collaboration arrangements, sales of our securities, debt financings, or by licensing one or more of our product candidates. Dislocations in the financial markets have generally made equity and debt financing more difficult to obtain, and may have a material adverse effect on our ability to meet our fundraising needs. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs or our commercialization efforts. Additional funding, if obtained, may significantly dilute existing shareholders if that financing is obtained through issuing equity or instruments convertible into equity.

We will incur significant costs as a result of operating as a public company and our management expects to devote substantial time to public company compliance programs.

As a public company, we will incur significant legal, accounting and other expenses due to our compliance with regulations and disclosure obligations applicable to us, including compliance with the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules implemented by the SEC and the NYSE MKT. The SEC and other regulators have continued to adopt new rules and regulations and make additional changes to existing regulations that require our compliance. In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that have required the SEC to adopt additional rules and regulations in these areas. Stockholder activism, the current political environment, and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact, in ways we cannot currently anticipate, the manner in which we operate our business. Our management and other personnel will devote a substantial amount of time to these compliance programs and monitoring of public company reporting obligations. These rules and regulations will cause us to incur significant legal and financial compliance costs and will make some activities more time-consuming and costly.

To comply with the requirements of being a public company, we may need to undertake various actions, including implementing new internal controls and procedures and hiring new accounting or internal audit staff. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, is accumulated and communicated to our principal executive and financial officers. Our current controls and any new controls that we develop may become inadequate and weaknesses in our internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls could adversely affect the results of periodic management evaluations that we may be required to include in our periodic reports we will file with the SEC under Section 404 of the Sarbanes-Oxley Act, harm our operating results, cause us to fail to meet our reporting obligations, or result in a restatement of our prior period financial statements. In the event that we are not able to demonstrate compliance with the Sarbanes-Oxley Act, that our internal control over financial reporting is perceived as inadequate or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results and the price of our common stock could decline. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the NYSE MKT.

We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act, and are therefore not yet required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with certain of these rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report. This assessment will need to include the disclosure of any material weaknesses in our internal control over financial reporting identified by our management. We are just beginning the costly and challenging process of compiling the system and processing documentation needed to comply with such requirements. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have a material adverse effect on the price of our common stock.

Risks Related to Product Development, Regulatory Approval and Commercialization

We depend almost entirely on the success of one product candidate, Zertane, for which we have not filed an IND. We cannot be certain that the FDA will consider premature ejaculation to be a treatable medical condition or that we will be able to obtain regulatory approval for, or successfully commercialize, Zertane.

We currently have only one product candidate, Zertane, in clinical development, and our business depends almost entirely on its successful clinical development, regulatory approval and commercialization. We currently have no drug products approved for sale and may never be able to develop marketable drug products. Zertane will require substantial additional clinical development, testing, and regulatory approval before we are permitted to commence its commercialization. Our other product candidate, Zertane-ED, is still in pre-clinical development. The clinical trials of our product candidates are, and the manufacturing and marketing of our product candidates will be, subject to extensive and rigorous review and regulation by numerous government authorities in the United States and in other countries where we intend to test and, if approved, market any product candidate. Before obtaining regulatory approvals for the commercial sale of any product candidate, we must demonstrate through pre-clinical testing and clinical trials that the product candidate is safe and effective for use in each target indication. This process can take many years and may include post-marketing studies and surveillance, which will require the expenditure of substantial resources beyond the proceeds we raise in this offering. Of the large number of drugs in development in the United States, only a small percentage successfully completes the U.S. Food and Drug Administration, or FDA, regulatory approval process and is commercialized. Accordingly, even if we are able to obtain the requisite financing to continue to fund our development and clinical programs, we cannot assure you that Zertane or any other of our product candidates will be successfully developed or commercialized.

We are not permitted to market Zertane in the United States until we receive approval of a New Drug Application, or an NDA, from the FDA, or in any foreign countries until we receive the requisite approval from such countries. Obtaining approval of an NDA is a complex, lengthy, expensive and uncertain process, and the FDA may delay, limit or deny approval of Zertane for many reasons, including, among others:

•	we may not be able to demonstrate that Zertane is safe and effective in treating premature ejaculation, to the satisfaction of the FDA;

•	the results of our clinical trials may not meet the level of statistical or clinical significance required by the FDA for marketing approval;

•	the FDA may disagree with the number, design, size, conduct or implementation of our clinical trials;

•	the FDA may require that we conduct additional clinical trials;

•	the FDA may not approve the formulation, labeling or specifications of Zertane;

•	the clinical research organizations, or CROs, that we retain to conduct our clinical trials may take actions outside of our control that materially adversely impact our clinical trials;

•	the FDA may find the data from pre-clinical studies and clinical trials insufficient to demonstrate that Zertane’s clinical and other benefits outweigh its safety risks;

•	the FDA may disagree with our interpretation of data from our pre-clinical studies and clinical trials;

•	the FDA may not accept data generated at our clinical trial sites;

•	if our NDA, if and when submitted, is reviewed by an advisory committee, the FDA may have difficulties scheduling an advisory committee meeting in a timely manner or the advisory committee may recommend against approval of our application or may recommend that the FDA require, as a condition of approval, additional pre-clinical studies or clinical trials, limitations on approved labeling or distribution and use restrictions;

•	the FDA may require development of a Risk Evaluation and Mitigation Strategy, or REMS, as a condition of approval or post-approval;

•	the FDA or the applicable foreign regulatory agency may not approve the manufacturing processes or facilities of third-party manufacturers with which we contract; or

•	the FDA may change its approval policies or adopt new regulations.

In addition, our parent company, Ampio, obtained guidance from FDA on our NDA-enabling Phase 3 trials at a pre-IND meeting held in June 2012, including information to help us define the target patient population, select co-primary endpoints and design an acceptable patient-reported outcome measure. As a result of direction provided at the meeting, along with the existing data from 6 clinical trials of Zertane conducted to date, we believe we are positioned to advance Zertane into Phase 3 clinical trials in the United States. However, we can provide no assurance that the FDA will not change its guidance about our planned Phase 3 clinical trials and require us to significantly modify the design of, or endpoints for, our planned clinical trials.

Any of these factors, many of which are beyond our control, could jeopardize our ability to obtain regulatory approval for and successfully market Zertane. Moreover, because our business is almost entirely dependent upon this one product candidate, any such setback in our pursuit of regulatory approval would have a material adverse effect on our business and prospects.

Favorable results in the prior clinical trials of Zertane outside of the United States may not be predictive of the results in our planned Phase 3 clinical trials of Zertane in the United States or the designs of our Phase 3 clinical trials may be inadequate for FDA approval.

A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in earlier-stage development. The prior clinical trials of Zertane showed favorable safety and efficacy data; however, we will have different enrollment criteria in our planned Phase 3 clinical trials. In the Phase 2 clinical trials, we were able to enroll patients utilizing a broader definition of premature ejaculation, or PE. In our Phase 3 clinical trials, we will be utilizing the definition of lifelong PE adopted by the International Society for Sexual Medicine, or the ISSM: “premature ejaculation is a male sexual dysfunction characterized by ejaculation which always or nearly always occurs prior to or within a minute of vaginal penetration; and inability to delay ejaculation on all or nearly all vaginal penetrations; and negative personal consequences, such as distress, bother, frustration and/or the avoidance of sexual intimacy.” As a result, we may encounter difficulty enrolling a sufficient number of patients in a timely fashion and we may not observe a similarly favorable safety and efficacy profile as our prior clinical trials.

If we do not secure collaborations with strategic partners to test, commercialize and manufacture product candidates, we may not be able to successfully develop products and generate meaningful revenues.

A key aspect of our current strategy is to selectively enter into collaborations with third parties to conduct clinical testing, as well as to commercialize and manufacture product candidates. Our ability to generate revenues from these arrangements will depend on our collaborators’ abilities to successfully perform the functions assigned to them in these arrangements. We currently have two collaboration agreements in effect, which relate to sales of Zertane in South Korea and Brazil and were entered into by Ampio. Collaboration agreements typically call for milestone payments that depend on successful demonstration of efficacy and safety, obtaining regulatory approvals, and clinical trial results. Collaboration revenues are not guaranteed, even when efficacy and safety are demonstrated. The current economic environment may result in potential collaborators electing to reduce their external spending, which may prevent us from developing our product candidates.

Even if we succeed in securing collaborators, the collaborators may fail to develop or effectively commercialize products using our product candidates. Collaborations involving our product candidates pose a number of risks, including the following:

•	collaborators may not have sufficient resources or decide not to devote the necessary resources due to internal constraints such as budget limitations, lack of human resources, or a change in strategic focus;

•	collaborators may believe our intellectual property is not valid, is not infringed by potential competitors or is unenforceable or the product candidate infringes on the intellectual property rights of others;

•	collaborators may dispute their responsibility to conduct development and commercialization activities pursuant to the applicable collaboration, including the payment of related costs or the division of any revenues;

•	collaborators may decide to pursue a competitive product developed outside of the collaboration arrangement;

•	collaborators may not be able to obtain, or believe they cannot obtain, the necessary regulatory approvals;

•	collaborators may delay the development or commercialization of our product candidates in favor of developing or commercializing another party’s product candidate; or

•	collaborators may decide to terminate or not to renew the collaboration for these or other reasons.

Thus, collaboration agreements may not lead to development or commercialization of product candidates in the most efficient manner or at all. For example, our former collaborator that licensed Zertane conducted clinical trials which we believe demonstrated efficacy in treating PE, but the collaborator undertook a merger that we believe altered its strategic focus and thereafter terminated the collaboration agreement. The merger also created a potential conflict with a principal customer of the acquired company, which sells a product to treat premature ejaculation in certain European markets.

Collaboration agreements are generally terminable without cause on short notice. Once a collaboration agreement is signed, it may not lead to commercialization of a product candidate. We also face competition in seeking out collaborators. If we are unable to secure new collaborations that achieve the collaborator’s objectives and meet our expectations, we may be unable to advance our product candidates and may not generate meaningful revenues.

Our product candidates are expected to undergo clinical trials that are time-consuming and expensive, the outcomes of which are unpredictable, and for which there is a high risk of failure. If clinical trials of our product candidates fail to satisfactorily demonstrate safety and efficacy to the FDA and other regulators, we, or our collaborators, may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of these product candidates.

Pre-clinical testing and clinical trials are long, expensive and unpredictable processes that can be subject to extensive delays. We cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all. It may take several years to complete the pre-clinical testing and clinical development necessary to commercialize a drug or biologic, and delays or failure can occur at any stage. Interim results of clinical trials do not necessarily predict final results, and success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials even after promising results in earlier trials and we cannot be certain that we will not face similar setbacks. The design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. An unfavorable outcome in one or more trials would be a major set-back for our product candidates and for us. Due to our limited financial resources, an unfavorable outcome in one or more trials may require us to delay, reduce the scope of, or eliminate one or more product development programs, which could have a material adverse effect on our business and financial condition and on the value of our common stock.

In connection with clinical testing and trials, we face a number of risks, including:

•	a product candidate is ineffective, inferior to existing approved medicines, unacceptably toxic, or has unacceptable side effects;

•	patients may die or suffer other adverse effects for reasons that may or may not be related to the product candidate being tested;

•	the results may not confirm the positive results of earlier testing or trials; and

•	the results may not meet the level of statistical significance required by the FDA or other regulatory agencies to establish the safety and efficacy of our product candidates.

The results of pre-clinical studies do not necessarily predict clinical success, and larger and later-stage clinical trials may not produce the same results as earlier-stage clinical trials. Frequently, product candidates developed by pharmaceutical companies have shown promising results in early pre-clinical studies or clinical trials, but have subsequently suffered significant setbacks or failed in later clinical trials. In addition, clinical trials of potential products often reveal that it is not possible or practical to continue development efforts for these product candidates.

If we do not successfully complete pre-clinical and clinical development, we will be unable to market and sell products derived from our product candidates and generate revenues. Even if we do successfully complete clinical trials, those results are not necessarily predictive of results of additional trials that may be needed before an NDA may be submitted to the FDA. Although there are a large number of drugs and biologics in development in the United States and other countries, only a small percentage result in the submission of an NDA to the FDA, even fewer are approved for commercialization, and only a small number achieve widespread physician and consumer acceptance following regulatory approval. If our clinical trials are substantially delayed or fail to prove the safety and effectiveness of our product candidates in development, we may not receive regulatory approval of any of these product candidates and our business and financial condition will be materially harmed.

Delays, suspensions and terminations in our clinical trials could result in increased costs to us and delay or prevent our ability to generate revenues.

Human clinical trials are very expensive, time-consuming, and difficult to design, implement and complete. We currently expect clinical trials of our product candidates could take up to 24 months to complete, but the completion of trials for our product candidates may be delayed for a variety of reasons, including delays in:

•	demonstrating sufficient safety and efficacy to obtain regulatory approval to commence a clinical trial;

•	reaching agreement on acceptable terms with prospective contract research organizations and clinical trial sites;

•	validating test methods to support quality testing of the drug substance and drug product;

•	obtaining sufficient quantities of the drug substance;

•	manufacturing sufficient quantities of a product candidate;

•	obtaining approval of an Investigational New Drug application, or IND, from the FDA;

•	obtaining institutional review board approval to conduct a clinical trial at a prospective clinical trial site;

•	determining dosing and clinical design and making related adjustments; and

•	patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical trial sites, the availability of effective treatments for the relevant disease and the eligibility criteria for the clinical trial.

The commencement and completion of clinical trials for our product candidates may be delayed, suspended or terminated due to a number of factors, including:

•	lack of effectiveness of product candidates during clinical trials;

•	adverse events, safety issues or side effects relating to the product candidates or their formulation;

•	inability to raise additional capital in sufficient amounts to continue clinical trials or development programs, which are very expensive;

•	the need to sequence clinical trials as opposed to conducting them concomitantly in order to conserve resources;

•	our inability to enter into collaborations relating to the development and commercialization of our product candidates;

•	failure by us or our collaborators to conduct clinical trials in accordance with regulatory requirements;

•	our inability or the inability of our collaborators to manufacture or obtain from third parties materials sufficient for use in pre-clinical studies and clinical trials;

•	governmental or regulatory delays and changes in regulatory requirements, policy and guidelines, including mandated changes in the scope or design of clinical trials or requests for supplemental information with respect to clinical trial results;

•	failure of our collaborators to advance our product candidates through clinical development;

•	delays in patient enrollment, especially in the United States where the screening requirements for participation in our trials are expected to be more stringent than the previous European trials of Zertane, variability in the number and types of patients available for clinical trials, and lower-than anticipated retention rates for patients in clinical trials;

•	difficulty in patient monitoring and data collection due to failure of patients to maintain contact after treatment;

•	a regional disturbance where we or our collaborative partners are enrolling patients in our clinical trials, such as a pandemic, terrorist activities or war, or a natural disaster; and

•	varying interpretations of our data, and regulatory commitments and requirements by the FDA and similar foreign regulatory agencies.

Many of these factors may also ultimately lead to denial of our NDA for a current or potential product candidate. If we experience delay, suspensions or terminations in a clinical trial, the commercial prospects for the related product candidate will be harmed, and our ability to generate product revenues will be delayed.

In addition, we may encounter delays or product candidate rejections based on new governmental regulations, future legislative or administrative actions, or changes in FDA policy or interpretation during the period of product development. If we obtain required regulatory approvals, such approvals may later be withdrawn. Delays or failures in obtaining regulatory approvals may result in:

•	varying interpretations of data and commitments by the FDA and similar foreign regulatory agencies; and

•	diminishment of any competitive advantages that such product candidates may have or attain.

Furthermore, if we fail to comply with applicable FDA and other regulatory requirements at any stage during this regulatory process, we may encounter or be subject to:

•	diminishment of any competitive advantages that such product candidates may have or attain;

•	delays or termination in clinical trials or commercialization;

•	refusal by the FDA or similar foreign regulatory agencies to review pending applications or supplements to approved applications;

•	product recalls or seizures;

•	suspension of manufacturing;

•	withdrawals of previously approved marketing applications; and

•	fines, civil penalties, and criminal prosecutions.

If our product candidates are not approved by the FDA, we will be unable to commercialize them in the United States.

The FDA must approve any new medicine before it can be commercialized, marketed, promoted or sold in the United States. We must provide the FDA with data from pre-clinical studies and clinical trials that demonstrate that our product candidates are safe and effective for a defined indication before they can be approved for commercial distribution. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is inherently uncertain as to outcome. We must provide data to ensure the identity, strength, quality and purity of the drug substance and drug product. Also, we must assure the FDA that the characteristics and performance of the clinical batches will be replicated consistently in the commercial batches. We will not obtain approval for a product candidate unless and until the FDA approves an NDA for a drug. The processes by which regulatory approvals are obtained from the FDA to market and sell a new or repositioned product are complex, require a number of years and involve the expenditure of substantial resources. We cannot assure you that any of our product candidates will receive FDA approval in the future, and the time for receipt of any such approval is currently incapable of estimation.

We or our collaborators intend to seek FDA approval for most of our product candidates using an expedited process established by the FDA. If we, or our collaborators, are unable to secure clearances to use expedited development pathways from the FDA for certain of our drug product candidates, we, or they, may be required to conduct additional pre-clinical studies or clinical trials beyond those that we, or they, contemplate, which could increase the expense of obtaining, and delay the receipt of, necessary marketing approvals and of any product revenues.

Assuming successful completion of clinical trials, we expect to submit NDAs to the FDA at various times in the future under Section 505(b)(2) of the Food, Drug and Cosmetic Act, as amended, or the FDCA. NDAs submitted under this section are eligible to receive FDA approval by relying in part on the FDA’s findings of safety and efficacy for a previously approved drug. The FDA’s 1999 guidance on Section 505(b)(2) applications states that new indications for a previously approved drug, a new combination product, a modified active ingredient, or changes in dosage form, strength, formulation, and route of administration of a previously approved product are encompassed within the Section 505(b)(2) NDA process. Relying on Section 505(b)(2) is advantageous because we or our collaborators may not be required (i) to perform the full range of safety and efficacy trials that is otherwise required to secure approval of a new drug, and (ii) obtain a “right of reference” from the applicant that obtained approval of the previously approved drug. However, a Section 505(b)(2) application must support the proposed change of the previously approved drug by including necessary and adequate information, as determined by the FDA, and the FDA may still require us to perform a portion or the full range of safety and efficacy trials.

If one of our product candidates achieves clinical trial objectives, we must prepare and submit to the FDA a comprehensive NDA. Review of the application may lead the FDA to request more information or require us to perform additional clinical trials, thus adding to product development costs and timelines and subsequently delaying any marketing approval from the FDA. Additionally, the review period may vary significantly based on the disease to be treated, availability of alternate treatments, severity of the disease, and the risk/benefit profile of the proposed product. Even if one of our products receives FDA marketing approval, we could be required to conduct post-marketing Phase IV studies and surveillance to monitor for adverse effects. If we experience delays in NDA application processing, requests for additional information or further clinical trials, or are required to conduct post-marketing studies or surveillance, our product development costs could increase substantially, and our ability to generate revenues from a product candidate could be postponed, perhaps indefinitely. The resulting negative impact on our operating results and financial condition may cause the value of our common stock to decline, and you may lose all or a part of your investment.

The approval process outside the United States varies among countries and may limit our ability to develop, manufacture and sell our products internationally. Failure to obtain marketing approval in international jurisdictions would prevent our product candidates from being marketed abroad.

In order to market and sell our products in the European Union and many other jurisdictions, we, and our collaborators, must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and may involve additional testing. We may conduct clinical trials for, and seek regulatory approval to market, our product candidates in countries other than the United States. Depending on the results of clinical trials and the process for obtaining regulatory approvals in other countries, we may decide to first seek regulatory approvals of a product candidate in countries other than the United States, or we may simultaneously seek regulatory approvals in the United States and other countries. If we or our collaborators seek marketing approvals for a product candidate outside the United States, we will be subject to the regulatory requirements of health authorities in each country in which we seek approvals. With respect to marketing authorizations in Europe, we will be required to submit a European marketing authorization application, or MAA, to the European Medicines Agency, or EMA, which conducts a validation and scientific approval process in evaluating a product for safety and efficacy. The approval procedure varies among regions and countries and may involve additional testing, and the time required to obtain approvals may differ from that required to obtain FDA approval. Obtaining regulatory approvals from health authorities in countries outside the United States is likely to subject us to all of the risks associated with obtaining FDA approval described above. In addition, marketing approval by the FDA does not ensure approval by the health authorities of any other country, and approval by foreign health authorities does not ensure marketing approval by the FDA.

Even if we, or our collaborators, obtain marketing approvals for our product candidates, the terms of approvals and ongoing regulation of our products may limit how we or they market our products, which could materially impair our ability to generate revenue.

Even if we receive regulatory approval for a product candidate, this approval may carry conditions that limit the market for the product or put the product at a competitive disadvantage relative to alternative therapies. For instance, a regulatory approval may limit the indicated uses for which we can market a product or the patient population that may utilize the product, or may be required to carry a warning in its labeling and on its packaging. Products with boxed warnings are subject to more restrictive advertising regulations than products without such warnings. These restrictions could make it more difficult to market any product candidate effectively. Accordingly, assuming we, or our collaborators, receive marketing approval for one or more of our product candidates, we, and our collaborators will continue to expend time, money and effort in all areas of regulatory compliance.

Any of our product candidates for which we, or our collaborators, obtain marketing approval in the future could be subject to post-marketing restrictions or withdrawal from the market and we, and our collaborators, may be subject to substantial penalties if we, or they, fail to comply with regulatory requirements or if we, or they, experience unanticipated problems with our products following approval.

Any of our product candidates for which we, or our collaborators, obtain marketing approval in the future, as well as the manufacturing processes, post-approval studies and measures, labeling, advertising and promotional activities for such products, among other things, will be subject to continual requirements of and review by the FDA and other regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration and listing requirements, requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping. Even if marketing approval of a product candidate is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval, including the FDA requirement to implement a REMS to ensure that the benefits of a drug or biological product outweigh its risks.

The FDA may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of a product. The FDA and other agencies, including the Department of Justice, closely regulate and monitor the post-approval marketing and promotion of products to ensure that they are manufactured, marketed and distributed only for the approved indications and in accordance with the provisions of the approved labeling. The FDA imposes stringent restrictions on manufacturers’ communications regarding off-label use and if we, or our collaborators, do not market any of our product candidates for which we, or they, receive marketing approval for only their approved indications, we, or they, may be subject to warnings or enforcement action for off-label marketing. Violation of the FDCA and other statutes, including the False Claims Act, relating to the promotion and advertising of prescription drugs may lead to investigations or allegations of violations of federal and state health care fraud and abuse laws and state consumer protection laws.

If we do not achieve our projected development and commercialization goals in the timeframes we announce and expect, the commercialization of our product candidates may be delayed, and our business will be harmed.

We sometimes estimate for planning purposes the timing of the accomplishment of various scientific, clinical, regulatory and other product development objectives. These milestones may include our expectations regarding the commencement or completion of scientific studies, clinical trials, the submission of regulatory filings, or commercialization objectives. From time to time, we may publicly announce the expected timing of some of these milestones, such as the completion of an ongoing clinical trial, the initiation of other clinical programs, receipt of marketing approval, or a commercial launch of a product. The achievement of many of these milestones may be outside of our control. All of these milestones are based on a variety of assumptions which may cause the timing of achievement of the milestones to vary considerably from our estimates, including:

•	our available capital resources or capital constraints we experience;

•	the rate of progress, costs and results of our clinical trials and research and development activities, including the extent of scheduling conflicts with participating clinicians and collaborators, and our ability to identify and enroll patients who meet clinical trial eligibility criteria;

•	our receipt of approvals by the FDA and other regulatory agencies and the timing thereof;

•	other actions, decisions or rules issued by regulators;

•	our ability to access sufficient, reliable and affordable supplies of compounds used in the manufacture of our product candidates;

•	the efforts of our collaborators with respect to the commercialization of our products; and

•	the securing of, costs related to, and timing issues associated with, product manufacturing as well as sales and marketing activities.

If we fail to achieve announced milestones in the timeframes we announce and expect, the commercialization of our product candidates may be delayed and our business and results of operations may be harmed.

We rely on third parties to conduct our clinical trials and perform data collection and analysis, which may result in costs and delays that prevent us from successfully commercializing product candidates.

We rely, and will rely in the future, on medical institutions, clinical investigators, contract research organizations, contract laboratories, and collaborators to perform data collection and analysis and others to carry out our clinical trials. Our development activities or clinical trials conducted in reliance on third parties may be delayed, suspended, or terminated if:

•	the third parties do not successfully carry out their contractual duties or fail to meet regulatory obligations or expected deadlines;

•	we replace a third party; or

•	the quality or accuracy of the data obtained by third parties is compromised due to their failure to adhere to clinical protocols, regulatory requirements, or for other reasons.

Third party performance failures may increase our development costs, delay our ability to obtain regulatory approval, and delay or prevent the commercialization of our product candidates. While we believe that there are numerous alternative sources to provide these services, in the event that we seek such alternative sources, we may not be able to enter into replacement arrangements without incurring delays or additional costs.

In addition, for Zertane, we are currently using, and relying on, single suppliers and single manufacturers for drug supply for our planned Phase 3 clinical trials and our commercial products. Although there are potential alternative suppliers and manufacturers for Zertane if need be, we have not qualified these vendors to date. If we were required to change vendors, it could result in a failure to meet regulatory requirements or projected timelines and necessary quality standards for successful manufacturing of the various required lots of material for our development and commercialization efforts.

Even if collaborators with which we contract in the future successfully complete clinical trials of our product candidates, those candidates may not be commercialized successfully for other reasons.

Even if we contract with collaborators that successfully complete clinical trials for one or more of our product candidates, those candidates may not be commercialized for other reasons, including:

•	failure to receive regulatory clearances required to market them as drugs;

•	being subject to proprietary rights held by others;

•	being difficult or expensive to manufacture on a commercial scale;

•	having adverse side effects that make their use less desirable; or

•	failing to compete effectively with products or treatments commercialized by competitors.

Relying on third-party manufacturers may result in delays in our clinical trials and product introductions.

Developing and commercializing new medicines entails significant risks and expenses. Our clinical trials may be delayed if third-party manufacturers are unable to assure a sufficient quantity of the drug product to meet our study needs. If our clinical trials are delayed, our commercialization efforts may be impeded, or our costs may increase.

Once regulatory approval is obtained, a marketed product and its manufacturer are subject to continual review. The discovery of previously unknown problems with a product or manufacturer may result in restrictions on the product, manufacturer or manufacturing facility, including withdrawal of the product from the market. Any manufacturers with which we contract are required to operate in accordance with FDA-mandated current good manufacturing practices, or cGMPs. A failure of any of our contract manufacturers to establish and follow cGMPs and to document their adherence to such practices may lead to significant delays in the launch of products based on our product candidates into the market. Failure by third-party manufacturers to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, revocation or suspension of marketing approval for any products granted pre-market approvals, seizures or recalls of products, operating restrictions, and criminal prosecutions.

We intend to enter into agreements with third parties to sell and market any products we develop and for which we obtain regulatory approvals, which may affect the sales of our products and our ability to generate revenues.

We do not currently maintain an organization for the sale, marketing and distribution of pharmaceutical products and may contract with, or license, third parties to market any products we develop that receive regulatory approvals. Outsourcing sales and marketing in this manner may subject us to a variety of risks, including:

•	our inability to exercise control over sales and marketing activities and personnel;

•	failure or inability of contracted sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe our products;

•	disputes with third parties concerning sales and marketing expenses, calculation of royalties, and sales and marketing strategies; and

•	unforeseen costs and expenses associated with sales and marketing.

If we are unable to partner with a third party that has adequate sales, marketing, and distribution capabilities, we may have difficulty commercializing our product candidates, which would adversely affect our business, financial condition, and ability to generate product revenues.

We face substantial competition from companies with considerably more resources and experience than we have, which may result in others discovering, developing, receiving approval for, or commercializing products before or more successfully than us.

Many of our potential competitors have substantially greater financial, technical, personnel and marketing resources than we do. In addition, many of these competitors have significantly greater resources devoted to product development and pre-clinical research. Our ability to compete successfully will depend largely on our ability to:

•	discover and develop product candidates that are superior to other products in the market;

•	attract and retain qualified personnel;

•	obtain patent and/or other proprietary protection for our product candidates;

•	obtain required regulatory approvals; and

•	obtain collaboration arrangements to commercialize our product candidates.

Established pharmaceutical companies devote significant financial resources to discovering, developing or licensing novel compounds that could make our product candidates obsolete. Our competitors may obtain patent protection, receive FDA approval, and commercialize medicines before us. Other companies are engaged in the discovery of compounds that may compete with the product candidates we are developing.

Any new product that competes with a currently-approved treatment or medicine must demonstrate compelling advantages in efficacy, convenience, tolerability and/or safety in order to address price competition and be commercially successful. If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition and operations will suffer.

Even if any of our product candidates are commercialized, they may not be accepted by physicians, patients, or the medical community in general. Even if we, or our collaborators, are able to commercialize our product candidates, the products may become subject to market conditions that could harm our business.

Even if the medical community accepts a product as safe and efficacious for its indicated use, physicians may choose to restrict the use of the product if we or any collaborator is unable to demonstrate that, based on experience, clinical data, side-effect profiles and other factors, our product is preferable to any existing medicines or treatments. We cannot predict the degree of market acceptance of any product candidate that receives marketing approval, which will depend on a number of factors, including, but not limited to:

•	the demonstration of the clinical efficacy and safety of the product;

•	the approved labeling for the product and any required warnings;

•	the advantages and disadvantages of the product compared to alternative treatments;

•	our and any collaborator’s ability to educate the medical community about the safety and effectiveness of the product;

•	the reimbursement policies of government and third-party payors pertaining to the product; and

•	the market price of our product relative to competing treatments.

In the case of Zertane, tramadol hydrochloride is a well-established centrally acting synthetic analgesic that has been used for more than 30 years as a treatment for moderate to severe pain. As an opioid, tramadol hydrochloride has been associated with certain adverse effects including dizziness, nausea, constipation, vertigo, headache, vomiting and drowsiness. As a result, physicians may be reluctant to prescribe Zertane to treat premature ejaculation.

Generic tramadol hydrochloride is available in the United States and abroad for treatment of pain. Although the generic drug is not available in the same dosage as Zertane for treatment of PE, it is possible that physicians could prescribe the generic version of the drug “off label” for the treatment of PE instead of Zertane, which would adversely affect our business.

Although Zertane is a specifically formulated tramadol hydrochloride, generic tramadol hydrochloride is commercially available in the United States and abroad for treatment of pain. Although the generic drug is not available in the same dosage as Zertane for treatment of PE, it is possible that physicians could prescribe the generic version of the drug “off label” for the treatment of PE instead of Zertane, which would adversely affect our business. Patients could use generic tramadol hydrochloride dosages that are either higher or lower than what will be approved for Zertane or they could attempt to split dosages to arrive at the dosages approved for Zertane. While any such “off label” use of generic tramadol hydrochloride for treatment of PE may constitute infringement of our patent portfolio, liability in that circumstance would be at the level of the physician or the patient making enforcement difficult or impractical.

Government restrictions on pricing and reimbursement, as well as other healthcare payor cost-containment initiatives, may negatively impact our ability to generate revenues if we obtain regulatory approval to market a product.

The continuing efforts of the government, insurance companies, managed care organizations and other payors of health care costs to contain or reduce costs of health care may adversely affect one or more of the following:

•	our or our collaborators’ ability to set a price we believes is fair for our products, if approved;

•	our ability to generate revenues and achieve profitability; and

•	the availability of capital.

The 2010 enactments of the Patient Protection and Affordable Care Act, or PPACA, and the Health Care and Education Reconciliation Act are expected to significantly impact the provision of, and payment for, health care in the United States. Various provisions of these laws take effect over the next several years, and are designed to expand Medicaid eligibility, subsidize insurance premiums, provide incentives for businesses to provide health care benefits, prohibit denials of coverage due to pre-existing conditions, establish health insurance exchanges, and provide additional support for medical research. Additional legislative proposals to reform healthcare and government insurance programs, along with the trend toward managed healthcare in the United States, could influence the purchase of medicines and reduce demand and prices for our products, if approved. This could harm our or our collaborators’ ability to market any products and generate revenues. Although we do not expect to receive significant revenues from reimbursement of our products by commercial third-party payors and government payors, cost containment measures that health care payors and providers are instituting and the effect of further health care reform could significantly reduce potential revenues from the sale of any of our product candidates approved in the future, and could cause an increase in our compliance, manufacturing, or other operating expenses. In addition, in certain foreign markets, the pricing of prescription drugs is subject to government control and reimbursement may in some cases be unavailable. We believe that pricing pressures at the federal and state level, as well as internationally, will continue and may increase, which may make it difficult for us to sell our potential products that may be approved in the future at a price acceptable to us or any of our future collaborators.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. In the case of Zertane, a member state may require that physicians prescribe the generic drug tramadol hydrochloride instead of our branded drug Zertane, if our product candidate is approved for marketing. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, pharmaceutical products launched in the European Union do not follow price structures of the United States and generally tend to have significantly lower prices

Our product candidates may cause undesirable side effects that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

To date six clinical trials of Zertane have been conducted outside of the United States to evaluate the safety and efficacy of the product candidate for the treatment of PE. Adverse events observed in these clinical trials have primarily involved gastrointestinal disorders, such as nausea, and central nervous system disorders, such as vertigo, dizziness, drowsiness and headaches. These events have not been reported to be severe and were observed to be reversible after stopping or delaying treatment. Formulation development, stability studies and analytical work has been completed for Zertane-ED, but no clinical trials for the product candidate have been conducted to date. We expect that undesirable side effects of Zertane-ED will include those observed for Zertane as well as those commonly observed for PDE-5 inhibitors, such as headaches, dizziness, flushing, dyspepsia and nasal congestion.

Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities. Further, if Zertane receives marketing approval and we or others identify undesirable side effects caused by the product (or any other similar product) after the approval, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw or limit their approval of the product;

•	regulatory authorities may require the addition of labeling statements, such as a “boxed” warning or a contraindication;

•	we may be required to change the way the product is distributed or administered, conduct additional clinical trials or change the labeling of the product;

•	we may decide to remove the products from the marketplace;

•	we could be sued and held liable for injury caused to individuals exposed to or taking our product candidates; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product candidate and could substantially increase the costs of commercializing our product candidates and significantly impact our ability to successfully commercialize our product candidates and generate revenues.

Our future growth depends, in part, on our ability to penetrate foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.

Our future profitability will depend, in part, on our ability to commercialize Zertane in foreign markets for which we intend to rely on collaboration with third parties. If we commercialize Zertane in foreign markets, we would be subject to additional risks and uncertainties, including:

•	our inability to directly control commercial activities because we are relying on third parties;

•	the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements;

•	different medical practices and customs in foreign countries affecting acceptance in the marketplace;

•	import or export licensing requirements;

•	longer accounts receivable collection times;

•	longer lead times for shipping;

•	language barriers for technical training;

•	reduced protection of intellectual property rights in some foreign countries, and related prevalence of generic alternatives to therapeutics;

•	foreign currency exchange rate fluctuations;

•	our customers’ ability to obtain reimbursement for Zertane in foreign markets; and

•	the interpretation of contractual provisions governed by foreign laws in the event of a contract dispute.

Foreign sales of Zertane could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions and changes in tariffs.

We may use hazardous chemicals and biological materials in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our research and development processes may involve the controlled use of hazardous materials, including chemicals and biological materials. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed any insurance coverage and our total assets. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these hazardous materials and specified waste products, as well as the discharge of pollutants into the environment and human health and safety matters. Compliance with environmental laws and regulations may be expensive and may impair our research and development efforts. If we fail to comply with these requirements, we could incur substantial costs, including civil or criminal fines and penalties, clean-up costs or capital expenditures for control equipment or operational changes necessary to achieve and maintain compliance. In addition, we cannot predict the impact on our business of new or amended environmental laws or regulations or any changes in the way existing and future laws and regulations are interpreted and enforced.

Our product development programs for candidates other than Zertane may require substantial financial resources and may ultimately be unsuccessful.

The success of our business depends primarily upon our ability to identify, develop and commercialize products to treat PE and/or ED. In addition to the development of Zertane, we may pursue development of our other development programs, including Zertane-ED. None of our other potential product candidates has commenced any clinical trials, and there are a number of FDA requirements that we must satisfy before we can commence clinical trials. Satisfaction of these requirements will entail substantial time, effort and financial resources. We may never satisfy these requirements. Any time, effort and financial resources we expend on our other development programs may adversely affect our ability to continue development and commercialization of Zertane, and we may never commence clinical trials of such development programs despite expending significant resources in pursuit of their development. If we do commence clinical trials of our other potential product candidates, such product candidates may never be approved by the FDA. If any of these events occur, we may be forced to abandon our development efforts for a program or programs, which would have a material adverse effect on our business and could potentially cause us to cease operations.

Intellectual Property Risks Related to Our Business

Our ability to compete may decline if we do not adequately protect our proprietary rights.

Our commercial success depends on obtaining and maintaining proprietary rights to our product candidates and compounds for the treatment of sexual dysfunctions, as well as successfully defending these rights against third-party challenges. We will only be able to protect our product candidates, compounds, and their uses from unauthorized use by third parties to the extent that valid and enforceable patents, or effectively protected trade secrets, cover them. Our ability to obtain patent protection for our product candidates and compounds is uncertain due to a number of factors, including:

•	we may not have been the first to make the inventions covered by pending patent applications or issued patents;

•	we may not have been the first to file patent applications for our product candidates or the compositions we developed or for their uses;

•	others may independently develop identical, similar or alternative products or compositions and uses thereof;

•	our disclosures in patent applications may not be sufficient to meet the statutory requirements for patentability;

•	any or all of our pending patent applications may not result in issued patents;

•	we may not seek or obtain patent protection in countries that may eventually provide us a significant business opportunity;

•	any patents issued to us may not provide a basis for commercially viable products, may not provide any competitive advantages, or may be successfully challenged by third parties;

•	our compositions and methods may not be patentable;

•	others may design around our patent claims to produce competitive products which fall outside of the scope of our patents; or

•	others may identify prior art or other bases which could invalidate our patents.

Even if we have or obtain patents covering our product candidates or compositions, we may still be barred from making, using and selling our product candidates or technologies because of the patent rights of others. Others may have filed, and in the future may file, patent applications covering compositions or products that are similar or identical to ours. There are many issued U.S. and foreign patents relating to chemical compounds and therapeutic products, and some of these relate to compounds we intend to commercialize. Numerous U.S. and foreign issued patents and pending patent applications owned by others exist in the sexual dysfunction treatment field in which we are developing products. These could materially affect our ability to develop our product candidates or sell our products if approved. Because patent applications can take many years to issue, there may be currently pending applications unknown to us that may later result in issued patents that our product candidates or compositions may infringe. These patent applications may have priority over patent applications filed by us.

Obtaining and maintaining a patent portfolio entails significant expense and resources. Part of the expense includes periodic maintenance fees, renewal fees, annuity fees, various other governmental fees on patents and/or applications due in several stages over the lifetime of patents and/or applications, as well as the cost associated with complying with numerous procedural provisions during the patent application process. We may or may not choose to pursue or maintain protection for particular inventions. In addition, there are situations in which failure to make certain payments or noncompliance with certain requirements in the patent process can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If we choose to forgo patent protection or allow a patent application or patent to lapse purposefully or inadvertently, our competitive position could suffer.

Legal actions to enforce our patent rights can be expensive and may involve the diversion of significant management time. In addition, these legal actions could be unsuccessful and could also result in the invalidation of our patents or a finding that they are unenforceable. We may or may not choose to pursue litigation or other actions against those that have infringed on our patents, or used them without authorization, due to the associated expense and time commitment of monitoring these activities. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could harm our results of operations.

Pharmaceutical patents and patent applications involve highly complex legal and factual questions, which, if determined adversely to us, could negatively impact our patent position.

The patent positions of pharmaceutical companies can be highly uncertain and involve complex legal and factual questions. The interpretation and breadth of claims allowed in some patents covering pharmaceutical compositions may be uncertain and difficult to determine, and are often affected materially by the facts and circumstances that pertain to the patented compositions and the related patent claims. The standards of the United States Patent and Trademark Office, or USPTO, are sometimes uncertain and could change in the future. Consequently, the issuance and scope of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. U.S. patents and patent applications may also be subject to interference proceedings, and U.S. patents may be subject to reexamination proceedings, post-grant review and/or inter partes review in the USPTO. Foreign patents may be subject also to opposition or comparable proceedings in the corresponding foreign patent office, which could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such interference, reexamination, post-grant review, inter partes review and opposition proceedings may be costly. Accordingly, rights under any issued patents may not provide us with sufficient protection against competitive products or processes.

In addition, changes in or different interpretations of patent laws in the United States and foreign countries may permit others to use our discoveries or to develop and commercialize our technology and products without providing any compensation to us, or may limit the number of patents or claims we can obtain. The laws of some countries do not protect intellectual property rights to the same extent as U.S. laws and those countries may lack adequate rules and procedures for defending our intellectual property rights.

If we fail to obtain and maintain patent protection and trade secret protection of our product candidates, we could lose our competitive advantage and competition we face would increase, reducing any potential revenues and adversely affecting our ability to attain or maintain profitability.

Developments in patent law could have a negative impact on our business.

From time to time, the United States Supreme Court, or the Supreme Court, other federal courts, the United States Congress or the USPTO may change the standards of patentability and any such changes could have a negative impact on our business.

In addition, the Leahy-Smith America Invents Act, or the America Invents Act, which was signed into law in 2011, includes a number of significant changes to U.S. patent law. These changes include a transition from a “first-to-invent” system to a “first-to-file” system, changes to the way issued patents are challenged, and changes to the way patent applications are disputed during the examination process. These changes may favor larger and more established companies that have greater resources to devote to patent application filing and prosecution. The USPTO has developed new and untested regulations and procedures to govern the full implementation of the America Invents Act, and many of the substantive changes to patent law associated with the America Invents Act, and, in particular, the first-to-file provisions, became effective on March 16, 2013. Substantive changes to patent law associated with the America Invents Act may affect our ability to obtain patents, and if obtained, to enforce or defend them. Accordingly, it is not clear what, if any, impact the America Invents Act will ultimately have on the cost of prosecuting our patent applications, our ability to obtain patents based on our discoveries and our ability to enforce or defend any patents that may issue from our patent applications, all of which could have a material adverse effect on our business.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to patent protection, because we operate in the highly technical field of drug discovery and development of therapies, we rely in part on trade secret protection in order to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We expect to enter into confidentiality and intellectual property assignment agreements with our employees, consultants, outside scientific collaborators, sponsored researchers, and other advisors. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. These agreements also generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us.

In addition to contractual measures, we try to protect the confidential nature of our proprietary information using physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for our proprietary information. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, our competitive position could be harmed.

We may not be able to enforce our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to pharmaceuticals. This could make it difficult for us to stop the infringement of our patents, if obtained, or the misappropriation of our other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries.

Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain adequate protection for our technology and the enforcement of intellectual property.

Third parties may assert ownership or commercial rights to inventions we develop.

Third parties may in the future make claims challenging the inventorship or ownership of our intellectual property. We have written agreements with collaborators that provide for the ownership of intellectual property arising from our collaborations. These agreements provide that we must negotiate certain commercial rights with collaborators with respect to joint inventions or inventions made by our collaborators that arise from the results of the collaboration. In some instances, there may not be adequate written provisions to address clearly the resolution of intellectual property rights that may arise from a collaboration. If we cannot successfully negotiate sufficient ownership and commercial rights to the inventions that result from our use of a third-party collaborator’s materials where required, or if disputes otherwise arise with respect to the intellectual property developed with the use of a collaborator’s samples, we may be limited in our ability to capitalize on the market potential of these inventions. In addition, we may face claims by third parties that our agreements with employees, contractors, or consultants obligating them to assign intellectual property to us are ineffective, or in conflict with prior or competing contractual obligations of assignment, which could result in ownership disputes regarding intellectual property we have developed or will develop and interfere with our ability to capture the commercial value of such inventions. Litigation may be necessary to resolve an ownership dispute, and if we are not successful, we may be precluded from using certain intellectual property, or may lose our exclusive rights in that intellectual property. Either outcome could have an adverse impact on our business.

Third parties may assert that our employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

We employ individuals who were previously employed at universities or other biopharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

A dispute concerning the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be time consuming and costly, and an unfavorable outcome could harm our business.

There is significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights. While we are not currently subject to any pending intellectual property litigation, and are not aware of any such threatened litigation, we may be exposed to future litigation by third parties based on claims that our product candidates, technologies or activities infringe the intellectual property rights of others. If our development activities are found to infringe any such patents, we may have to pay significant damages or seek licenses to such patents. A patentee could prevent us from using the patented drugs or compositions. We may need to resort to litigation to enforce a patent issued to us, to protect our trade secrets, or to determine the scope and validity of third-party proprietary rights. From time to time, we may hire scientific personnel or consultants formerly employed by other companies involved in one or more areas similar to the activities conducted by us. Either we or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of prior affiliations. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources, regardless of whether we win or lose. We may not be able to afford the costs of litigation. Any adverse ruling or perception of an adverse ruling in defending ourselves against these claims could have a material adverse impact on our cash position and stock price. Any legal action against us or our collaborators could lead to:

•	payment of damages, potentially treble damages, if we are found to have willfully infringed a party’s patent rights;

•	injunctive or other equitable relief that may effectively block our ability to further develop, commercialize, and sell products; or

•	us or our collaborators having to enter into license arrangements that may not be available on commercially acceptable terms, if at all, all of which could have a material adverse impact on our cash position and business and financial condition. As a result, we could be prevented from commercializing current or future product candidates.

Risks Related to Our Organization, Structure and Operation

Ampio controls us, including having the ability to control the election of our directors, and its interests may conflict with or differ from your interests as stockholders.

Following the completion of this offering, Ampio, our current sole stockholder and parent company will own approximately     % of our outstanding common stock, or %, if the underwriters’ option to purchase additional shares is fully exercised. If Ampio were to choose so, as a result of its stock ownership, Ampio may be able to influence our management and affairs and control all matters submitted to our stockholders for approval, including the election of directors and approval of any merger, consolidation, or sale of all or substantially all of our assets. This concentration of ownership may have the effect of delaying or preventing a change in control of our company and might affect the market price of our common stock. This control may delay, deter or prevent acts that would be favored by our other stockholders, as the interests of Ampio may not always coincide with our interests or the interests of our other stockholders. For example, Ampio may seek to cause us to take courses of action that, in its judgment, could enhance its investment in us, but which might involve risks to our other stockholders or adversely affect us or our other stockholders, including investors in this offering.

We are a “controlled company” within the meaning of the rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements.

After completion of this offering, Ampio will continue to control a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the rules of the NYSE MKT. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the board of directors consist of independent directors;

•	the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

Following this offering, we may utilize these exemptions. As a result, we may not have a majority of independent directors, our nominating and corporate governance committee and compensation committee will not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements.

We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from Ampio.

As a stand-alone, independent public company, we believe that our business will benefit from, among other things, allowing our management to design and implement corporate policies and strategies that are based primarily on the characteristics of our business, allowing us to focus our financial resources wholly on our own operations and implement and maintain a capital structure designed to meet our own specific needs. However, as a result of our separation from Ampio there is a risk that we may be more susceptible to market fluctuations and other adverse events than we would have been were we still a part of Ampio. We may not be able to achieve some or all of the benefits that we expect to achieve as a stand-alone biopharmaceutical company or such benefits may be delayed or may not occur at all. For example, there can be no assurance that analysts and investors will place a greater value on our company as a stand-alone biopharmaceutical company than on our business as a part of Ampio.

Our historical financial information as a business conducted by Ampio may not be representative of our results as an independent public company.

The historical financial information included in this prospectus does not necessarily reflect what our financial position, operating results or cash flows would have been had we been an independent entity during the historical periods presented. The historical costs and expenses reflected in our financial statements include amounts for certain corporate functions historically provided by Ampio, including costs of finance and other administrative services, and income taxes. These expense allocations were developed on the basis of what we and Ampio considered to be reasonable prices for the utilization of services provided or the benefits received by us. The historical financial information in our audited financial statements may not be indicative of what our results of operations, financial position, changes in equity and cash flows would have been had we been a separate stand-alone entity during the periods presented or will be in the future. We have not made adjustments to reflect many significant changes that will occur in our cost structure, funding and operations as a result of our separation from Ampio, including changes in our employee base, changes in our tax structure, potential increased costs associated with reduced economies of scale and increased costs associated with being a publicly traded, stand-alone company, such as audit fees, directors and officers insurance costs and compliance costs, nor have we made offsetting adjustments to reflect the benefits of this offering, as these factors are presently difficult to quantify.

We may have received better terms from unaffiliated third parties than the terms we received in our agreements with Ampio.

The agreements related to our separation from Ampio, including the assignment and assumption agreement, services agreement and the other agreements, were negotiated in the context of our separation from Ampio while we were still part of Ampio and, accordingly, may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties. The terms of the agreements we negotiated in the context of our separation related to, among other things, allocation of assets, liabilities, rights, indemnifications and other obligations among Ampio and us. We may have received better terms from third parties because third parties may have competed with each other to win our business. Some of our board members are also members of the Ampio board. See “Certain Relationships and Related Party Transactions.”

Our ability to operate our business effectively may suffer if we or Ampio terminate our intercompany services agreement, or if we are unable to establish on a cost-effective basis our own administrative and other support functions in order to operate as a stand-alone company after the expiration or termination of our intercompany services agreement with Ampio.

As a wholly-owned subsidiary of Ampio, we have relied on administrative and other resources of Ampio to operate our business. We have entered into an intercompany services agreement to retain the ability for specified periods to use certain Ampio resources. We may elect to continue this agreement for an indefinite period of time following the completion of this offering. Any decision by us to terminate this agreement would be approved by disinterested members of our management and board of directors under our procedures regarding related party transactions. After the termination of this agreement, we will need to create our own administrative and other support systems or contract with third parties to replace Ampio’s services. In addition, we must also establish disclosure controls and procedures and internal controls over financial reporting as part of our becoming a separate public company. These services may not be provided at the same level as when we were a wholly-owned subsidiary of Ampio, and we may not be able to obtain the same benefits that we received prior to the separation. These services may not be sufficient to meet our needs, and after our agreement with Ampio is terminated, we may not be able to replace these services at all or obtain these services at prices and on terms as favorable as we currently have with Ampio. Any failure or significant downtime in our own administrative systems or in Ampio’s administrative systems during the transitional period could result in unexpected costs, impact our results or prevent us from paying our suppliers or employees and performing other administrative services on a timely basis.

Third parties may seek to hold us responsible for liabilities of Ampio that we did not assume in our agreements.

In connection with our separation from Ampio, Ampio has generally agreed to retain all liabilities that did not historically arise from our business. Third parties may seek to hold us responsible for Ampio’s retained liabilities. Under our agreements with Ampio, Ampio has agreed to indemnify us for claims and losses relating to these retained liabilities. However, if those liabilities are significant and we are ultimately liable for them, we cannot assure you that we will be able to recover the full amount of our losses from Ampio.

Any disputes that arise between us and Ampio with respect to our past and ongoing relationships could harm our business operations.

Disputes may arise between Ampio and us in a number of areas relating to our past and ongoing relationships, including:

•	intellectual property, technology and business matters, including failure to make required technology transfers and failure to comply with non-compete provisions applicable to Ampio and us;

•	labor, tax, employee benefit, indemnification and other matters arising from our separation from Ampio;

•	distribution and supply obligations;

•	employee retention and recruiting;

•	business combinations involving us;

•	sales or distributions by Ampio of all or any portion of its ownership interest in us;

•	the nature, quality and pricing of transitional services Ampio has agreed to provide us; and

•	business opportunities that may be attractive to both Ampio and us.

We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party.

The agreements we have entered into with Ampio may be amended upon agreement between the parties. While we are controlled by Ampio, Ampio may be able to require us to agree to amendments to these agreements that may be less favorable to us than the original terms of the agreements.

Some of our directors and executive officers may have conflicts of interest because of their ownership of Ampio common stock, options to acquire Ampio common stock and positions with Ampio.

Some of our directors and executive officers own Ampio common stock and options to purchase Ampio common stock. In addition, one of our directors is also a director of Ampio. Ownership of Ampio common stock and options to purchase Ampio common stock by our directors and officers after this offering and the presence of a director of Ampio on our board of directors could create, or appear to create, conflicts of interest with respect to matters involving both us and Ampio. For example, corporate opportunities may arise that are applicable or complementary to both of our businesses and that each business would be free to pursue, such as the potential acquisition of a particular business or technology. However, we do not believe that Ampio intends to acquire businesses that are focused on men’s health. We have not established at this time any procedural mechanisms to address actual or perceived conflicts of interest of these directors and officers and expect that our board of directors, in the exercise of its fiduciary duties, will determine how to address any actual or perceived conflicts of interest on a case-by-case basis. If any corporate opportunity arises and if our directors and officers do not pursue it on our behalf, we may not become aware of, and may potentially lose, a significant business opportunity.

We will need to develop and expand our company, and we may encounter difficulties in managing this development and expansion, which could disrupt our operations.

As of the date of this prospectus, we have one full-time employee, and in connection with becoming a public company, we expect to increase our number of employees and the scope of our operations. To manage our anticipated development and expansion, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Also, our management may need to divert a disproportionate amount of its attention away from its day-to-day activities and devote a substantial amount of time to managing these development activities. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. This may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. The physical expansion of our operations may lead to significant costs and may divert financial resources from other projects, such as the development of our product candidates. If our management is unable to effectively manage our expected development and expansion, our expenses may increase more than expected, our ability to generate or increase our revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize our product candidates, if approved, and compete effectively will depend, in part, on our ability to effectively manage the future development and expansion of our company.

We depend on key personnel and attracting qualified management personnel and our business could be harmed if we lose personnel and cannot attract new personnel.

Our success depends to a significant degree upon the technical and management skills of our officers and key personnel, including in particular those of Jarrett Disbrow, our President and Chief Executive Officer, and Michael Macaluso, our director. The loss of the services of any of these individuals would likely have a material adverse effect on us. Our success also will depend upon our ability to attract and retain additional qualified management, marketing, technical, and sales executives and personnel. We do not maintain key person life insurance for any of our officers or key personnel. The loss of any of our key executives, or the failure to attract, integrate, motivate, and retain additional key personnel could have a material adverse effect on our business.

We compete for such personnel against numerous companies, including larger, more established companies with significantly greater financial resources than we possess. There can be no assurance that we will be successful in attracting or retaining such personnel, and the failure to do so could have a material adverse effect on our business, financial condition, and results of operations.

Our employees may engage in misconduct or other improper activities, including violating applicable regulatory standards and requirements or engaging in insider trading, which could significantly harm our business.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with the regulations of the FDA and applicable non-U.S. regulators, provide accurate information to the FDA and applicable non-U.S. regulators, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of, including trading on, information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We have adopted a code of conduct, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may be ineffective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

Product liability and other lawsuits could divert our resources, result in substantial liabilities and reduce the commercial potential of our product candidates.

The risk that we may be sued on product liability claims is inherent in the development and commercialization of pharmaceutical products. Side effects of, or manufacturing defects in, products that we develop which are commercialized by any collaborators could result in the deterioration of a patient’s condition, injury or even death. Once a product is approved for sale and commercialized, the likelihood of product liability lawsuits increases. Claims may be brought by individuals seeking relief for themselves or by individuals or groups seeking to represent a class. These lawsuits may divert our management from pursuing our business strategy and may be costly to defend. In addition, if we are held liable in any of these lawsuits, we may incur substantial liabilities and may be forced to limit or forgo further commercialization of the affected products.

We may be subject to legal or administrative proceedings and litigation other than product liability lawsuits which may be costly to defend and could materially harm our business, financial condition and operations.

Although we expect to maintain general liability and product liability insurance, this insurance may not fully cover potential liabilities. In addition, inability to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product or other legal or administrative liability claims could prevent or inhibit the commercial production and sale of any of our product candidates that receive regulatory approval, which could adversely affect our business. Product liability claims could also harm our reputation, which may adversely affect our collaborators’ ability to commercialize our products successfully.

In order to satisfy our obligations as a public company, we may need to hire qualified accounting and financial personnel with appropriate public company experience.

As a newly public company, we will need to establish and maintain effective disclosure and financial controls and make changes in our corporate governance practices. We will need to hire additional accounting and financial personnel with appropriate public company experience and technical accounting knowledge, and it may be difficult to recruit and maintain such personnel. Even if we are able to hire appropriate personnel, our existing operating expenses and operations will be impacted by the direct costs of their employment and the indirect consequences related to the diversion of management resources from product development efforts.

Our internal computer systems, or those of our third-party contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

Despite the implementation of security measures, our internal computer systems and those of our third-party contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we do not believe that we have not experienced any such system failure, accident, or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our programs. For example, the loss of clinical trial data for our product candidates could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications or other data or applications relating to our technology or product candidates, or inappropriate disclosure of confidential or proprietary information, we could incur liabilities and the further development of our product candidates could be delayed.

We may acquire businesses or products, or form strategic alliances, in the future, and we may not realize the benefits of such acquisitions.

We may acquire additional businesses or products, form strategic alliances or create joint ventures with third parties that we believe will complement or augment our existing business. If we acquire businesses with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure you that, following any such acquisition, we will achieve the expected synergies to justify the transaction.

Risks Related to Our Common Stock and this Offering

We expect that our stock price may fluctuate significantly.

Prior to this offering, you could not buy or sell our common stock publicly. Although we intend to apply to have our common stock listed on the NYSE MKT, an active trading market for our shares may never develop or be sustained following this offering. We negotiated and determined the initial public offering price with the underwriters based on several factors. This price may vary from the market price of our common stock after this offering. You may be unable to sell your shares of common stock at or above the initial offering price. The market price of shares of our common stock could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

•	actual or anticipated fluctuations in our financial condition and operating results;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	competition from existing products or new products that may emerge;

•	announcements by us, our biopharmaceutical partners or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations, or capital commitments;

•	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

•	issuance of new or updated research or reports by securities analysts;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	additions or departures of key management or scientific personnel;

•	disputes or other developments related to proprietary rights, including patents, litigation matters, and our ability to obtain patent protection for our technologies;

•	changes to reimbursement levels by commercial third-party payors and government payors and any announcements relating to reimbursement levels;

•	announcement or expectation of additional debt or equity financing efforts;

•	sales of our common stock by us, our insiders or our other stockholders; and

•	general economic and market conditions.

These and other market and industry factors may cause the market price and demand for our common stock to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, the stock market in general, and biopharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies

Future sales of shares by existing stockholder could cause our stock price to decline.

If our existing stockholder sells, or indicates an intent to sell, substantial amounts of our common stock in the public market after the twelve-month contractual lock-up and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline significantly and could decline below the initial public offering price. Based on shares outstanding as of the date of this prospectus, upon the completion of this offering, we will have              outstanding shares of common stock. Of these shares, assuming no shares are purchased in this offering by our existing stockholder,              shares of common stock, plus any shares sold pursuant to the underwriters’ option to purchase additional shares, will be immediately freely tradable, without restriction, in the public market.

After the twelve-month lock-up agreement pertaining to this offering expires and based on shares outstanding as of the date of the prospectus, an additional              shares will be eligible for sale in the public market. In addition, upon issuance, the              shares reserved for future issuance under our stock option plans will become eligible for sale in the public market in the future, subject to certain legal and contractual limitations. If our existing stockholder sells substantial amounts of our common stock in the public market, or if the public perceives that such sales could occur, this could have an adverse impact on the market price of our common stock, even if there is no relationship between such sales and the performance of our business.

We will have broad discretion in how we use the net proceeds of this offering. We may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.

We will have considerable discretion in the application of the net proceeds of this offering, including for any of the purposes described in the section entitled “Use of Proceeds.” We intend to use the net proceeds from this offering for research and development, pre-commercialization planning as well as for working capital, capital expenditures and other general corporate purposes, including funding the costs of operating as a public company. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

After the completion of this offering, we may be at an increased risk of securities class action litigation.

Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and pharmaceutical companies have experienced significant stock price volatility in recent years. If we were to be sued, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

We have never paid dividends on our capital stock and we do not anticipate paying any dividends in the foreseeable future. Consequently, any gains from an investment in our common stock will likely depend on whether the price of our common stock increases.

We have not paid dividends on any of our classes of capital stock to date and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any future indebtedness we may incur could preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain from an investment in our common stock for the foreseeable future. Consequently, in the foreseeable future, you will likely only experience a gain from your investment in our common stock if the price of our common stock increases.

Investors in this offering will pay a higher price than the book value of our common stock.

If you purchase our common stock in this offering, you will pay more for your shares than the amounts paid by our existing stockholder for its shares. You will incur immediate and substantial dilution of $         per share, representing the difference between our pro forma net tangible book value per share after giving effect to this offering and the initial public offering price of $         per share. In the past, we issued restricted stock at prices significantly below the initial public offering price.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock may be affected by the research and reports that equity research analysts publish about us and our business. We do not control these analysts. The price of our common stock could decline if one or more equity analysts downgrade our common stock or if analysts issue other unfavorable commentary or cease publishing reports about us or our business.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our certificate of incorporation, bylaws and Delaware law contain or will contain provisions which could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our board of directors. Our corporate governance documents include or will include provisions:

•	authorizing “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend, and other rights superior to our common stock;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	limiting the ability of our stockholders to call and bring business before special meetings;

•	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings; and

•	providing our board of directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock.

Any provision of our certificate of incorporation, bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

We are an “emerging growth company” and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We are also currently able to take advantage of certain of these exemptions as a smaller reporting company. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenue of $1.0 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; and (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements about:

•	our expectations related to the use of proceeds, if any, from this offering;

•	our need for, and ability to raise, additional capital;

•	the number, designs, results and timing of our clinical trials;

•	the regulatory review process and any regulatory approvals that may be issued or denied by the Food and Drug Administration or other regulatory agencies;

•	our need to secure collaborators to license, manufacture, market and sell any products for which we receive regulatory approval in the future;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•	the therapeutic benefits, effectiveness and safety of our product candidates;

•	the accuracy of our estimates of the size and characteristics of the markets that may be addressed by our product candidates;

•	our ability to manufacture sufficient amounts of our product candidates for clinical trials and products for commercialization activities;

•	the commercial success and market acceptance of any of our product candidates that are approved for marketing in the United States or other countries;

•	the safety and efficacy of medicines or treatments introduced by competitors that are targeted to indications which our product candidates have been developed to treat;

•	our current or prospective collaborators’ compliance or non-compliance with their obligations under our agreements with them; and

•	other factors discussed elsewhere in this prospectus or the documents incorporated by reference herein.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus and the documents that we reference in this prospectus and have filed with the Securities and Exchange Commission as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should therefore not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of              shares of common stock in this offering will be approximately $         million based upon an assumed initial public offering price of $         per share, the mid-point of the price range set forth on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, we estimate that our net proceeds will be approximately $         million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share would increase (decrease) the net proceeds to us from this offering by approximately $         million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of one million shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $         million, assuming the assumed initial public offering price remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our financial flexibility, create a public market for our common stock and facilitate our access to the public equity markets. We currently expect to use the net proceeds from this offering as follows:

•	approximately $ for the continued clinical development of Zertane, including our two planned Phase 3 clinical trials in the United States;

•	approximately $ for pre-commercialization planning of Zertane;

•	approximately $ to repay the convertible promissory note we issued to our parent company, Ampio, or the Ampio Note; and

•	the remainder for working capital, capital expenditures and other general corporate purposes.

The Ampio Note expires on November 17, 2014, but is renewable in successive one year terms. The interest rate is calculated on each cash advance at 100% of the “Applicable Federal Rate” for long-term obligations prescribed under Section 1274(d) of the Internal Revenue Code of 1986, as amended. The amount on the Ampio Note as of April 16, 2014 was $1,300,000, with interest rates from 3.28% to 3.32%.

Although we currently anticipate that we will use the net proceeds from this offering as described above, there may be circumstances where a reallocation of funds is necessary. The amounts and timing of our actual expenditures will depend upon numerous factors, including our commercialization efforts, the progress of our research and development efforts, our operating costs and the other factors described under “Risk Factors” in this prospectus. Accordingly, our management will have flexibility in applying the net proceeds from this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

The costs and timing of our commercialization efforts are highly uncertain, are subject to substantial risks and can often change. Accordingly, we may change the allocation of use of these proceeds among the uses described above as a result of contingencies such as the progress of our research and development efforts and operating costs and expenditures. Although we may use a portion of the net proceeds of this offering for the acquisition or licensing, as the case may be, of additional technologies, other assets or businesses, or for other strategic investments or opportunities, we have no current understandings, agreements or commitments to do so.

Pending the uses described above, we intend to invest the net proceeds in high quality, investment grade instruments, money market funds, certificates of deposit or direct or guaranteed obligations of the U.S. government, or hold as cash.

DIVIDEND POLICY

We have never declared or paid any dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors. In addition, any future indebtedness that we may incur could preclude us from paying dividends. Investors should not purchase our common stock with the expectation of receiving cash dividends.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and capitalization as of December 31, 2013:

•	on an actual basis; and

•	on a pro forma basis to give effect to (i) our sale in this offering of shares of common stock at an assumed initial public offering price of $ per share (the midpoint of the range set forth on the cover page of this prospectus), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and (ii) repayment of the convertible promissory note we issued to our parent company, Ampio.

You should read the following table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock,” and the financial statements and related notes appearing elsewhere in this prospectus.

	As of December 31, 2013
	Actual	Pro Forma
	(in thousands, except share and per share data)
	(unaudited)
Cash	$298,756	$

Convertible note payable to Parent	$300,000
Stockholders’ equity:
Undesignated preferred stock, par value $0.0001: 10,000,000 shares authorized, no shares issued or outstanding (actual); shares authorized, no shares issued or outstanding (pro forma)	$—
Common stock, $0.0001 par value: 60,000,000 shares authorized, 20,000,000 shares issued and outstanding (actual); shares authorized, shares issued and outstanding (pro forma)	2,000
Additional paid-in capital	6,941,426
Accumulated deficit	(215,111)

Total stockholders’ (deficit) equity	6,728,315		—

Total capitalization	$7,028,315		$—

The information above is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share, the mid-point of the estimated price range shown on the cover page of this prospectus, would increase (decrease) the amount of cash and cash equivalents, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization on a pro forma basis by approximately $         million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of one million shares offered by us would increase (decrease) cash and cash equivalents, total stockholders’ equity (deficit) and total capitalization on a pro forma basis by approximately $         million, assuming the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock immediately after this offering.

The net tangible book value (negative) of our common stock as of December 31, 2013 was $(1.1 million), or $(.06) per share of common stock. Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of outstanding shares of common stock.

Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after the completion of this offering. After giving effect to our sale of              shares in this offering at an assumed initial public offering price of $         per share, which is the mid-point of the estimated price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of December 31, 2013 would have been $         per share. This represents an immediate increase in net tangible book value of $         per share to existing stockholders and an immediate dilution in net tangible book value of $ per share to purchasers of common stock in this offering, as illustrated in the following table:

Assumed initial public offering price per share				$—
Net tangible book value per share as of December 31, 2013	$
Increase in net tangible book value per share attributable to new investors		—

Pro forma net tangible book value per share at December 31, 2013 after giving effect to the offering			$

Dilution per share to new investors			$

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share would increase (decrease) the pro forma net tangible book value, by $         per share and the dilution to new investors by $         per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated expenses payable by us. Similarly, each increase (decrease) of one million shares offered by us would increase (decrease) the pro forma net tangible book value by $         per share and the dilution to new investors by $         per share, assuming the assumed initial public offering price remains the same and after deducting underwriting discounts and commissions and estimated expenses payable by us. If the underwriters exercise their over-allotment option in full, the pro forma net tangible book value would be $         per share, and the dilution in pro forma net tangible book value per share to investors in this offering would be $         per share.

The following table summarizes, on a pro forma basis as of December 31, 2013, the differences between the number of shares of common stock purchased from us, the total consideration and the average price per share paid by existing stockholder and by investors participating in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses, at an assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover of this prospectus.

	Shares Purchased			Total Consideration			Avg price / share
	Number	Percent		Amount	Percent
Existing stockholder			%	$		%	$
New investors

Total		100%		$	100%		$

The above discussion and tables are based on 20,000,000 shares of common stock issued and outstanding as of December 31, 2013, and excludes:

•	500,000 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 2013 at an exercise price of $0.70 per share;

•	shares of common stock reserved for future issuance under our Amended and Restated 2013 Plan; and

•	all shares issuable upon conversion of our note issued to Ampio, convertible into common stock at a conversion price equal to the fair market value, as determined by our board of directors.

If the underwriters exercise their option to purchase additional shares in full, pro forma net tangible book value as of              will increase to $         million, or $         per share, representing an increase to existing stockholders of $         per share, and there will be an immediate dilution of an additional $ per share to new investors.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

SELECTED FINANCIAL DATA

You should read the following selected historical consolidated financial data below together with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, related notes and other financial information included elsewhere in this prospectus. The selected financial data in this section are not intended to replace the financial statements and are qualified in their entirety by the financial statements and related notes included elsewhere in this prospectus. The following selected statements of operations data for the years ended December 31, 2013 and 2012 and from March 23, 2011 (Inception) though December 31, 2013 and the balance sheet data as of December 31, 2013 and 2012 are derived from our audited financial statements appearing elsewhere in this prospectus.

	Year Ended December 31,		March 23, 2011 (Inception) through December 31, 2013
	2013	2012
Statement of Operations data:
Expenses
Research and development	$1,531,742	$1,982,555	$5,823,358
General and administrative	330,746	122,109	704,046
Net Loss	$(1,192,761)	$(1,293,292)	$(4,137,710)

	December 31,
	2013	2012
Balance Sheet data:
Cash	$298,756	$—
In-process research and development	7,500,000	7,500,000
Patents, net	375,012	420,468
Convertible note payable to Parent	300,000	—
Deferred tax liability	629,548	1,249,276
Stockholder’s equity	$6,728,315	$5,715,377

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our “Selected Financial Data” and our financial statements, related notes, and other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those described in, or implied by, the forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk Factors.”

Overview

We are a development stage, specialty biopharmaceutical company focused on developing and commercializing late-stage prescription drug products to improve men’s health and quality of life. We are a wholly-owned subsidiary of Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE), or Ampio, and we were incorporated on November 18, 2013. Our company is the result of a carve-out of the sexual dysfunction business from Ampio, which was announced in December 2013. Our principal asset is Zertane, a repurposed drug (tramadol hydrochloride) to treat male sexual dysfunction pertaining to premature ejaculation, or PE. We acquired the worldwide rights to Zertane and a combination product with Zetane and an erectile dysfunction product to address co-morbid PE and erectile dysfunction, or Zertane-ED, including all related patents, distribution and manufacturing contracts, and related clinical trial and research data from Ampio in connection with the carve-out in November 2013.

Financial Operations Overview

Our financial operations prior to our formation as a separate legal entity on November 18, 2013 represent the activities related to Zertane and Zertane-ED, or collectively the Vyrix Acquired Assets, within Ampio. The financial results shown represent revenues and direct costs on the books of Ampio with respect to the Vyrix Acquired Assets and an allocation of corporate overhead. Concurrent with our formation as a separate entity, the Vyrix Acquired Assets were purchased from Ampio in exchange for 20,000,000 shares of our common stock. Our financial operations from November 18, 2013 forward are the financial results of the entity, Vyrix Pharmaceuticals, Inc. Our financial statements and those related to the Vyrix Acquired Assets have been combined for purposes of presenting complete comparative stand-alone financial statements.

Ampio has funded our operations to date, and until such time as we are able to raise capital, Ampio is our primary source of liquidity. As a development stage biopharmaceutical company, we have had limited revenue to date and have incurred losses, primarily related to research and development.

Results of Operations for the Years Ended December 31, 2013 and 2012

Results of operations for 2013 and 2012 reflected net losses of $1.2 million and $1.3 million, respectively. The losses resulted principally from research and development activities, primarily clinical studies, regulatory submissions and manufacturing expenses.

Revenue

Revenue of $50,000 was recognized for each of 2013 and 2012 related to our license, development and commercialization agreement with Daewoong Pharmaceutical Co., Ltd., or Daewoong, a pharmaceutical company in South Korea. The agreement grants the pharmaceutical company exclusive rights to market Zertane in South Korea for the treatment of PE and for a combination drug to be developed, utilizing Zertane and an erectile dysfunction drug, i.e. Zertane-ED. Upon signing of the agreement, we received a $500,000 upfront payment, which is recognized as license revenue over a ten year period. Milestone payments of $3,200,000 will be earned and recognized contingent upon achievement of regulatory approvals and cumulative net sales targets, which may take several years. In addition, we will earn a royalty based on 25% of net sales, as defined, to the extent the royalty exceeds the transfer price of Zertane.

Research and Development

Research and development costs are summarized as follows:

	Year ended December 31,
	2013	2012
Labor	$—	$141,404
Patent Costs	308,683	283,551
Research	754,198	854,438
Regulatory	385,624	484,061
Consultants	83,237	219,101

	$1,531,742	$1,982,555

Labor costs in 2012 consisted of compensation to a product director whose focus was on developing Zertane. The employee retired in August 2012.

Patent costs consisted of amortization of acquired patents of $45,456 in each of 2013 and 2012 and legal fees related to filing and maintaining patents. Patent costs did not change significantly from 2012 to 2013.

Research and regulatory costs consisted of expenditures related to drug research and development and efforts to achieve regulatory approval in Australia and the United States. Included in research was $770,034 and $414,633 in 2012 and 2013, respectively, for outsourced manufacturing of Zertane. The manufacturing expenses incurred related to transfer of technology and process, development of analytical methods and manufacture of clinical supplies for U.S. trials and registration batches for our Australian registration efforts.

Consultant costs consisted of third party individual consultants assisting in research and development. Consultant costs decreased by $136,864 from 2012 to 2013 as a result of $110,044 incurred in 2012 for a consultant aimed at introducing Zertane to the Asia-Pacific region. The consultant’s services were discontinued after 2012.

General and Administrative

General and administrative expenses are summarized as follows:

	Year ended December 31,
	2013	2012
Labor	$55,139	$—
Stock based compensation	140,070	—
Professional fees	46,968	54,652
Occupancy, travel and other	88,569	67,457

	$330,746	$122,109

Labor and stock based compensation in 2013 related to our president and chief executive officer who joined us in late 2013. We had no administrative personnel in 2012.

Professional fees consisted of legal fees and did not change significantly from 2012 to 2013.

Occupancy, travel and other consisted primarily of allocations of overhead from Ampio of $86,400 in 2013 and $61,200 in 2012.

Income taxes

We generated net operating losses of $1.2 million and $1.3 million in 2013 and 2012, respectively, resulting in deferred income tax benefits of $619,727 and $761,372 in 2013 and 2012, respectively. Our taxes are computed and reported on a “separate return” basis.

Known Trends or Future Events

We have not generated any significant revenues and have therefore incurred significant net losses totaling $4.1 million since inception of our activities related to the Vyrix Acquired Assets. Although our parent has raised capital in the past, we cannot assure you that we will be able to secure financing or that it will be adequate to execute our business strategy. Even if we obtain additional financing, it may be costly and may require us to agree to covenants or other provisions that will favor new investors over existing shareholders.

We expect to incur losses from operations for the foreseeable future. We expect to incur substantial research and development expenses, including expenses related to clinical trials and commercialization of Zertane and Zertane-ED. At this time, due to the risks inherent in the clinical trials and the stage of development of our product candidates, we are unable to estimate with any certainty the additional costs we will incur for the continued development of our product candidates for commercialization as clinical development timelines, probability of success, and development costs vary widely.

As discussed more fully below in “Income Taxes,” the deferred income tax asset related to our net operating loss carryforwards, $1.5 million at December 31, 2013, will not be available to us if we are deconsolidated from Ampio’s consolidated income tax return as a result of a reduction in Ampio’s ownership interest in us. In addition, should our future expected net operating losses cause our net deferred income tax liability to be reduced to zero, we would most likely offset any future deferred tax asset with a valuation allowance and be unable to reflect future income tax benefits in our statements of operations as we have in the past.

Cash Flows

Cash flows used in operations were $2.1 million in 2013 and $1.5 million in 2012, primarily as a result of incurring operating losses consistent with our status as a development stage enterprise. Cash used in operations differed from the net losses as a result of non-cash charges (amortization and stock based compensation) and deferred income tax benefits which collectively increased the cash used in operations by $434,202 in 2013 and $715,916 in 2012 and changes in current assets and liabilities, primarily accounts payable, which decreased by $396,821 in 2013 and increased by $513,100 in 2012.

We borrowed $300,000 in December 2013 from Ampio pursuant to a convertible note, which provides a total credit line of $3 million. See Note 6 to the financial statements. The contribution by Ampio of $2.1 million in 2013 and $1.5 million in 2012 represents cash provided by Ampio prior to our formation and acquisition of the Vyrix Acquired Assets in November 2013.

Liquidity and Capital Resources

As a development stage biopharmaceutical company, we have not generated significant revenue as our primary activities are focused on research and development and advancing our product candidates. We have been financed exclusively by Ampio to date. Ampio advanced $300,000 to us under the Note and we had $298,756 in cash at December 31, 2013. We can borrow up to $3.0 million under the Note, which may be drawn down in increments up to $500,000. The Note is due November 18, 2014 and automatically renews for successive one year terms, however either we or Ampio may terminate the Note by giving notice 30 days prior to automatic renewal. The Note is convertible into common stock based on the fair market value of our common stock as determined in good faith by our board of directors.

We plan to raise additional capital in 2014 to be used to fund the development, regulatory approval and commercialization of Zertane and Zertane-ED. Although Ampio has historically been able to raise capital, we may or may not be able to raise capital. We cannot be certain that financing will be available to us on acceptable terms, or at all. In recent years, volatility in the financial markets has adversely affected the market capitalizations of many pharmaceutical companies and generally made equity and debt financing more difficult to obtain. This volatility, coupled with other factors, may limit our access to additional financing.

If we cannot raise adequate additional capital when we require it or increase our Note with Ampio, we will be required to delay, reduce the scope of, or eliminate our research or development programs or our commercialization efforts. We also may be required to relinquish greater or all rights to product candidates at an earlier stage of development or on less favorable terms than we would otherwise choose. This may lead to impairment or other charges, which could materially affect our balance sheet and operating results.

Contractual Obligations and Commitments

We entered into an employment agreement with Jarrett Disbrow, our president and chief executive officer, on November 18, 2013. Under the terms of the agreement, Mr. Disbrow is entitled to receive $210,000 annually in salary paid over thirty six months commencing October 15, 2013, to reflect pre-incorporation efforts. Mr. Disbrow is also eligible for an annual discretionary target bonus of up to 50% of base salary. In the event of a termination without cause, a lump sum payment of one times base salary is to be paid.

Quantitative and Qualitative Disclosures about Market Risk

We are not currently exposed to material market risk arising from financial instruments, changes in interest rates or commodity prices, or fluctuations in foreign currencies. We have no need to hedge against any of the foregoing risks and therefore currently engage in no hedging activities.

Application of Critical Accounting Policies

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to recoverability of long-lived assets and stock-based compensation expense. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The methods, estimates, and judgments used by us in applying these most critical accounting policies have a significant impact on the results we report in our financial statements.

Revenue Recognition/Deferred Revenue

Payments received upon signing of license agreements are for the right to use the license and are deferred and amortized over the lesser of the license term or patent life of the licensed drug. Milestone payments relate to obtaining regulatory approval in the territory, cumulative sales targets, and other projected milestones and are recognized at the time the milestone requirements are achieved. Royalties will be recognized as revenue when earned.

Patents

Costs of establishing patents, consisting of legal and filing fees paid to third parties, are expensed as incurred. The fair value of the Zertane-related patents, determined by an independent, third party appraisal to be

$500,000, acquired in connection with the March 2011 acquisition of DMI BioSciences, Inc., or BioSciences, by Ampio is being amortized over the remaining U.S. patent lives of approximately 11 years beginning April 1, 2011.

In-Process Research and Development

In-process research and development, or IPRD, relates to the Zertane product and clinical trial data acquired in connection with the March 2011 acquisition of BioSciences by Ampio. The $7,500,000 recorded was based on an independent third party appraisal of the fair value of the assets acquired. IPRD is considered an indefinite-lived intangible asset and its fair value will be assessed annually and written down if impaired. Once Zertane obtains regulatory approval and commercial production begins, IPRD will be reclassified to an intangible that will be amortized over its estimated useful life.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include assumptions in evaluating impairment of indefinite lived assets and assumptions in calculating the fair value of stock options. Actual results could differ from these estimates.

Income Taxes

Our income taxes are included in the consolidated tax returns of Ampio. Our taxes are computed and reported on a “separate return” basis. Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in or opinion, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

We do not have a tax sharing agreement with Ampio. Accordingly, certain tax attributes, e.g., net operating loss carryforwards, reflected in our financial statements, may or may not be available to us. In the event that Ampio’s ownership interest in us falls below 80% and we are deconsolidated from Ampio’s consolidated income tax return, the net operating loss carryforwards originated prior to deconsolidation would no longer be available to us and the related deferred income tax asset, $1,527,671 at December 31, 2013, would be removed and recorded as a deemed dividend to Ampio.

In addition, we have recorded income tax benefits in our statements of operations since inception, stemming from our operating losses, and are expected to incur operating losses for the foreseeable future. In the event that the net deferred tax liability is reduced to zero through future operating losses, we would most likely establish a valuation allowance offsetting any future net deferred tax asset. As such, we would no longer record income tax benefits in our results of operations.

Net Loss per Common Share

Basic earnings per share include no dilution and are computed by dividing the net loss by the weighted-average number of shares outstanding during the period. Basic and diluted loss per share was the same in 2013 and 2012. Although there were common stock equivalents of 500,000 shares outstanding at December 31, 2013, consisting of stock options; they were not included in the calculation of earnings per share because they would have been anti-dilutive. We issued 20,000,000 shares of common stock to Ampio in November of 2013 concurrent with our formation. For comparative purposes, we also used 20,000,000 shares outstanding in our net loss per share calculations prior to November 2013 when the net loss presented represents the carve-out net operating loss of the Vyrix Acquired Assets.

Stock-Based Compensation

We account for share based payments by recognizing compensation expense based upon the estimated fair value of the awards on the date of grant. We determine the estimated grant fair value using the Black-Scholes option pricing model and recognize compensation costs ratably over the vesting period using the straight-line method.

Estimated Offering Price

On                      2014, we and our underwriters determined the estimated price range set forth on the cover of this preliminary prospectus, which is $         to $         per share. In comparison, our estimate of the fair value of our common stock was $0.70 per share at March 11, 2014. We note that, as is typical in initial public offerings, the estimated price range for this offering was not derived using a formal determination of fair value, but was determined based upon discussions between us and the underwriters. Among the factors considered in setting the estimated range were prevailing market conditions and estimates of our business potential, the general condition of the securities market and the market prices of, and demand for, publicly-traded common stock of generally comparable companies. In addition, we believe that the difference in value reflected between the midpoint of the estimated range and the board of directors’ determination of the fair value of our common stock on March 11, 2014 was primarily the result of the following factors:

•	we commenced preparations to launch a roadshow for this offering;

•	our discussions with the underwriters in 2014 considered our collective perceptions of the increased optimism regarding the overall market conditions and the market for initial public offerings and confirmed our expectations that we would complete our initial public offering during the quarter of 2014;

•	the estimated initial public offering price range necessarily assumes that the initial public offering has occurred, that a public market for our common stock has been created, and therefore excludes any discount for lack of marketability of our common stock, which was factored in the March 11, 2014 valuation. Accordingly, the previously used private company valuation methodology is no longer applicable; and

•	the proceeds of a successful initial public offering would substantially strengthen our consolidated balance sheet by increasing our cash and cash equivalents. Additionally, the completion of this offering would provide us with access to the public company debt and equity markets. These projected improvements in our consolidated financial position influenced the increased common stock valuation indicated by the midpoint of the estimated price range shown on the cover of this prospectus.

Research and Development

We expense research and development costs as incurred.

Impairment of Long-Lived Assets

We routinely perform an evaluation of the recoverability of the carrying value of our long-lived assets to determine if facts and circumstances indicate that the carrying value of assets or intangible assets may be impaired and if any adjustment is warranted. Based on our evaluation as of December 31, 2013 and 2012, no impairment existed for long-lived assets.

Off Balance Sheet Arrangements

We do not have off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “variable interest entities.”

JOBS Act

Under Section 107(b) of the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, an “emerging growth company” can delay the adoption of new or revised accounting standards until such time as those standards would apply to private companies. We have irrevocably elected not to avail ourselves of this exemption and, as a result, we will adopt new or revised accounting standards at the same time as other public companies that are not emerging growth companies. There are other exemptions and reduced reporting requirements provided by the JOBS Act that we are currently evaluating. For example, as an emerging growth company, we are exempt from Sections 14A(a) and (b) of the Exchange Act which would otherwise require us to (i) submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “golden parachutes” and (ii) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of our Chief Executive Officer’s compensation to our median employee compensation. We also intend to rely on certain other exemptions, which include but are not limited to, providing an auditor’s attestation report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and complying with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis.

We will remain an “emerging growth company” until the earliest of the following: the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; the last day of the fiscal year in which our total annual gross revenues are equal to or more than $1 billion; the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

BUSINESS

Overview

We are a specialty biopharmaceutical company focused on developing and commercializing late-stage prescription drug products to improve men’s health and quality of life. We are a wholly-owned subsidiary of Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE), or Ampio, founded as a Delaware corporation on November 18, 2013. Our company is the result of a carve-out of the sexual dysfunction business, including the late-stage men’s health product candidates, Zertane and Zertane-ED, from Ampio, which was announced in December 2013.

Our lead product candidate, Zertane, is a specifically formulated orally disintegrating tablet, or ODT, of tramadol hydrochloride patented for the on-demand treatment of premature ejaculation, or PE. Zertane is being developed utilizing an expedited regulatory pathway pursuant to Section 505(b)(2) of the Food, Drug and Cosmetic Act, as amended, or the FDCA, as the active ingredient is already well characterized for the treatment of pain, and we are relying on the FDA’s finding of safety of tramadol hydrochloride to support its use in a new indication, PE, at a lower dose. If we receive marketing approval for Zertane, we believe it will be the first commercial product approved by the United States Food and Drug Administration, or FDA, for PE. In addition to Zertane, we also have an early-stage combination product candidate, Zertane-ED, which is a combination of Zertane and an FDA-approved phosphodiesterase type 5, or PDE-5, inhibitor, a category of drug that is found in commonly used treatments for erectile dysfunction, or ED (e.g., Viagra, Cialis, Levitra or Stendra), designed to treat both PE and ED.

According to recent published analyses, PE is a highly prevalent male sexual dysfunction affecting 20-30% of men worldwide. Based on internal market research and published reports, we believe that PE is up to 1.5-times more prevalent than erectile dysfunction. Currently, there are no FDA-approved prescription products in the United States to treat PE, and to our knowledge, only one oral prescription product has been approved elsewhere in the world. Treatment options for PE have traditionally included antidepressant drugs prescribed “off label,” topical numbing medications, and cognitive behavior therapy or counseling, all of which have had limited effectiveness in treating the disorder. PE therefore represents an area of significant unmet medical need. In addition, approximately 32% of the more than 12,000 men with PE surveyed in a 2007 study published in European Urology also suffered from ED. Accordingly, we believe that a combination product candidate to treat both PE and ED, such as Zertane-ED, represents another significant worldwide market opportunity for us.

By virtue of significant development work performed by a previous partner of our parent company, Zertane has already been evaluated outside the United States in two Phase 1 clinical trials, two Phase 2 clinical trials and two Phase 3 clinical trials. This development work has demonstrated a favorable safety and efficacy profile of Zertane in men with PE and helped inform the design and endpoints of the Phase 3 clinical trials we will need to obtain FDA approval. Furthermore, the safety and pharmacology of the drug substance in Zertane, tramadol hydrochloride, is well characterized, which we believe will eliminate the need for us to conduct additional pre-clinical studies and safety trials. We believe we are well positioned to initiate Phase 3 clinical trials with Zertane in the United States. Upon completion of the trials, if successful, we plan to submit a New Drug Application, or NDA, and subsequently market Zertane in the United States, if approved.

Our business strategy is focused on the initiation and completion of two Phase 3 clinical trials for Zertane in the United States and the development of worldwide commercialization and marketing partnerships. We expect to finalize clinical development of Zertane, seek FDA marketing approval and commercialize the product candidate in the United States either directly or via partnerships. We will seek partnerships to commercialize Zertane in rest of world, or ROW, markets. We already have partnerships in place to market Zertane in South Korea and Brazil, which could provide near-term revenue for us if, working with our partners, we are able to successfully obtain regulatory approval in those countries. In addition, we recently entered into an agreement with Endo Ventures Limited, which recently acquired Paladin Labs Inc., or Paladin, a leading Canadian specialty pharmaceutical company, to provide exclusive rights to market, sell and distribute Zertane in Canada, the Republic of South Africa, certain countries in Sub-Saharan Africa, Colombia and Latin America. We also intend to build awareness of PE in the United States with the intention of paving the way for successful product introduction and initiate pre-clinical work on Zertane-ED as a potential combination treatment for PE and ED. We expect to use a similar clinical and commercial approach for Zertane-ED and we have a clinical development collaboration in place with our South Korean partner for the combination product candidate.

We have patent protection in the United States and several other large markets worldwide for the use of tramadol hydrochloride to treat PE. We also have intellectual property specifically covering Zertane-ED and methods of using Zertane-ED to treat comorbid PE and ED that has issued patents in several large markets worldwide and is pending in the United States.

Growth Strategy – Focused, Value-Driven Approach

We have a focused approach toward building our company and creating value in the near-term, based on the following components:

•	Initiate and complete clinical trials in order to gain FDA acceptance of an NDA – Prior clinical trials of Zertane conducted in Europe have demonstrated a favorable safety and efficacy profile of the product candidate for the treatment of PE, although our prior clinical trials were based on a different definition of PE than recommended by the FDA for our planned Phase 3 clinical trials. Our parent company, Ampio, obtained guidance from FDA on our NDA-enabling Phase 3 clinical trials at a pre-IND meeting held in June 2012, including information to help us define the target patient population, select co-primary endpoints and design an acceptable patient-reported outcome measure. As a result of direction provided at the meeting, along with the existing data from six clinical trials conducted to date, we believe we are positioned to advance Zertane into Phase 3 clinical trials in the United States. Additionally, clinical trial supplies have already been manufactured enabling near-term initiation of the studies.

•	Leverage our anticipated Australian Therapeutic Goods Administration, or TGA, approval of Zertane in order to enable Zertane marketing in Australia and other worldwide markets in which we have collaborations in place – Ampio submitted an application for registration of Zertane to the TGA in August 2013. The prior European clinical trials of Zertane served as the key pivotal trials for the TGA submission. If Zertane is approved in Australia, we believe, based on analysis performed by us and our collaborators, that the TGA approval can expedite approval by the regulatory authorities in South Korea and Brazil where we have partnerships in place with Daewoong Pharmaceuticals Company and FBM Farmaceutica, respectively, to commercialize Zertane in those countries. We will continue to seek international partnerships, such as our recent agreement with Paladin, covering Canada, certain countries in Sub-Saharan Africa, Colombia and Latin America, and leverage our anticipated TGA approval and our FDA approval, if obtained, to support regulatory applications for Zertane in other countries covered by our collaborations.

•	Prepare to launch Zertane in the United States – In advance of the potential FDA approval of Zertane, we will undertake pre-commercialization activities intended to prepare for marketing. We plan to assess commercialization options for Zertane including exploration of partnership opportunities and/or building an internal sales organization. We will also assess important marketing aspects in order to optimize the potential launch of Zertane in the United States, including pricing and reimbursement strategy, publication planning, optimal commercial deployment and targeting and consumer-education needs.

•	Advance the Development of Zertane-ED – If our NDA for Zertane is approved by the FDA, we intend to initiate Phase 1 development of Zertane-ED via collaboration with our existing South Korean partner.

Market Opportunity

What is PE?

Medical literature contains several one-dimensional and multi-dimensional operational definitions of PE. The Diagnostic and Statistical Manual of Mental Disorders defines PE as persistent or recurrent ejaculation with minimal sexual stimulation before, on, or shortly after penetration and before the person wishes it, with the disturbance causing marked distress or interpersonal difficulty. Alternately, the International Society for Sexual Medicine, or the ISSM, has adopted a new and evidence-based definition for lifelong PE: “premature ejaculation is a male sexual dysfunction characterized by ejaculation which always or nearly always occurs prior to or within a minute of vaginal penetration; and inability to delay ejaculation on all or nearly all vaginal penetrations; and negative personal consequences, such as distress, bother, frustration and/or the avoidance of sexual intimacy.”

PE may be classified as lifelong (primary) or acquired (secondary). Lifelong PE is characterized by onset from the first sexual experience and remains a problem throughout life. Acquired PE is characterized by either a gradual or subtle onset, with ejaculation being considered normal before onset of PE. Time to ejaculation is short but not usually as fast as in lifelong (less than 1 minute in almost all encounters). We believe acquired PE and/or situational PE suggests a psychological cause and behavioral therapy and/or relationship counseling may be the most appropriate initial therapy. In contrast, we believe lifelong PE suggests a biogenic cause and pharmacologic treatment is the most appropriate initial therapy.

Ejaculation latency, most commonly quantified using intravaginal ejaculation latency time, or IELT, is a dominant component of PE assessment in clinical trials. IELT is defined as the time between vaginal intromission and intravaginal ejaculation. Although a standard cut-off for ejaculatory latency does not exist, it has been suggested that an IELT of 2 minutes or less may serve as an adequately sensitive criterion for defining PE and some studies have used IELT values from 1 to 2 minutes for defining PE. In a pre-IND meeting with FDA, we agreed to use an IELT of less than or equal to 1 minute as one of the enrollment criteria for our planned Phase 3 clinical trials.

However, IELT is not the sole criteria used to diagnose PE. We believe diagnosis of PE should also include a subject’s perceived control over ejaculation, as well as distress and interpersonal difficulty due to the condition. The need to objectively assess and diagnose PE beyond IELT has led to the development of several questionnaires within the male sexual dysfunction medical community including the Premature Ejaculation Diagnostic Tool (PEDT), Premature Ejaculation Profile, or PEP, the Index of Premature Ejaculation (IPE), and the Male Sexual Health Questionnaire Ejaculatory Dysfunction (MSHQ-EjD). In collaboration with the FDA, Ampio has also developed a modified version of PEP known as the Patient Outcome for Premature Ejaculation, referred to as the POPE.

Prevalence of PE

PE is a significant unmet medical need in the United States and worldwide as it causes significant emotional distress for affected men and their partners. According to an article published in European Urology in 2010 and a survey published in the Journal of the American Medical Association (JAMA) in 1999, PE is a highly prevalent male sexual dysfunction affecting 20-30% of men worldwide. However, most prevalence data on PE is based on patient surveys, which are inherently subjective, and therefore some of the men surveyed may not have PE as it is defined by the medical societies noted above. In a 2007 study published in European Urology, the incidence of PE was assessed via a web-based survey of 12,133 men ages 18-70 in the United States, Germany and Italy. In this survey 2,754, or 22.7%, of the men reported that they suffer from PE. The vast majority (87.9%) of men with PE wished that they had more control over time to climax. Additionally, a majority (57.6%) of the men surveyed reported that they would seek medical treatment if they knew that a pill to control ejaculation were available. We believe men would also ask their doctor about treatment options if their partner suggested it. Additional primary company market research indicated that over 66% of patients that see a urologist for PE were self-referred, which we believe further demonstrates that PE is a condition for which patients are actively seeking treatment.

Existing therapies do not satisfy the significant PE market need

Presently, there are no approved prescription pharmaceuticals in the United States to treat PE and only two pharmaceuticals known to be approved elsewhere in the world. Current “off label” or unapproved therapies used to treat PE carry with them unwanted side effects and inconsistent or limited effectiveness. Topical over-the-counter, or OTC, options are not preferred due to route of administration and may also have an impact on partner satisfaction. Oral therapeutics, specifically selective serotonin reuptake inhibitors, or SSRIs, carry potentially significant side effects most notably of which is diminished libido. PDE-5 inhibitors have been prescribed “off label” for PE but have not demonstrated efficacy. Outside of oral or topical therapeutics, non-medical options include behavioral therapy and relationship counseling, both of which can be time consuming and stressful and frequently ineffective for men and their partners.

The following table illustrates the current methods used to treat patients with PE and the associated issues based upon our sponsored market research:

Pharmacologic Treatment	Issues
Tricyclic antidepressants*	Fatigue, nausea, dizziness, dry mouth, hypotension
Short-acting SSRIs	Nausea, diarrhea, headache, dizziness, risk of suicidal ideation
Long-acting SSRIs*	ED, decreased libido, fatigue, nausea, increased perspiration
Topical desensitizing agents	Messy, numbing of vagina, skin irritation
PDE-5 inhibitors*	Ineffectiveness, headache, flushing, nausea

Non-Pharmacologic Treatment	Issues
“Stop-Start” strategy	Requires an understanding partner
“Squeeze” method	Requires an understanding partner
Psychological therapy	Time consuming for patients; costly, long-term benefits unknown
Relationship counseling	Time consuming, costly, requires an understanding partner

*	NOT approved for treatment of PE

We believe patients and their partners are generally dissatisfied with existing pharmacologic and non-pharmacologic treatments for PE. Based on primary market research commissioned by Ampio, our parent company, which included discussions with a cross section of clinicians that treat patients with PE, we believe that there are significant issues with existing PE treatments demonstrating a real need for a safe and effective, FDA-approved product to treat PE that does not have a ramp-up period. This primary market research supports that ideal product characteristics include:

•	Effectiveness;

•	Fewer side effects than anti-depressants, such as SSRIs, that are used “off-label” for PE; and

•	Quick onset/on-demand usage.

Our Core Capabilities and Science

We are a wholly-owned subsidiary of Ampio. Ampio on its own and by virtue of re-acquiring rights and all associated clinical development from its previous development and commercialization partner, Biovail Laboratories International SRL, or Biovail, has made significant progress with respect to developing and commercializing Zertane. All rights associated with Zertane and Zertane-ED have been assigned to us. We are now solely focused on advancing the development and eventual commercialization of Zertane and Zertane-ED in the United States and via partnerships worldwide.

Our management has broad experience within the pharmaceutical industry across development, regulatory and commercial functions. We will also leverage resources within our parent company, Ampio, to assist in various aspects related to regulatory and product development as well as administrative functions and financial reporting. We will collaborate with our strategic partners to develop Zertane and subsequently Zertane-ED.

Product Pipeline

Zertane

Our lead product candidate, Zertane for premature ejaculation, contains 89 mg tramadol hydrochloride in an orally dissolving tablet, or ODT. Tramadol hydrochloride is a well-established, centrally acting synthetic analgesic and has been used for more than 30 years as a treatment for moderate to severe pain. The drug and its active metabolite (M1, O-desmethyltramadol) act as an opiate agonist, apparently by selective activity at the µ-receptor. Although the mechanism by which tramadol hydrochloride delays ejaculation has not been identified, numerous laboratory studies have shown that tramadol hydrochloride also acts as an N-methyl-D-aspartate receptor antagonist, 5-hydroxytryptamine type 2C receptor antagonist, 5 nicotinic acetylcholine receptor antagonist, M1 and M3 muscarinic acetylcholine receptor antagonist, and a serotonin and norepinephrine modulator. It is possible that one or a combination of these effects leads to a delay in ejaculation. The relative contribution of tramadol hydrochloride versus its M1 metabolite to delay ejaculation is unknown. However, the metabolite is six times more potent than the parent drug in producing analgesia in animal models and 200 times more potent in µ-receptor binding. As a pain medication, tramadol hydrochloride has been associated with certain adverse effects including dizziness, nausea, constipation, vertigo, headache, vomiting and drowsiness. However, we intend that our labeling for Zertane, if regulatory approval is obtained, will suggest “as required” dosing before sexual intercourse and not to exceed one tablet per day. Based on previous clinical studies, we believe that limiting the dosing to no more than once per day will minimize any side effects.

As an alternative to antidepressant and anxiolytic medication, tramadol hydrochloride has been recognized as a potential therapy for treatment of PE, after an association was observed between its use and improvements in ejaculation latency time. The combination of completed clinical trials, primarily performed in Europe, planned clinical trials in the United States, and literature are intended to establish the safety and efficacy of Zertane in the treatment of the condition and standardize the dose and dosing regimen.

History of Zertane

Dr. David Bar-Or discovered the utility of tramadol hydrochloride for the treatment of PE in June 1999, and this discovery and accompanying intellectual property were the property of DMI BioSciences, Inc., or DMI BioSciences. DMI BioSciences conducted two Phase 2 clinical studies in male subjects with PE using a pharmacy-compounded gelatin capsule preparation. A proof-of-concept Phase 2 study was initiated in March 2003, and final patient assessments were on July 7, 2003. A dose-ranging study Phase 2 study was initiated in September 2004 and final patient assessments were in October 2005. In 2007, DMI BioSciences licensed the worldwide rights to tramadol hydrochloride for PE to Biovail Laboratories International, or Biovail.

Biovail had previously entered into a product development and licensing agreement with Ethypharm S.A., or Ethypharm, in 2002, which had developed an ODT formulation of tramadol hydrochloride using its proprietary FLASHTAB technology. In this agreement, Biovail acquired the rights to develop and market Ethypharm’s tramadol hydrochloride ODT product for use in the management of pain. In March of 2004, Biovail submitted a Section 505(b)(2) NDA (US NDA 21,639) to FDA for market registration of tramadol hydrochloride ODT 50 mg (RYBIX) for the management of moderate to moderately severe pain, and this NDA was granted approval in May 2005.

Biovail decided not to launch the RYBIX 50 mg ODT product in the United States, and in 2009, signed an NDA agreement with Ethypharm pursuant to which Ethypharm acquired all the rights to RYBIX 50 mg ODT and Biovail acquired the rights to develop, manufacture and market a FLASHTAB ODT product containing tramadol hydrochloride for the symptomatic treatment of PE. In this agreement, Biovail assigned to Ethypharm all of Biovail’s rights, title and interest in and to the approved NDA for RYBIX, the regulatory documentation and product rights to enable Ethypharm to develop and market RYBIX in the United States for the management of pain. In addition, the agreement granted Biovail the right to reference and use all data, regulatory filings and regulatory communication, including the approved NDA for RYBIX, the product rights (including any information, data, know-how, formulas, assays, or intellectual property contained in the approved NDA) and any and all related regulatory documentation that would be relevant for the purposes of developing, manufacturing or marketing the tramadol hydrochloride ODT product for PE.

Using the newly acquired FLASHTAB technology and manufacturing processes obtained in the NDA agreement with Ethypharm, Biovail developed two strengths of tramadol hydrochloride ODT (62 and 89 mg) for use in four NDA-enabling clinical trials: two Phase 1 pharmacokinetic/bioavailability and two Phase 3 placebo-controlled pivotal trials. These trials were initiated in the latter half of 2009. In July 2010, Biovail terminated the clinical trials in Europe as a direct result of a merger with Valeant Pharmaceuticals International, or Valeant, which was announced in June 2010 but was finalized in September 2010. Following the merger, Valeant adopted a new research and development model and began identifying product development programs that did not align with this new R&D model. In connection with this new R&D model, Valeant decided to terminate Biovail’s licensing agreement for tramadol hydrochloride for PE and also to terminate the ongoing Phase 3 studies. The Valeant model did not include compounds that had any regulatory or clinical risk (i.e., were still in development) and instead was focused solely on “commercially ready” products.

Biovail withdrew from its licensing agreement with DMI Biosciences and the worldwide rights to tramadol hydrochloride for PE reverted back to DMI Biosciences, which was acquired in March 2011 by Ampio. In December of 2011, the Ethypharm-Biovail NDA Agreement was transferred to Ampio in an asset purchase from Valeant, providing Ampio access to all data, regulatory filings and rights to develop, manufacture and market tramadol hydrochloride ODT for PE. Ampio completed clinical study reports for the European Phase 3 studies and submitted tramadol hydrochloride 89 mg ODT for marketing authorization in Australia.

In December 2013, Ampio spun out the assets and agreements associated with its sexual dysfunction treatment portfolio, including Zertane, to us, a wholly-owned subsidiary of Ampio.

Clinical Data

Six European clinical trials have been completed with Zertane: two Phase 1 trials in healthy volunteers and two Phase 2 and two Phase 3 trials in men with lifelong PE. The two Phase 1 safety trials were conducted to characterize the concentration of tramadol hydrochloride in plasma after oral administration of a single Zertane ODT (89 mg) in healthy volunteers.

Two randomized, placebo-controlled, blinded Phase 2 clinical trials were conducted in a total of 102 patients. The first of these showed that a single 25-mg dose of conventionally formulated immediate release tramadol hydrochloride (i.e., immediate-release gelatin capsules) was safe, well-tolerated and prolonged time to ejaculation in some, but not all, patients. The second trial evaluated three higher doses of tramadol hydrochloride: 65 mg, 85 mg and 120 mg. In this trial, a clear dose response was seen for both efficacy and safety, leading DMI Biosciences to conclude that the optimal tramadol hydrochloride dose to treat PE was likely to be in the range 60-90 mg.

Two placebo-controlled, randomized and double-blind Phase 3 clinical trials were conducted in Europe to investigate tramadol hydrochloride 62 mg and 89 mg ODT for the treatment of PE when taken as needed between two and eight hours before a sexual event. A total of 677 patients were randomized in the trials and received either the 62 or 89 mg ODT or a matching placebo ODT. Our claim that Zertane was efficacious in the Phase 3 trials is based on at least one of the two doses resulting in statistically significant improvements in both IELT and PEP measures (i.e., co-primary endpoints) from baseline to the end of the trial. Using IELT in combination with a self-report questionnaire (e.g., PEP or POPE) has gained acceptance as meaningful measures of pharmacoactivity and efficacy in the scientific and regulatory communities. The results of the Phase 3 trials suggest that tramadol hydrochloride 89 mg ODT is consistently more effective as a treatment for PE than tramadol hydrochloride 62 mg ODT. In accordance with the definitions from the clinical trial protocols, only the tramadol hydrochloride 89 mg ODT dose satisfied the claim for effective treatment of PE in both Phase 3 trials.

The following table summarizes the six prior clinical trials of Zertane.

Trial Name (Dates/Sponsor)	Phase	Demographic (Age)	Enrollment	Design	Duration of Double-blind Treatment	Zertane Dose (mg)	Noteworthy Findings
BVF-324-101 (June 26, 2009 to July 5, 2009/ Biovail*)	1	Healthy male and females (18-55 yr)	20	Comparative bioavailability study	NA	89

Overall systemic exposure of tramadol hydrochloride and 2 metabolites were similar following 89 mg ODT and the reference 89 mg tramadol hydrochloride solution.

13 subjects experienced a total of 37 adverse events (AEs) during the study. Most common AEs were GI disorders (nausea) and central nervous system disorders (sleepiness, dizziness, headache).

BVF-324-102 (July 14, 2009 to July 30, 2009/ Biovail*)	1	Healthy males (19-55 yr)	24	Alcohol interaction study	NA	89

There was no significant difference in the peak and total systemic exposures of tramadol hydrochloride compared to when tramadol hydrochloride 89 mg ODT was taken with water, or with either strength of alcohol.

Tramadol hydrochloride was well tolerated with alcohol. 7 subjects experienced 11 AEs, most frequently decreased blood pressure and dizziness.

KNL 40237 (March 13, 2003 to July 7, 2003/ DMI**)	2	Men with PE (18-70 yr)	37	Double-blind, randomized placebo- controlled	3 weeks	25

Treatment with tramadol hydrochloride 25 mg had no statistically different effect than placebo in subjects with a baseline IELT of 2 minutes or less (n=30; P=0.4560) or in a subpopulation of subjects with a baseline IELT of 1 minute or less (n=19; P=0.1796).

46 AEs emerged during treatment (28 with tramadol hydrochloride and 18 with placebo). There were no deaths, serious or other significant AEs. All AEs were of mild intensity. Most common AEs were GI disorders (nausea) and central nervous system disorders (headache).

KNL 40491 (September 28, 2004 to October 18, 2005/ DMI**)	2	Men with PE (18-70 yr)	68	Double-blind, randomized placebo- controlled	12 weeks	65, 85, 120

Tramadol hydrochloride significantly increased the median IELT compared to both Baseline and placebo. Statistically significant increases in IELT compared to Baseline were observed to be 3.0-fold (P=0.0013), 4.2-fold (P<0.0001), and
5.1-fold (P <0.0001) for the 65-, 85-, and 120-mg dose levels, respectively.

Doses of 65 and 85 mg were generally well tolerated. 120 mg was less well tolerated with adverse events known to be associated with tramadol hydrochloride (headache, dizziness, somnolence, insomnia) and related to sexual function (penile hypoaesthesia, anorgasmia, and ED).

BVF-324-301 (August 17, 2009 to September 9, 2010/ Biovail*)	3	Men with PE (18-65 yr)	221	Double-blind, randomized placebo- controlled	12 weeks	62, 89

There was a statistically significant change in IELT from Baseline to the end of the study for tramadol hydrochloride ODT 89 mg compared to placebo (p = 0.002). The significant difference was apparent at the first visit during the double-blind treatment period and each visit thereafter (p ≤ 0.05 for all Visits). Tramadol hydrochloride 62 mg and 89 mg ODT demonstrated statistically significant improvements in PEP measures compared with placebo.

During the double-blind treatment or open-label extension periods, 21 subjects experienced at least 1 treatment-emergent AE. There were no deaths or serious AEs during the study.

BVF-324-302 (September 30, 2009 to August 23, 2010/ Biovail*)	3	Men with PE (18-65 yr)	456	Double-blind, randomized placebo- controlled	12 weeks	62, 89

There was a statistically significant change in IELT from Baseline to the end of the study for tramadol hydrochloride ODT 62 and 89 mg compared to placebo (p = 0.01 and p = 0.02). Tramadol hydrochloride 62 mg and 89 mg ODT demonstrated statistically significant improvements in both IELT and PEP measures compared with placebo.

A total of 28 out of 399 subjects (7.5%) experienced at least 1 treatment-emergent AE during the double-blind or open-label treatment period. No subject died or experienced a severe AE.

Total			826

*	Biovail Laboratories International, SRL
**	DMI Biosciences, Inc.

Planned Phase 3 Trials in United States

In light of the size of the U.S. market opportunity for Zertane, FDA approval is a critical value driver for us in the near term. We believe we are well positioned to quickly move into NDA-enabling Phase 3 clinical trials in order to complete and submit our Section 505(b)(2) NDA for Zertane. Ampio met with FDA in a pre-IND meeting on June 20, 2012 to clearly define the number and design of necessary trials to progress Zertane to an NDA that may be accepted for filing by the FDA. We intend to model our U.S. Phase 3 clinical trials after the two successful Phase 3 trials conducted in Europe with the following changes based on results from the previous trials as well as recommendations by FDA:

•	Patients will be defined by the ISSM definition of PE;

•	A single tramadol hydrochloride dose (89 mg) will be evaluated;

•	The patient reported outcome questionnaire, or PEP, was modified to capture the most qualitative aspects of PE from the ISSM definition – now termed Patient Outcomes in Premature Ejaculation or POPE – and this 4-question questionnaire will be validated during the first trial; and

•	Total enrollment for each trial will be approximately 350 – 450 subjects.

As in the Phase 3 trials conducted in Europe, co-primary endpoints will be used for determination of efficacy. Both improvement in IELT and perceived inability to delay ejaculation, which is captured by a single question in the POPE, will be evaluated as co-primary endpoints to determine efficacy.

We currently expect to file the IND for Zertane in the second half of 2014. We are prepared to commence clinical trials soon after the IND becomes effective because our supplies are already manufactured and packaged and only require appropriate clinical labeling of the product candidate. Importantly, our manufacturing process has already been validated at the site of commercial manufacture as part of the TGA submission.

ROW Opportunity

Beyond seeking U.S. NDA approval, we plan to leverage partnerships to gain approval and eventual marketing authorization for Zertane in several key markets around the world. We already have partnerships in place with Daewoong Pharmaceuticals Co., Ltd. in South Korea and FBM Industria Farmaceutica Ltda. in Brazil, thereby providing potential near-term revenue if, working with our partners, we are successfully able to obtain regulatory approval in those countries. In addition, our recent agreement with Paladin provides Paladin with exclusive rights to market, sell and distribute Zertane in Canada, the Republic of South Africa, certain countries in Sub-Saharan Africa, Colombia and Latin America. A marketing authorization dossier for Zertane has been submitted to the Therapeutic Goods Administration, or TGA, in Australia and we believe the application will be approved in 2014. Based on analysis performed by us and our collaborators, we believe TGA approval may enable us to obtain expedited regulatory approval of Zertane in South Korea and Brazil, if we, working with our collaborators, are able to comply with the regulatory requirements in those countries. Before marketing any products in Brazil and South Korea, approval must be received from the Brazilian Health Surveillance Agency (Anvisa) and the Ministry of Food and Drug Safety (MFDS, previously the Korean Food and Drug Administration), respectively. We intend to leverage the expertise of our local collaborators in these jurisdictions to navigate the regulatory requirements and help determine an efficient and effective pathway to bringing Zertane to market. If required regulatory approvals are obtained, partnerships in ROW markets will potentially provide additional revenue to us and help to establish the Zertane brand and the role of tramadol hydrochloride in PE around the world. Such clinical experience will be useful as we seek to impact treatment guidelines for PE and gather post-marketing data to better inform our U.S. NDA submission.

Zertane-ED

In light of the fact that approximately 32% of men with PE also suffer from ED, according to a 2007 study published in European Urology, we believe that a combination of tramadol hydrochloride with a PDE-5 inhibitor, if approved, would benefit men that experience both distinct problems. If, and when, the FDA accepts filing of our NDA for Zertane, we will commence developing the Zertane-ED fixed dose combination product candidate. Formulation development, stability studies and analytical work as well as manufacturing of clinical supplies in compliance with current good manufacturing practices, or cGMPs, have already been completed by a contract manufacturer, and our collaboration with Daewoong Pharmaceutical Co., Ltd., or Daewoong, in South Korea will provide development support to complement our U.S. development efforts. For additional information about our collaboration with Daewoong, see “Market Collaborations” below.

All analytical methods were developed and validated and five current cGMP clinical lots were made. The clinical lots have been released and are on stability as of October 2013 thereby enabling pharmacokinetic/pre-clinical work to be initiated.

Commercial Strategy

U.S. Commercial Strategy

Given the population and the anticipated pricing, the United States represents the largest PE opportunity and we will seek to maximize the market potential for Zertane in one or more of the following ways:

•	License U.S. promotional rights to Zertane to an established pharmaceutical company – We will seek to secure a milestone and royalty-based agreement with a company to market Zertane to high-value U.S. prescribers. Potential partners may already have a commercial presence in urology (the single largest prescriber population for PE drugs) as well as primary care physicians (the single largest category of physicians in the United States). Alternatively, we may attempt to secure agreements with multiple partners to promote Zertane to different specialties: e.g., one for urology and one for primary care physicians.

•

Commercialize Zertane via our own commercial infrastructure – Our management has experience with all aspects of commercialization and we may deploy a specialized sales force to initiate promotion of Zertane specifically to urologists. We may expand our commercial presence into primary care and other relevant physician specialties. Alternatively we may deploy a sales force of our own focused on urologists, while also seeking a partner for the larger primary care segment.

ROW Commercial Strategy

As stated previously, we intend to leverage partnerships to market Zertane around the world. We will seek to collaborate in the largest viable markets with companies that are well positioned to maximize sales of Zertane. Considerations for collaborations will include the prospective collaborator’s presence in the therapeutic category of men’s health, its ability to invest in the regulatory and commercialization activities necessary, and its commitment to Zertane, our management team and economic terms. Countries will be prioritized for partnering based on viability of Zertane in the market, including but not limited to regulatory pathway (i.e., the amount of regulatory work required for the partner to submit for approval); market conditions (markets that accept sexual health products); economic factors (pricing); and market size, as well as deal teams, including but not limited to royalty and/or milestone based economic terms; upfront payments based on market; and commitment to marketing and/or regulatory investments.

We already have entered into collaboration agreements in South Korea and Brazil, which represent two of the larger ROW market opportunities. In addition, our recent agreement with Paladin provides Paladin with exclusive rights to market, sell and distribute Zertane in Canada, the Republic of South Africa, certain countries in Sub-Saharan Africa, Colombia and Latin America. We will seek to enter into similar arrangements in additional countries with additional companies in order to capitalize on the sizable opportunity for Zertane, and later, Zertane-ED.

Material Collaborations

Collaboration with Ampio

Ampio is our parent company and sole stockholder. We have entered into various collaboration agreements and arrangements with Ampio.

Intercompany Loan Agreement

On November 18, 2013, we entered into an intercompany loan agreement with Ampio. Pursuant to the intercompany loan agreement, Ampio agreed to lend us up to an aggregate amount of $3,000,000 through cash advances of up to $500,000 each. Unpaid principal amounts under the intercompany loan agreement bear simple interest at the “Applicable Federal Rate” for long-term obligations prescribed under Section 1274(d) of the Internal Revenue Code of 1986, as amended (or any successor provision with similar applicability). The initial term of this intercompany loan agreement is for one year, subject to automatic extension of successive one-year terms. We may repay any outstanding balance at any time without penalty. Ampio has an option of converting any balance outstanding under the intercompany loan agreement into shares of our common stock at the fair market value per share of our common stock as of such conversion date, as determined by our board of directors. The amount advanced under the intercompany loan agreement as of April 16, 2014 was $1,300,000 with interest rates from 3.28% to 3.32%.

Assignment and Assumption Agreement

On December 1, 2013, we entered into an assignment and assumption agreement with Ampio. Pursuant to the assignment and assumption agreement, Ampio assigned to us all its rights under a certain manufacturing and supply agreement, license agreement, distribution agreement, services agreement and other agreements related to our product candidates.

Services Agreement

On January 1, 2014, we entered into a services agreement with Ampio whereby Ampio provides corporate overhead services to us in exchange for $7,000 per month. The amount can be modified in writing upon the consent of both parties. The agreement may be terminated at any time by either party.

Transfer of Intellectual Property

On December 3, 2013, Ampio transferred to us certain intellectual property, registered or unregistered, related to our product candidates. For more information regarding the transferred intellectual property, see “Business—Intellectual Property.”

Collaboration with Valeant Pharmaceuticals

On December 2, 2011, Ampio entered into an asset purchase agreement with Valeant International (Barbados) SRL (formerly BioVail Laboratories International SRL), or Valeant. Under the agreement, which Ampio has assigned to us, Valeant sold and transferred all of Valeant’s rights, title and interest in and to a license agreement covering patented technology, specified data, information, manufacturing rights and know-how relating to an ODT formulation for Zertane, including samples of the Zertane product candidate, in exchange for cash of $2,000,000 and 3% of the aggregate annual net sales of Zertane. This product license is a major component for documenting the manufacturing process for regulatory approval and accelerating the timeline for commercialization of Zertane. The agreement may no longer be terminated by either party other than by mutual agreement to terminate and our royalty obligations under the agreement continue indefinitely.

Collaboration with Ethypharm

On September 10, 2012, Ampio entered into a manufacturing and supply agreement with Ethypharm S.A., a society anonyme organized under the laws of France, or Ethypharm, pursuant to which Ampio agreed to purchase all of its requirements of Zertane ODT exclusively from Ethypharm during the term of the agreement. The agreement, which Ampio has assigned to us, sets out fixed bulk pricing for the Zertane ODT product manufactured and supplied by Ethypharm. The term is a period of ten years from the effective date, automatically renewing for three-year periods unless terminated. The agreement may also be terminated in the event of a material breach by either party, upon a bankruptcy or in the event that regulatory approval is withdrawn once obtained.

Collaboration with Daewoong Pharmaceuticals Company

On September 8, 2011, Ampio entered into a license, development and commercialization agreement, effective as of August 23, 2011, with Daewoong Pharmaceuticals Co., Ltd., or Daewoong, a major Korean pharmaceutical company. The agreement, which Ampio has assigned to us, grants Daewoong exclusive rights to develop, market and sell Zertane in South Korea for the treatment of PE and Zertane-ED for the treatment of PE and ED. Upon signing of the agreement, Daewoong paid Ampio a $500,000 upfront payment, the net proceeds of which were $417,500 after withholding of Korean tax. The upfront payment has been deferred and is being recognized as license revenue over a ten year period. Daewoong agreed to make milestone payments totaling up to $3,200,000 contingent upon achievement of regulatory approvals and cumulative net sales targets, which may take several years. In addition, we will earn a royalty based on 25% of net sales, as defined in the agreement, if the royalty exceeds the transfer price of the Zertane product. The agreement has a term of ten years from the date of the first commercial sale of the first product in South Korea, which will renew automatically renewal for successive two-year periods, subject to the right of either party to terminate upon 90 days written notice prior to the commencement of any renewal term.

Collaboration with FBM Farmaceutica

On March 1, 2012, Ampio entered into a distribution agreement with FBM Industria Farmaceutica, Ltda., or FBM. The agreement, which Ampio has assigned to us, provides FBM with exclusive rights to market, distribute and sell Zertane in Brazil for the treatment of PE and sets a fixed transfer price per tablet FBM will pay for supplying the product. FBM is responsible for obtaining and maintaining required product registration in Brazil. For the first three years following the first commercial sale of Zertane in Brazil, FBM has a minimum marketing expenditure commitment. The agreement has a term of twenty years from the date of the first commercial delivery of Zertane to FBM and may be terminated by us on 120 days’ notice, subject to early termination payments.

Collaboration with Paladin

On April 9, 2014, we entered into a distribution and license agreement with Endo Ventures Limited, which recently acquired Paladin Labs Inc., or Paladin, a leading Canadian specialty pharmaceutical company. The agreement grants Paladin exclusive rights to market and sell Zertane in Canada, the Republic of South Africa, Colombia and certain countries in Sub Saharan Africa and Latin America. Pursuant to the agreement, Paladin has the right of first negotiation to include Zertane-ED as an additional product under the agreement. Upon signing of the agreement, Paladin made an upfront payment to us in the amount of $250,000. The agreement sets a fixed transfer price that Paladin will pay per tablet and provides for milestone payments by us to Paladin upon the achievement of certain regulatory approvals and net sales targets, up to $3,025,000 in the aggregate, and for royalty payments by Paladin to us based on net sales. The agreement has an initial term that expires on a country-by-country basis on the later of (i) the expiration of market exclusivity for the product in that country or (ii) 15 years after the first commercial sale of the product in that country, and automatically renews for successive three-year terms, unless we deliver notice of termination at least six months prior to the end of the then-current term. Either party may terminate the agreement in the event of a material breach, subject to a cure period, or upon a bankruptcy or dissolution and may remove a country from the covered territory if regulatory approval is not obtained in that country. After the fourth anniversary of the agreement, we may terminate for convenience on 60 days’ notice, subject to early termination payments.

Intellectual Property

As of the date of this prospectus, we own one issued United States patent, six U.S. pending patent applications, 72 issued international patents, and 13 pending international patent applications. The patent family for use of tramadol hydrochloride to treat PE, which has issued patents in the United States and several other major markets worldwide, has a 20-year term expiring in 2022. The patent family for the combination of Zertane and PDE-5 inhibitors, which has issued patents in several major markets worldwide and pending applications in the United States, has a 20-year term expiring in 2028. In addition, we license four patent families for tramadol formulations outside of the pain field, which patents generally cover orally dissolving tablet formulations. In the United States, one such patent has expired and two of the patents have been terminally disclaimed and expire upon the expiration of the fourth patent in December 2017.

We also maintain trade secrets and proprietary know-how that we seek to protect through confidentiality and nondisclosure agreements. These agreements may not provide meaningful protection or adequate remedies in the event of unauthorized use or disclosure of confidential and proprietary information. If we do not adequately protect our trade secrets and proprietary know-how, our competitive position and business prospects could be materially harmed.

We expect to seek United States and foreign patent protection for drug and diagnostic products we discover, as well as therapeutic and diagnostic products and processes. We expect also to seek patent protection or rely upon trade secret rights to protect certain other technologies which may be used to discover and characterize drugs and diagnostic products and processes, and which may be used to develop novel therapeutic and diagnostic products and processes.

The patent positions of companies such as ours involve complex legal and factual questions and, therefore, their enforceability cannot be predicted with any certainty. Our issued and licensed patents, and those that may be issued to us in the future, may be challenged, invalidated or circumvented, and the rights granted under the patents or licenses may not provide us with meaningful protection or competitive advantages. Our competitors may independently develop similar technologies or duplicate any technology developed by us, which could offset any advantages we might otherwise realize from our intellectual property. Furthermore, even if our product candidates receive regulatory approval, the time required for development, testing, and regulatory review could mean that protection afforded us by our patents may only remain in effect for a short period after commercialization. The expiration of patents or license rights we hold could adversely affect our ability to successfully commercialize our pharmaceutical drugs or diagnostics, thus harming our operating results and financial position.

We will be able to protect our proprietary intellectual property rights from unauthorized use by third parties primarily to the extent that such rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. If we must litigate to protect our intellectual property from infringement, we may incur substantial costs and our officers may be forced to devote significant time to litigation-related matters. The laws of certain foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States.

Our pending patent applications, or those we may file or license from third parties in the future, may not result in patents being issued. Until a patent is issued, the claims covered by an application for patent may be narrowed or removed entirely, thus depriving us of adequate protection. As a result, we may face unanticipated competition, or conclude that without patent rights the risk of bringing product candidates to market exceeds the returns we are likely to obtain. We are generally aware of the scientific research being conducted in the areas in which we focus our research and development efforts, but patent applications filed by others are maintained in secrecy for at least 18 months and, in some cases in the United States, until the patent is issued. The publication of discoveries in scientific literature often occurs substantially later than the date on which the underlying discoveries were made. As a result, it is possible that patent applications for products similar to our drug or diagnostic candidates may have already been filed by others without our knowledge.

The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights, and it is possible that our development of product candidates could be challenged by other pharmaceutical or biotechnology companies. If we become involved in litigation concerning the enforceability, scope and validity of the proprietary rights of others, we may incur significant litigation or licensing expenses, be prevented from further developing or commercializing a product candidate, be required to seek licenses that may not be available from third parties on commercially acceptable terms, if at all, or subject us to compensatory or punitive damage awards. Any of these consequences could materially harm our business.

Competition

The biotechnology and pharmaceutical industries are highly competitive and subject to significant and rapid technological change as researchers learn more about diseases and develop new technologies and treatments. Significant competitive factors in our industry include product efficacy and safety; quality and breadth of an organization’s technology; skill of an organization’s employees and its ability to recruit and retain key employees; timing and scope of regulatory approvals; government reimbursement rates for, and the average selling price of, products; the availability of raw materials and qualified manufacturing capacity; manufacturing costs; intellectual property and patent rights and their protection; and sales and marketing capabilities.

We cannot assure you that any of our products that we successfully develop will be clinically superior or scientifically preferable to products developed or introduced by our competitors.

PE has traditionally been treated by behavioral or psychosexual therapy, antidepressant drugs, such as SSRIs, or topical desensitizing agents, all of which have significant drawbacks. Behavioral and psychosexual therapy as a treatment for PE requires an understanding partner and can be frustrating, embarrassing, time consuming and expensive, among other things. Antidepressant drugs are sometimes prescribed “off-label” and have numerous shortcomings, including side effects such as nausea, headaches, drop of libido, and ED, need for chronic dosing, ramp up periods, variable responses and unwanted drug-drug interactions. Topical agents, including lidocaine-based products affect spontaneity, can numb a partner and be messy.

Dapoxetine (brand name Priligy, owned by Furiex Pharmaceuticals, Inc.) is currently the only approved oral prescription drug to treat PE, with approval in several European countries. Priligy is not approved in the United States. In addition, we are aware of a topical product in late-stage development for PE by Plethora

Solutions referred to as PSD502 and studies of Botox for the treatment of PE are being conducted in the United States. These products – if approved in the United States – would represent competition and alternative choices for physicians and potential patients.

Our competitors may also succeed in obtaining FDA or other regulatory approvals for their product candidates more rapidly than we are able to do, which could place us at a significant competitive disadvantage or deny us marketing exclusivity rights. Market acceptance of our product candidates will depend on a number of factors, including: (i) potential advantages over existing or alternative therapies or tests, (ii) the actual or perceived safety of similar classes of products, (iii) the effectiveness of sales, marketing, and distribution capabilities, and (iv) the scope of any approval provided by the FDA or foreign regulatory authorities.

In addition, generic tramadol hydrochloride is available in the United States and abroad for treatment of pain. Although the generic drug is not available in the same dosage as Zertane for treatment of PE, it is possible that physicians could prescribe the generic version of the drug “off label” for the treatment of PE instead of Zertane, if Zertane is approved for commercialization. Patients could use generic tramadol hydrochloride dosages that are either higher or lower than what will be approved for Zertane or they could attempt to split dosages to arrive at the dosages approved for Zertane. While any such “off label” use of generic tramadol hydrochloride for treatment of PE may constitute infringement of the Vyrix patent portfolio, liability in that circumstance would be at the level of the physician or the patient making enforcement difficult or impractical.

Although we believe our product candidates possess attractive attributes, we cannot assure you that our product candidates will achieve regulatory or market acceptance, or that we will be able to compete effectively in the pharmaceutical drug markets. If our product candidates fail to gain regulatory approvals and acceptance in their intended markets, we may not generate meaningful revenues or achieve profitability.

Research and Development

Our strategy is to minimize fixed overhead by outsourcing much of our research and development activities. We believe we will benefit from Ampio Pharmaceutical’s research and development experience as well as regulatory expertise particularly as it pertains to previous dialogue and communication with FDA about Zertane. Additionally we intend to utilize consultants with domain experience for research, development and regulatory guidance. We have consulting agreements in place with two such companies who are actively participating with us on the impending clinical trials for Zertane. For Zertane-ED, we intend to collaborate on pre-clinical studies and clinical trials with our partner in Korea, Daewoong Pharmaceuticals Co.

Manufacturing

Our business strategy is to use cGMP compliant contract manufacturers for the manufacture of clinical supplies as well as for commercial supplies if required by our commercialization plans, and to transfer manufacturing responsibility to our collaboration partners when possible. We are party to a 10-year supply agreement with an established manufacturer of tramadol hydrochloride for Zertane. Importantly, product supply has been produced for our planned clinical trials.

Government Regulation

FDA Approval Process

In the United States, pharmaceutical products are subject to extensive regulation by the FDA. The Federal Food, Drug, and Cosmetic Act, or the FDC Act, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending NDAs, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution.

Pharmaceutical product development in the United States typically involves the performance of satisfactory nonclinical, also referred to as pre-clinical, laboratory and animal studies under the FDA’s Good Laboratory Practice, or GLP, regulation, the development and demonstration of manufacturing processes, which conform to FDA mandated current good manufacturing requirements, or cGMP, including a quality system regulating manufacturing, the submission and acceptance of an IND application, which must become effective before human clinical trials may begin in the United States, obtaining the approval of Institutional Review Boards, or IRBs, at each site where we plan to conduct a clinical trial to protect the welfare and rights of human subjects in clinical trials, adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought, and the submission to the FDA for review and approval of an NDA. Satisfaction of FDA requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity, and novelty of the product or disease.

Pre-clinical tests generally include laboratory evaluation of a product candidate, its chemistry, formulation, stability and toxicity, as well as certain animal studies to assess its potential safety and efficacy. Results of these pre-clinical tests, together with chemistry, manufacturing controls and analytical data and the clinical trial protocol, which details the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated, along with other requirements must be submitted to the FDA as part of an IND, which must become effective before human clinical trials can begin. The entire clinical trial and its protocol must be in compliance with what are referred to as good clinical practice, or GCP, requirements. The term, GCP, is used to refer to various FDA laws and regulations, as well as international scientific standards intended to protect the rights, health and safety of patients, define the roles of clinical trial sponsors and assure the integrity of clinical trial data.

An IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the intended conduct of the trials and imposes what is referred to as a clinical hold. Pre-clinical studies generally take several years to complete, and there is no guarantee that an IND based on those studies will become effective, allowing clinical testing to begin. In addition to FDA review of an IND, each medical site that desires to participate in a proposed clinical trial must have the protocol reviewed and approved by an independent IRB or Ethics Committee, or EC. The IRB considers, among other things, ethical factors, and the selection and safety of human subjects. Clinical trials must be conducted in accordance with the FDA’s GCP requirements. The FDA and/or IRB may order the temporary, or permanent, discontinuation of a clinical trial or that a specific clinical trial site to be halted at any time, or impose other sanctions for failure to comply with requirements under the appropriate entity jurisdiction.

Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase 1 clinical trials, a product candidate is typically introduced either into healthy human subjects or patients with the medical condition for which the new drug is intended to be used. The main purpose of the trial is to assess a product candidate’s safety and the ability of the human body to tolerate the product candidate. Phase 1 clinical trials generally include less than 50 subjects or patients. During Phase 2 trials, a product candidate is studied in an exploratory trial or trials in a limited number of patients with the disease or medical condition for which it is intended to be used in order to: (i) further identify any possible adverse side effects and safety risks, (ii) assess the preliminary or potential efficacy of the product candidate for specific target diseases or medical conditions, and (iii) assess dosage tolerance and determine the optimal dose for Phase 3 trials. Phase 3 trials are generally undertaken to demonstrate clinical efficacy and to further test for safety in an expanded patient population with the goal of evaluating the overall risk-benefit relationship of the product candidate. Phase 3 trials are generally designed to reach a specific goal or endpoint, the achievement of which is intended to demonstrate the candidate product’s clinical efficacy and adequate information for labeling of the approved drug.

There are three main types of NDAs, which are covered by Section 505 of the FDC Act: (1) an application that contains full reports of investigations of safety and efficacy (Section 505(b)(1)); (2) an application that contains full reports of investigations of safety and effectiveness but where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the application has not obtained a right of reference (Section 505(b)(2)); and (3) an application that contains information to show that the proposed product is identical in active ingredient, dosage form, strength, route of administration, labeling, quality, performance characteristics, and intended use, among other things, to a previously approved product (Section 505(j)). Section 505(b)(2) expressly permits the FDA to rely, for approval of an NDA, on data not developed by the applicant. In the pre-IND briefing meeting with Ampio and in June, 2012, the FDA agreed that our NDA may be submitted under Section 505(b)(2). As such, we intend to rely on studies published in the scientific literature and reference FDA-approved NDAs for tramadol-containing products (NDAs 21-693, 20-281 and 21-692) to support the safety and efficacy demonstrated in our clinical program.

After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the U.S. The NDA must include the results of all pre-clinical, clinical, and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture, and controls. The cost of preparing and submitting an NDA is substantial. Under federal law, the submission of most NDAs is additionally subject to a substantial application user fee, currently exceeding $2.1 million and the manufacturer and/or sponsor under an approved NDA are also subject to annual product and establishment user fees, currently approximately $0.1 million per product and $0.6 million per establishment. These fees are typically increased annually.

The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the FDA’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of NDAs. Most such applications for standard review drug products are reviewed within ten months; most applications for priority review drugs are reviewed in six months. Priority review can be applied to drugs that the FDA determines offer major advances in treatment, or provide a treatment where no adequate therapy exists. The review process for both standard and priority review may be extended by FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission. The FDA may also refer applications for novel drug products, or drug products which present difficult questions of safety or efficacy, to an advisory committee—typically a panel that includes clinicians and other experts—for review, evaluation, and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the product unless compliance with cGMP is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the indication studied.

After FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy, or REMS, to help ensure that the benefits of the drug outweigh the potential risks.

REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use, or ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Foreign Regulatory Approval

Outside of the United States, our ability to market our product candidates will be contingent also upon our receiving marketing authorizations from the appropriate foreign regulatory authorities, whether or not FDA approval has been obtained. The foreign regulatory approval process in most industrialized countries generally encompasses risks similar to those we will encounter in the FDA approval process. The requirements governing conduct of clinical trials and marketing authorizations, and the time required to obtain requisite approvals, may vary widely from country to country and differ from those required for FDA approval.

Under European Union regulatory systems, marketing authorizations may be submitted either under a centralized or decentralized procedure. The centralized procedure provides for the grant of a single marketing authorization that is valid for all European Union member states. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval. The mutual recognition process results in separate national marketing authorizations in the reference member state and each concerned member state. We will seek to choose the appropriate route of European regulatory filing in an attempt to accomplish the most rapid regulatory approvals for our product candidates when ready for review. However, the chosen regulatory strategy may not secure regulatory approvals or approvals of the chosen product indications. In addition, these approvals, if obtained, may take longer than anticipated. We can provide no assurance that any of our product candidates will prove to be safe or effective, will receive required regulatory approvals, or will be successfully commercialized.

For the registration of Zertane in Australia, an application in common technical document (CTD) format was submitted to the Therapeutic Goods Administration (TGA) in August 2013. This was a Category 1 Type C submission for a new indication, as well as a Type F major variation for a new dosage strength. The submission included original data from the clinical trials and medical literature, given the prior approvals for tramadol hydrochloride in products used in the management of pain. A pre-planning form, or PPF, was submitted to the TGA first, which included only summaries of the clinical, nonclinical and chemistry, manufacturing and control (CMC) sections as well as administrative documents. Within 2.5 months from the PPF submission, the full registration dossier with all supporting and source documentation was provided, which initiated the TGA review process. A consolidated list of questions from TGA was received after approximately 4-5 months of the review cycle and these questions were required to be addressed by us within 60 days receipt of the questions.

We have addressed these questions and expect to receive final TGA evaluation reports for all disciplines in approximately 1 month. While there may be some unresolved issues that come back to us as a second round of questions, the Delegate’s Overview is typically issued about 1 month after the TGA evaluation reports are received. The Delegate’s Overview triggers a request for advice from an Advisory Committee on Prescription Medicines, or ACPM, obtained at formal pre-scheduled meetings held once every two months. After the ACPM meeting, TGA notifies us of the outcome (called the ACPM resolution) and a decision letter is issued.

The Hatch-Waxman Act

In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent whose claims cover the applicant’s product. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential competitors in support of approval of an abbreviated new drug application, or ANDA. An ANDA provides for marketing of a drug product that has the same active ingredients in the same strengths and dosage form as the listed drug and has been shown through bioequivalence testing to be therapeutically equivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are not required to conduct, or submit results of, pre-clinical or clinical tests to prove the safety or effectiveness of their drug product. Drugs approved in this way are commonly referred to as “generic equivalents” to the listed drug, and can often be substituted by pharmacists under prescriptions written for the original listed drug.

The ANDA applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book that: 1) the required patent information has not been filed; 2) the listed patent has expired; 3) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or 4) the listed patent is invalid or will not be infringed by the new product. A certification that the new product will not infringe the already approved product’s listed patents, or that such patents are invalid, is called a Paragraph IV certification. If the applicant does not challenge the listed patents, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired.

If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months, expiration of the patent, settlement of the lawsuit, or a decision in the infringement case that is favorable to the ANDA applicant.

The ANDA application also will not be approved until any non-patent exclusivity listed in the Orange Book for the referenced product has expired. Federal law provides a period of five years following approval of a drug containing no previously approved active ingredients during which ANDAs for generic versions of those drugs cannot be submitted, unless the submission contains a Paragraph IV challenge to a listed patent—in which case the submission may be made four years following the original product approval. Federal law provides for a period of three years of exclusivity during which FDA cannot grant effective approval of an ANDA based on the approval of a listed drug that contains previously approved active ingredients but is approved in a new dosage form, route of administration or combination, or for a new use; the approval of which was required to be supported by new clinical trials conducted by, or for, the applicant.

Post-Approval Regulation

Even if a product candidate receives regulatory approval, the approval is typically limited to specific clinical indications. Further, even after regulatory approval is obtained, subsequent discovery of previously unknown problems with a product may result in restrictions on its use or even complete withdrawal of the product from the market. Any FDA-approved products manufactured or distributed by us are subject to continuing regulation by the FDA, including record-keeping requirements and reporting of adverse events or experiences. Further, drug manufacturers and their subcontractors are required to register their establishments with the FDA and state agencies, and are subject to periodic inspections by the FDA and state agencies for compliance with cGMP, which impose rigorous procedural and documentation requirements upon us and our contract manufacturers. We cannot be certain that we or our present or future contract manufacturers or suppliers will be able to comply with cGMP regulations and other FDA regulatory requirements. Failure to comply with these requirements may result in, among other things, total or partial suspension of production activities, failure of the FDA to grant approval for marketing, and withdrawal, suspension, or revocation of marketing approvals.

If the FDA approves one or more of our product candidates, we and the contract manufacturers we use for manufacture of clinical supplies and commercial supplies must provide certain updated safety and efficacy information. Product changes, as well as certain changes in the manufacturing process or facilities where the manufacturing occurs or other post-approval changes may necessitate additional FDA review and approval. The labeling, advertising, promotion, marketing and distribution of a drug or biologic product also must be in compliance with FDA and Federal Trade Commission, or FTC, requirements which include, among others, standards and regulations for direct-to-consumer advertising, off-label promotion, industry sponsored scientific and educational activities, and promotional activities involving the Internet. The FDA and FTC have very broad enforcement authority, and failure to abide by these regulations can result in penalties, including the issuance of a warning letter directing us to correct deviations from regulatory standards and enforcement actions that can include seizures, fines, injunctions and criminal prosecution.

Other Regulatory Matters

Manufacturing, sales, promotion and other activities following product approval are also subject to regulation by numerous regulatory authorities in addition to the FDA, including, in the United States, the Centers for Medicare & Medicaid Services, other divisions of the Department of Health and Human Services, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments. In the United States, sales, marketing and scientific/educational programs must also comply with state and federal fraud and abuse laws. Pricing and rebate programs must comply with the Medicaid rebate requirements of the U.S. Omnibus Budget Reconciliation Act of 1990 and more recent requirements in the Health Care Reform Law, as amended by the Health Care and Education Affordability Reconciliation Act, or ACA. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. The handling of any controlled substances must comply with the U.S. Controlled Substances Act and Controlled Substances Import and Export Act. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, sales, promotion and other activities are also potentially subject to federal and state consumer protection and unfair competition laws.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The failure to comply with regulatory requirements subjects firms to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines or other penalties, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, or refusal to allow a firm to enter into supply contracts, including government contracts. In addition, even if a firm complies with FDA and other requirements, new information regarding the safety or effectiveness of a product could lead the FDA to modify or withdraw product approval. Prohibitions or restrictions on sales or withdrawal of future products marketed by us could materially affect our business in an adverse way.

Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of our products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

U.S. Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and other specific aspects of the FDA approval of our drug candidates, some of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA plus the time between the submission date of an NDA and the approval of that application. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The U.S. Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we intend to apply for restoration of patent term for one of our currently owned or licensed patents to add patent life beyond the current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA.

Market exclusivity provisions under the FDCA can also delay the submission or the approval of certain marketing applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to obtain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. Recently FDA stated that it may change its interpretation of 5-year NCE exclusivity determinations to apply to each drug substance in a fixed-combination drug product, not for the drug product as a whole. If this change is implemented, for example, a fixed-combination drug product that contains a drug substance with a single, new active moiety would be eligible for 5 year NCE exclusivity, even if the fixed-combination also contains a drug substance with a previously approved active moiety. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a Section 505(b)(2) NDA submitted by another company for another drug based on the same active moiety, regardless of whether the drug is intended for the same indication as the original innovator drug or for another indication, where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non- infringement to one of the patents listed with the FDA by the innovator NDA holder. The FDCA also provides three years of marketing exclusivity for an NDA, or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the modification for which the drug received approval on the basis of the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the active agent for the original indication or condition of use. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the pre-clinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness. Orphan drug exclusivity, as described above, may offer a seven-year period of marketing exclusivity, except in certain circumstances. Pediatric exclusivity is another type of regulatory market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric trial in accordance with an FDA-issued “Written Request” for such a trial.

Reimbursement

We do not anticipate that the sales of our product candidates, once approved for sale, will be heavily dependent upon reimbursement by third-party payors. Traditionally, sales of pharmaceutical products that are not “life style” indications depend, in part, on the extent to which products will be covered by third-party payors, such as government health programs, commercial insurance and managed healthcare organizations. These third-party payors are increasingly reducing reimbursements for medical products and services. Lack of third-party reimbursement for our product candidate or a decision by a third-party payor to not cover our product candidate could reduce physician usage of the product candidate and have a material adverse effect on our sales, results of operations and financial condition.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and generally tend to be significantly lower.

Employees

As of the date of this prospectus, we employ one full-time employee and utilize the services of a number of consultants on a temporary basis, including various Ampio employees pursuant to a services agreement. We have never had a work stoppage, and none of our employees is represented by a labor organization or under any collective-bargaining arrangements. We consider our employee relations to be good.

Facilities

Pursuant to a services agreement with Ampio, we use a portion of Ampio’s office space as our office space, which is located in Greenwood Village, Colorado. Ampio’s lease expires in July 2014 and our cost for the office space is included in our monthly payment under the services agreement. We believe our current office space is sufficient to meet our needs.

Legal Proceedings

As of the date of this prospectus, we are not party to any legal matters or claims, and none of our property is subject to any legal proceedings. In the future we may become party to legal matters and claims arising in the ordinary course of business, the resolution of which we do not anticipate would have a material adverse impact on our financial position, results of operations or cash flows.

MANAGEMENT

Directors and Executive Officers

Our executive officers and directors and their respective ages and positions as of the date of this prospectus are:

Name	Age	Position
Executive officers:
Jarrett Disbrow	38	President, Chief Executive Officer and Director
Mark McGregor	72	Treasurer and Secretary

Non-management directors:
Michael Macaluso	62	Chairman of the Board
Gary V. Cantrell	58	Director
John A. Donofrio, Jr.	46	Director
Nick J. Leb	65	Director

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Executive Officers

Jarrett Disbrow has served as our President, Chief Executive Officer and director since November 2013. Mr. Disbrow joined us from Eurus Pharma LLC, or Eurus Pharma, where he held the position of general manager from 2011 to 2013. Prior to joining Eurus Pharma, Mr. Disbrow was the founder, president and chief executive officer of Arbor Pharmaceuticals, Inc., or Arbor Pharmaceuticals from 2006 to 2010. Following Arbor Pharmaceuticals’ acquisition in 2010, Mr. Disbrow remained with the company as vice president of commercial development. Prior to founding Arbor Pharmaceuticals in 2006, he was head of marketing for Accentia Biopharmaceuticals, Inc. from 2002 to 2006. Mr. Disbrow began his career with GlaxoWellcom, Inc. (now GlaxoSmithKline plc) from 1997 to 2001, where he held positions of increasing responsibility in sales and later marketing. Mr. Disbrow received a BS in business management from North Carolina State University in Raleigh, NC. Mr. Disbrow’s qualifications to sit on our board of directors include his extensive leadership, executive, managerial, business, and life sciences company experience, along with his years of industry experience in the development and commercialization of pharmaceutical products.

Mark McGregor has served as our Treasurer and Secretary since November 2013. Mr. McGregor has served as chief financial officer of Ampio, our parent company, since April 2011. Mr. McGregor is a certified public accountant with over 30 years’ financial experience in a variety of industries. Mr. McGregor served in various financial capacities with Louisville, Colorado-based Storage Technology Corporation, or StorageTek, from February 1985 until October 2005. During this period, Mr. McGregor held three positions with StorageTek, including director of revenue management (1985-1987), assistant corporate controller (1987-1993), and vice president, corporate treasurer and corporate development (1993-2005). After leaving StorageTek, Mr. McGregor served as the chief financial officer of Integrated Management Information, Inc., or IMI, from February 2006 to November 2007. IMI is a publicly-traded provider of identification, verification and communications solutions for the agriculture, livestock, and food industries. He began his career with Price Waterhouse, now PricewaterhouseCoopers LLP, where he spent 13 years with the Audit Department. Mr. McGregor holds a BBA degree in accounting from Texas A&M University and served in the United States Army from 1964 to 1966, where he attained the rank of First Lieutenant.

Non-Management Directors

Michael Macaluso has served as a member of our board of directors since November 2013. Mr. Macaluso founded DMI Life Sciences, Inc., or Life Sciences and has been a member of the board of directors of Life

Sciences, Ampio’s predecessor, since its inception in December 2008. Mr. Macaluso has also been a member of the board of directors of our parent company, Ampio since the merger with Chay Enterprises in March 2010 and chief executive officer since January 9, 2012. Mr. Macaluso was appointed president of Isolagen, Inc. (AMEX: ILE) and served in that position from June 2001 to August 2001, when he was appointed chief executive officer. In June 2003, Mr. Macaluso was re-appointed as president of Isolagen and served as both chief executive officer and president until September 2004. Mr. Macaluso also served on the board of directors of Isolagen from June 2001 until April 2005. From October 1998 until June 2001, Mr. Macaluso was the owner of Page International Communications, a manufacturing business. Mr. Macaluso was a founder and principal of International Printing and Publishing, a position Mr. Macaluso held from 1989 until 1997, when he sold that business to a private equity firm. Mr. Macaluso’s experience in executive management and marketing within the pharmaceutical industry, monetizing company opportunities, and corporate finance led to the conclusion of our board of directors that he should serve as a director of our company in light of our business and structure.

Gary V. Cantrell has served as a member of our board of directors since February 2014. Mr. Cantrell has 30 years of experience in the life sciences industry ranging from clinical experience as a respiratory therapist while attending college to his appointment in September 2007 as Chief Executive Officer of YASOO Health Inc. a private specialty nutraceutical company. Previously, he was president of The Catevo Group, a Raleigh, NC based health care consulting firm. Prior to that, he was Executive Vice President, Sales and Marketing for TEAMM Pharmaceuticals from 2001 to 2006, where he led all commercial activities for a public specialty pharmaceutical business. His previous 22 years were at Glaxo Wellcome where he held progressively senior management positions in sales, marketing and business development. Mr. Cantrell is a graduate of Wichita State University and serves as an advisor to several emerging life science companies. He also serves as a director for YASOO Health Inc. and YASOO Health Ltd., and served as a director for Flexible Stenting Solutions, Inc. until the company was acquired by the Cordis Corporation (part of the Johnson & Johnson family of companies) in March of 2013. Mr. Cantrell’s experience in executive management in the life sciences industry, and knowledge of the life sciences industry led to the conclusion of our board of directors that he should serve as a director of our company in light of our business and structure.

John A. Donofrio, Jr. has served as a member of our board of directors since February 2014. Mr. Donofrio has served as the chief financial officer and head of North American business development for Merz North America, Inc., or Merz, since August 2013. Merz is a specialty healthcare company that develops and commercializes innovative treatment solutions in aesthetics, dermatology and neurosciences in the U.S. and Canada. At Merz, Mr. Donofrio is accountable for financial performance, cost management, business development and strategic business planning and analysis for the finance organization in North America. Prior to joining Merz, Mr. Donofrio served as vice president, Stiefel Global Finance, U.S. Specialty Business and Puerto Rico for Stiefel, a GlaxoSmithKline plc company from July 2009 to July 2013. In that role, Mr. Donofrio was responsible for the financial strategy, management reporting and overall control framework for the global dermatology business unit. He was also the senior finance partner accountable for the GlaxoSmithKline U.S. Specialty Business Unit. Mr. Donofrio has more than 22 years of experience in a broad range of areas, including consolidated financial reporting, international accounting and internal controls, financial systems development and implementation, cost accounting, inventory management, supply chain, transfer pricing, budget and forecast planning, integration of mergers and acquisitions and business development. Mr. Donofrio holds a degree in Accounting from North Carolina State University in Raleigh, NC. We believe that Mr. Donofrio possesses specific attributes that qualify him to serve as a member of our board of directors, including his international experience in the life sciences industry, champion for people development and his expertise in internal controls and financial reporting.

Nick J. Leb has served as a member of our board of directors since February 2014. Mr. Leb has been the vice president of finance and administration for Sapheon, Inc., or Sapheon, a privately held medical device company that develops new approaches and disruptive technologies for the treatment of vascular disease since May 2013. Prior to joining Sapheon, from January 2011 through May 2013, Mr. Leb served as a partner at Rankin McKenzie, a financial consulting company. Prior to joining Rankin McKenzie, from October 2010 to

January 2011, Mr. Leb served as a consultant with NJL Financial Consulting, LLC, a financial and accounting consulting services company. Nick previously held positions as the chief financial officer for KBI Biopharma, Inc; VP, finance for Accentia Biopharmaceuticals and chief financial officers for TEAMM Pharmaceuticals (where he was a founder). Mr. Leb brings over 25 years of experience as a proven financial executive with wide-ranging and successful experience in accounting, finance, treasury and investor relations operating in both publicly traded and privately held corporations. He gained his public accounting experience with Ernst & Young. He is a graduate of the University of Missouri, Columbia, where he earned a Bachelor of Science Degree in Business and Public Administration and completed a concentrated study in post-graduate accounting at the University of Missouri, St. Louis. We believe that Mr. Leb possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as a strategic, results-focused financial executive with “Big 4” public accounting, corporate finance and general management experience in startup and mature business environments.

Composition of Our Board of Directors

Our board of directors currently consists of five members, all of whom were elected pursuant to the board composition provisions of our By-Laws. Our nominating and governance committee and board of directors may consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity and is not limited to race, gender or national origin. We have no formal policy regarding board diversity. Our nominating and corporate governance committee’s and board of directors’ priority in selecting board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experiences and expertise relevant to our growth strategy. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

Our amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the completion of this offering also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

For purposes of the rules of the NYSE MKT, we expect to be a “controlled company.” Accordingly, we expect to be eligible for certain exemptions from corporate governance requirements provided in the rules of the NYSE MKT. Specifically, as a controlled company, we would not be required to have (i) a majority of independent directors, (ii) a nominating and corporate governance committee composed entirely of independent directors, or (iii) a compensation committee composed entirely of independent directors. However, as of the date hereof, we have not yet determined whether to rely on such exemptions.

Director Independence. Our board of directors has determined that all members of the board of directors, except Jarrett Disbrow and Michael Macaluso, are independent, as determined in accordance with the rules of the NYSE MKT. In making such independence determination, the board of directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that the board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our board of directors considered the association of our directors with Ampio, our current sole stockholder and parent company. Upon the closing of this offering, we expect that the composition and functioning of our board of directors and each of our committees will comply with all applicable requirements of the NYSE MKT and the rules and regulations of the SEC. There are no family relationships among any of our directors or executive officers. Jarrett Disbrow, our president, chief executive officer and director, is the brother of Joshua R. Disbrow, chief operating officer of Ampio and chief executive officer of Luoxis Diagnostics, Inc., an 80.9% owned subsidiary of Ampio.

Board Leadership Structure and Board’s Role in Risk Oversight

The positions of our Chairman of the board and Chief Executive Officer are presently separated at our company. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the board of directors’ oversight responsibilities continue to grow. Our board of directors also believes that this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure. Although our amended and restated bylaws that will be in effect upon the completion of this offering will not require our Chairman and Chief Executive Officer positions to be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Our board of directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our board of directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our company, our board of directors addresses the primary risks associated with those operations and corporate functions. In addition, our board of directors reviews the risks associated with our company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of our board committees also oversees the management of our company’s risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer reports to the audit committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our audit committee meets privately with representatives from our independent registered public accounting firm and our Chief Financial Officer. The audit committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to our board of directors regarding these activities.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates pursuant to a separate charter adopted by our board of directors. The composition and functioning of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, the NYSE MKT and Securities and Exchange Commission rules and regulations.

Audit Committee

Nick J. Leb, Gary V. Cantrell and John A. Donofrio, Jr. currently serve on the audit committee, which is chaired by Nick J. Leb. Our board of directors has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined in the rules of the Securities and Exchange Commission and the applicable NYSE MKT rules. Our board of directors has designated Nick J. Leb as an “audit committee financial expert,” as defined under the applicable rules of the Securities and Exchange Commission. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the internal audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;

•	reviewing the code of business conduct and ethics and granting waivers for executive officers and directors thereunder;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•	recommending, based upon the audit committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing earnings releases.

Compensation Committee

John A. Donofrio, Jr., Nick J. Leb and Gary V. Cantrell currently serve on the compensation committee, which is chaired by John A. Donofrio, Jr. Our board of directors has determined that each member of the compensation committee is “independent” as that term is defined in the applicable NYSE MKT rules. The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation of our other executive officers;

•	reviewing and establishing our overall management compensation, philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•	evaluating and assessing potential current compensation advisors in accordance with the independence standards identified in the applicable NYSE MKT rules;

•	retaining and approving the compensation of any compensation advisors;

•	reviewing and approving our policies for the grant of non-cash compensation and perquisites;

•	reviewing and making recommendations to the board of directors with respect to director compensation;

•	preparing the compensation committee report required by SEC rules to be included in our annual proxy statement; and

•	reviewing the compensation discussion and analysis to be included in our annual proxy statement.

Nominating and Corporate Governance Committee

Gary V. Cantrell, John A. Donofrio, Jr. and Nick J. Leb currently serve on the nominating and corporate governance committee, which is chaired by Gary V. Cantrell. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” as that term is defined in the applicable NYSE MKT rules. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board of directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board of directors a set of corporate governance guidelines; and

•	overseeing the evaluation of the board of directors and the chief executive officer.

Our board of directors may establish other committees from time to time.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Corporate Governance

Prior to the completion of this offering, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Following the completion of this offering, a current copy of the code will be posted on the Corporate Governance section of our website, which is located at www.vyrixpharma.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

EXECUTIVE COMPENSATION

Executive Compensation Overview

Historically, our executive compensation program has reflected our growth and development-oriented corporate culture. As of December 31, 2013, the compensation of Jarrett Disbrow, our president and chief executive officer, and our next highest-paid executive officer identified in the Summary Compensation Table below, whom we refer to as the named executive officers, has consisted of a combination of base salary, bonuses and long-term incentive compensation in the form of common stock and stock options. We have obtained the services of Mark McGregor, our Treasurer and Secretary, pursuant to our services agreement with Ampio. As such, Mr. McGregor’s salary is paid to him by Ampio. Our executive officers and all salaried employees are also eligible to receive health and welfare benefits.

As we transition from a private company to a publicly-traded company, we will evaluate our compensation values and philosophy and compensation plans and arrangements as circumstances require. At a minimum, we expect to review executive compensation annually with input from a compensation consultant if and when determined by the compensation committee. As part of this review process, we expect the board of directors and the compensation committee to apply our values and philosophy, while considering the compensation levels needed to ensure our executive compensation program remains competitive. We will also review whether we are meeting our retention objectives and the potential cost of replacing a key employee.

Compensation Tables

Summary Compensation Table – 2013

The following table presents information regarding the total compensation awarded to, earned by, and paid to each individual who served as our chief executive officer at any time during the last completed fiscal year and the next highest-paid executive officer (other than the chief executive officer) who was serving as an executive officer at the end of the last completed fiscal year for services rendered in all capacities to us for the year ended December 31, 2013. These individuals are our named executive officers for 2013.

Name and principal position	Year	Salary ($)	Bonus ($)	Option awards ($)(1)	Non-equity incentive plan compensation ($)	All other compensation ($)	Total ($)
Jarrett Disbrow President and Chief Executive Officer	2013	48,750	—	557,134	—	—	605,884

Mark McGregor(2) Treasurer and Secretary	2013	—	—	—	—	—	—

(1)	Amounts reflect the grant date fair value of option awards granted in 2013 in accordance with Accounting Standards Codification Topic 718. For information regarding assumptions underlying the valuation of equity awards, see note 10 to our financial statements and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Policies—Stock-Based Compensation” included elsewhere in this prospectus. These amounts do not correspond to the actual value that will be recognized by the named executive officers.
(2)	For the year ended December 31, 2013, Mr. McGregor did not receive compensation directly from us for the services performed for us and he was paid by Ampio.

Employment Agreements with Our Named Executive Officers

We have entered into an employment agreement with Mr. Disbrow, our president and chief executive officer, in connection with his employment with us. The agreement is for a term of 36 months beginning on November 18, 2013, subject to termination by either party with or without Cause or Good Reason (as discussed below). Mr. Disbrow is entitled to receive $210,000 in annual salary, plus a 50% discretionary performance bonus and 500,000 stock options with 25% vesting upon grant and 25% annual vesting over three years. Mr. Disbrow is also eligible to participate in the benefit plans maintained by us from time to time, subject to the terms and conditions of such plans.

Payments Provided Upon Termination Without Cause or for Good Reason

Pursuant to the employment agreement, in the event Mr. Disbrow’s employment is terminated by us without Cause or Mr. Disbrow terminates his employment with Good Reason, we will be obligated to pay him any accrued compensation and a lump sum payment equal to his base salary in effect at the date of termination. In addition, Mr. Disbrow is entitled to continued participation in the health and welfare plans for up to two years. All stock options held by Mr. Disbrow on the date of termination will become fully vested and all vested stock options will remain exercisable from the date of termination until the expiration date of the applicable award.

“Cause” is defined as (i) willful malfeasance or willful misconduct by the executive in connection with his employment; (ii) the executive’s gross negligence in performing any of his duties under the agreement; (iii) the executive’s conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendre with respect to, any crime other than a traffic violation or infraction which is a misdemeanor; (iv) the executive’s willful and deliberate violation of any Ampio or Vyrix policy, (v) the executive’s unintended but material breach of any written policy applicable to all employees adopted by Ampio or Vyrix which is not cured to the reasonable satisfaction of the board of directors within 30 business days after notice thereof; (vi) the executive’s unauthorized use or disclosure of any proprietary information or trade secrets of Ampio or Vyrix or any of their respective subsidiaries or affiliates or any other party as to which the executive owes an obligation of nondisclosure as a result of the executive’s relationship with Ampio or Vyrix, (vii) the executive’s willful and deliberate breach of his obligations under the agreement, or (viii) any other material breach by the executive of any of his obligations in the agreement which is not cured to the reasonable satisfaction of the board of directors within 30 business days after notice thereof.

“Good Reason” is defined as, without the executive’s written consent: (i) there is a material reduction of the level of the executive’s compensation (excluding any bonuses) (except where there is a general reduction applicable to the management team generally, provided, however, that in no case may the base salary be reduced below $210,000 per annum, (ii) there is a material reduction in the executive’s overall responsibilities or authority, or scope of duties (it being understood that the occurrence of a Change in Control shall not, by itself, necessarily constitute a reduction in employee’s responsibilities or authority); or (iii) there is a material change in the principal geographic location at which the executive must perform his services (it being understood that the relocation of the executive to a facility or a location within 40 miles of the executive’s current residence in the State of North Carolina as of the effective date of the agreement or within 40 miles of the State Capitol Building in Denver, Colorado shall not be deemed material for purposes of the agreement). No event shall be deemed to be “Good Reason” if Vyrix has cured the event (if susceptible to cure) within 30 days of receipt of written notice from the executive specifying the event or events which, absent cure, would constitute “Good Cause.”

The severance benefits described above are contingent on Mr. Disbrow executing a general release of claims.

Payments Provided Upon a Change in Control

Pursuant to the employment agreement, in the event of a Change in Control of the Company, all equity awards granted or may be granted in the future by us to Mr. Disbrow will immediately vest and become exercisable. “Change in Control” is defined as any of the following: (i) the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than Ampio or Vyrix, or any of their respective subsidiaries or affiliates, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power or economic interests of the then outstanding voting securities of Vyrix entitled to vote generally in the election of directors; (ii) the acquisition of Vyrix by another entity by means of any transaction or series of related transactions to which

Vyrix is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any issuance of securities by Vyrix in a transaction or series of transactions made principally for bona fide equity financing purposes, other than a transaction or series of related transactions in which the holders of the voting securities of Vyrix outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in Vyrix held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of Vyrix or such other surviving or resulting entity (or if Vyrix or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or (iii) the sale or other disposition of all or substantially all of the assets of Vyrix in one transaction or series of related transactions.

Outstanding Equity Awards at Fiscal Year-End Table – 2013

The following table summarizes, for each of the named executive officers, the number of shares of common stock underlying outstanding stock options held as of December 31, 2013.

	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Jarrett Disbrow	125,000	375,000	0.70	11/18/2023
Mark McGregor	—	—	—	—

Director Compensation

Mr. Macaluso and Mr. Disbrow, who served as the members of our board of directors during 2013, did not receive any compensation, equity awards or non-equity awards for their service as directors, although Mr. Macaluso and Mr. Disbrow did receive compensation in 2013 from and with respect to their employment with Ampio and our company, respectively.

In 2013, we did not maintain any standard fee arrangements for the non-employee members of our board of directors for their service as directors. We intend to put in place a formal director compensation policy for all of our non-employee directors prior to the completion of this offering.

Compensation Risk Assessment

We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Employee Share Plans

Share Options

Our board of directors adopted and our stockholder approved the 2013 Stock Option and Grant Plan, or the 2013 Plan, on December 5, 2013. On             , 2014, we adopted the Amended and Restated 2013 Stock Option and Grant Plan, or the Amended and Restated 2013 Plan. Through December 31, 2013, one option to purchase 500,000 shares of our common stock was granted under the 2013 Plan and no awards have been made under the Amended and Restated 2013 Plan. The equity incentive plan described in this section is the Amended and Restated 2013 Plan. Following the closing of this offering, we expect to grant awards to eligible participants only under the Amended and Restated 2013 Plan.

Amended and Restated 2013 Plan

On                 2014, our board of directors adopted and our stockholders approved our Amended and Restated 2013 Plan. Our Amended and Restated 2013 Plan provides us flexibility to use various equity-based incentive and other awards as compensation tools to motivate our workforce. These tools include stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, performance share awards and cash-based awards. The Amended and Restated 2013 Plan will become effective immediately prior to the closing of this offering.

We have initially reserved              shares of common stock for the issuance of awards under the Amended and Restated 2013 Plan. The Amended and Restated 2013 Plan provides that the number of shares reserved and available for issuance will automatically increase each January 1, beginning on January 1, 2015, by     % of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

The shares issuable pursuant to awards granted under the Amended and Restated 2013 Plan will be authorized but unissued shares or shares that we reacquire. The shares of common stock underlying any awards from the Amended and Restated 2013 Plan that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without any issuance of common stock, expire or are otherwise terminated (other than by exercise) under the Amended and Restated 2013 Plan will be added back to the shares available for issuance under the Amended and Restated 2013 Plan.

Under the Amended and Restated 2013 Plan, stock options or stock appreciation rights with respect to no more than shares may be granted to any one individual in any one calendar year and no more than              shares may be issued in the form of incentive stock options.

The Amended and Restated 2013 Plan is administered by the compensation committee. The compensation committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Amended and Restated 2013 Plan. Employees, non-employee directors and other key persons (including consultants) are eligible to receive awards under the Amended and Restated 2013 Plan.

The Amended and Restated 2013 Plan permits the granting of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. The exercise price of each stock option will be determined by the compensation committee but may not be less than 100% of the fair market value of our common stock on the date of grant or, in the case of an incentive stock option granted to a 10% owner, less than 110% of the fair market value of our common stock on the date of grant. The term of each stock option will be fixed by the compensation committee and may not exceed 10 years from the date of grant (or five years in the case of an incentive stock option granted to a 10% owner). The compensation committee will determine at what time or times each option may be exercised.

The compensation committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of common stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price of each stock appreciation right may not be less than 100% of fair market value of the common stock on the date of grant.

The compensation committee may award restricted stock or restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment or service with us through a specified vesting period. The compensation committee may also grant cash-based awards to participants subject to such conditions and restrictions as it may determine. The compensation committee may also grant shares of common stock that are free from any restrictions under the Amended and Restated 2013 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant.

The compensation committee may grant performance share awards to participants that entitle the recipient to receive share awards of common stock upon the achievement of certain performance goals and such other conditions as our compensation committee shall determine.

The compensation committee may grant cash bonuses under the Amended and Restated 2013 Plan to participants, subject to the achievement of certain performance goals.

The compensation committee may grant performance-based awards to participants in the form of restricted stock, restricted stock units, performance shares or cash-based awards upon the achievement of certain performance goals and such other conditions as the compensation committee shall determine. The compensation committee may grant such performance-based awards under the Amended and Restated 2013 Plan that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Those awards would only vest or become payable upon the attainment of performance goals that are established by our compensation committee and related to one or more performance criteria. The performance criteria that could be used with respect to any such awards include: revenue, expense levels, cash flow, business development and financing milestones and developments, earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of our common stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, stockholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share, sales or market shares and number of clients, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. From and after the time that we become subject to Section 162(m) of the Code, the maximum award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code that may be made to any one employee during any one calendar year period is              shares with respect to a stock-based award and $         with respect to a cash-based award.

The Amended and Restated 2013 Plan provides that, upon the effectiveness, of a “sale event,” as defined in the Amended and Restated 2013 Plan, in the event that all awards are not assumed or continued or substituted by the successor entity, all awards granted under the Amended and Restated 2013 Plan shall terminate. In addition, in connection with the termination of the Amended and Restated 2013 Plan upon a sale event, we may make or provide for a cash payment to participants holding options and stock appreciation rights, equal to the difference between the per share cash consideration payable to stockholders in the sale event and the exercise price of the options or stock appreciation rights.

Our board of directors may amend or discontinue the Amended and Restated 2013 Plan and our compensation committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, including option repricing, but no such action may adversely affect rights under an award without the holder’s consent. Certain amendments to the Amended and Restated 2013 Plan may require the approval of our stockholders.

No awards may be granted under the Amended and Restated 2013 Plan after the date that is ten years from the date of stockholder approval of the Amended and Restated 2013 Plan. No awards under the Amended and Restated 2013 Plan have been made prior to the date hereof.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below all transactions and series of similar transactions, other than compensation arrangements, during our last three fiscal years, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this prospectus.

Sales and Purchases of Securities

On November 18, 2013, pursuant to a subscription agreement, Ampio purchased 20,000,000 shares of our common stock at a purchase price of $0.0001 per share plus the transfer of certain intellectual property described below.

Agreements and Transactions with Our Principal Stockholder

Intercompany Loan Agreement

On November 18, 2013, we entered into an intercompany loan agreement with Ampio. Pursuant to the intercompany loan agreement, Ampio agrees to lend us up to an aggregate amount of $3,000,000 through cash advances of up to $500,000 each. Unpaid principal amounts under the intercompany loan agreement bear simple interest at the “Applicable Federal Rate” for long-term obligations prescribed under Section 1274(d) of the Internal Revenue Code of 1986, as amended (or any successor provision with similar applicability). The initial term of this intercompany loan agreement is for one year, subject to automatic extension of successive one-year terms. We may repay any outstanding balance at any time without penalty. Ampio has an option of converting any balance outstanding under the intercompany loan agreement into shares of our common stock at the fair market value per share of our common stock, as determined by the board of directors, as of such conversion date. The amount advanced under the intercompany loan agreement as of April 16, 2014 was $1,300,000 with interest rates from 3.28% to 3.32%.

Assignment and Assumption Agreement

On December 1, 2013, we entered into an assignment and assumption agreement with Ampio. Pursuant to the assignment and assumption agreement, Ampio assigned to us all its rights under a certain manufacturing and supply agreement, license agreement, distribution agreement, services agreement and other agreements related to our product candidates.

Transfer of Intellectual Property

On December 3, 2013, Ampio transferred to us certain intellectual property, including registered and unregistered patents, related to our product candidates. For more information regarding the transferred intellectual property, see “Business – Intellectual Property.”

Services Agreement

On January 1, 2014, we entered into a services agreement with Ampio whereby Ampio provides corporate overhead services to us in exchange for $7,000 per month. The amount can be modified in writing upon the consent of both parties. The agreement may be terminated at any time by either party.

Executive Compensation

Please see “Executive Compensation” for information regarding compensation of directors and executive officers.

Employment Agreements

We have entered into an employment agreement with Mr. Disbrow, our president and chief executive officer. For more information regarding our agreement with Mr. Disbrow, see “Executive Compensation—Employment Agreements with Our Named Executive Officers.”

Indemnification Agreements

We intend to enter into agreements to indemnify our directors and executive officers to the maximum extent allowed under Delaware law. These agreements will, among other things, indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of us or that person’s status as a member of our board of directors.

Policies for Approval of Related Party Transactions

Our board of directors reviews and approves transactions with directors, officers and holders of 5% or more of our voting securities and their affiliates, or each, a related party. Prior to this offering, the material facts as to the related party’s relationship or interest in the transaction are disclosed to our board of directors prior to their consideration of such transaction, and the transaction is not considered approved by our board of directors unless a majority of the directors who are not interested in the transaction approve the transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

In connection with this offering, we intend to adopt a written related party transactions policy that such transactions must be approved by our audit committee or another independent body of our board of directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of March 31, 2014, and as adjusted to reflect the sale of common stock offered by us in this offering, for:

•	each person known by us to be the beneficial owner of more than 5% of our capital stock;

•	our named executive officers;

•	each of our other directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 20,000,000 shares of common stock outstanding as of March 31, 2014 and also lists applicable percentage ownership based on              shares of common stock assumed to be outstanding after the closing of the offering. Options to purchase shares of common stock that are exercisable within 60 days of the date of this prospectus are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

Name and address of beneficial owner(1)		Percentage of Shares Beneficially Owned
	Number of Shares Beneficially Owned Prior to this Offering	Prior to this Offering	After this Offering
5% Stockholders
Ampio Pharmaceuticals, Inc.(2)	20,000,000	100%

Named executive officers and directors
Jarrett Disbrow(3)	125,000	*
Mark McGregor	37,500	*
Michael Macaluso	—	—
Gary V. Cantrell	—	—
John A. Donofrio, Jr.	—	—
Nick J. Leb	—	—

All directors and executive officers as a group (6 persons)	162,500	*

*	Represents beneficial ownership of less than one percent.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Vyrix Pharmaceuticals, Inc., 5445 DTC Parkway, Suite 925, Greenwood Village, CO 80111.
(2)	Consists of 20,000,000 shares of common stock. The address for Ampio Pharmaceuticals, Inc. is 5445 DTC Parkway, Suite 925, Greenwood Village, CO 80111.
(3)	Consists of 125,000 shares of common stock issuable upon exercise of options within 60 days of March 31, 2014.
(4)	Consist of 37,500 shares of common stock issuable upon exercise of options within 60 days of March 31, 2014.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws, which will be effective upon closing of this offering. The descriptions of the common stock and preferred stock give effect to changes to our capital structure that will occur immediately prior to the closing of this offering. We refer in this section to our amended and restated certificate of incorporation as our certificate of incorporation, and we refer to our amended and restated bylaws as our bylaws.

General

Upon completion of this offering, our authorized capital stock will consist of 150,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share, all of which 5,000,000 shares of preferred stock will be undesignated.

As of the date of this prospectus, 20,000,000 shares of our common stock were outstanding and held by one stockholder of record.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by the board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. The shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable.

Preferred Stock

Upon the closing of this offering, our board of directors will have the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. Immediately after closing of this offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

Warrants

We have not issued any warrants for the purchase of shares of our common stock.

Registration Rights

None of our stockholders have registration rights.

Anti-takeover Effects of Our Certificate of Incorporation, Bylaws and Delaware Law

Our certificate of incorporation and bylaws that will be effective upon consummation of this offering include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board Composition and Filling Vacancies

Our certificate of incorporation provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The limitations on removal of directors, together with the treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors.

No Written Consent of Stockholders

Our certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of Stockholders

Our certificate of incorporation and bylaws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements

Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to Certificate of Incorporation and Bylaws

Any amendment of our certificate of incorporation must first be approved by a majority of our board of directors, and if required by law or our certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, limitation of liability and the amendment of our certificate of incorporation must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class. Our bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if our board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Undesignated Preferred Stock

Our certificate of incorporation provides for 5,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Section 203 of the Delaware General Corporation Law

Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Exchange Listing

We have applied to list our common stock on the NYSE MKT under the trading symbol “VYRX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Corporate Stock Transfer, Inc. The transfer agent and registrar’s address is 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our shares. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Based on the number of shares outstanding as of the date of this prospectus, upon the completion of this offering,              shares of our common stock will be outstanding, assuming no exercise of the underwriters’ over-allotment option to purchase additional shares. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below.

Rule 144

In general, a person who has beneficially owned restricted stock for at least six months would be entitled to sell his securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Securities Exchange Act of 1934, as amended, periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the number of shares then outstanding, which will equal approximately shares immediately after this offering assuming no exercise of the underwriters’ option to purchase additional shares, based on the number of shares outstanding as of the date of this prospectus; or

•	the average weekly trading volume of our common stock on the NYSE MKT during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under “Underwriting” included elsewhere in this prospectus and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Lock-up Agreements

In connection with this offering, Ampio, our parent company and current sole stockholder, who held 20,000,000 shares of common stock as of the date of this prospectus and all of our executive officers and directors have signed lock-up agreements which prevent them from selling any of our common stock or any securities convertible into or exercisable or exchangeable for common stock for a period of not less than twelve months or 180 days, respectively, from the date of the preliminary prospectus prepared for this offering without the prior written consent of Aegis Capital Corp. Aegis Capital Corp. may in its sole discretion and at any time without notice release some or all of the shares subject to the lock-up agreements prior to the expiration of the twelve-month period or 180-day period, as applicable. When determining whether or not to release shares from the lock-up agreements, Aegis Capital Corp. will consider, among other factors, the stockholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Stock Option Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register our shares issued or reserved for issuance under our stock option plans. We expect to file the first such registration statement soon after the date of this prospectus and such registration statement will automatically become effective upon filing with the Securities and Exchange Commission. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above. As of the date of this prospectus, we estimate that such registration statement on Form S-8 will cover approximately              shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This summary deals only with our common stock held as a capital asset by a stockholder, and does not discuss the U.S. federal income tax considerations applicable to a stockholder that is subject to special treatment under U.S. federal income tax laws, including: a dealer in securities or currencies; a financial institution; a regulated investment company; a real estate investment trust; a tax-exempt organization; an insurance company; a person holding our common stock as part of a hedging, integrated, conversion or straddle transaction or a person deemed to sell our common stock under the constructive sale provisions of the Code; a trader in securities that has elected the mark-to-market method of accounting; an entity that is treated as a partnership for U.S. federal income tax purposes; a person that received our common stock in connection with services provided to the company or any of its affiliates; a U.S. person whose “functional currency” is not the U.S. dollar; a “controlled foreign corporation”; a “passive foreign investment company”; or a U.S. expatriate.

This summary is based upon provisions of the Code, and applicable regulations, rulings and judicial decisions in effect as of the date hereof. Those authorities may be changed, perhaps with retroactive effect, or may be subject to differing interpretations, so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income tax, does not deal with all tax considerations that may be relevant to stockholders in light of their personal circumstances and does not address any state, local, foreign, gift, estate or alternative minimum tax considerations.

For purposes of this discussion, a “U.S. holder” is a beneficial holder of our common stock that is: an individual citizen or resident of the United States for U.S. federal income tax purposes; a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; or a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial holder of our common stock (other than a partnership or any other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock is particularly urged to consult its own tax advisors.

Holders of our common stock are urged to consult their own tax advisors concerning the tax considerations related to the acquisition, ownership and disposition of our common stock in light of their particular circumstances, as well as any tax considerations arising under the laws of any other jurisdiction, including any state, local and foreign income and other tax laws.

U.S. Holders

The following discussion is a summary of the material U.S. federal income tax considerations relevant to a U.S. holder of our common stock.

Distributions

Distributions with respect to our common stock, if any, will generally be includible in the gross income of a U.S. holder as ordinary dividend income to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current and accumulated earnings and profits would be treated as a return of the U.S. holder’s adjusted tax basis in our common stock (to the extent thereof) and as such would not be taxable to a U.S. holder. To the extent that such distribution exceeds the U.S. holder’s adjusted tax basis in our common stock, such excess will be taxable as capital gain from the sale or exchange of the common stock. If certain requirements are met (including certain holding period requirements), any dividends paid to a holder of our common stock who is a U.S. individual will generally be subject to U.S. federal income tax at favorable capital gain rates applicable to the individual.

Distributions constituting dividends for U.S. federal income tax purposes that are paid to U.S. holders that are corporations may qualify for the 70% dividends received deduction, or DRD, which is generally available to corporations that own less than 20% of the voting power or value of the outstanding stock of the distributing corporation. A U.S. holder that is a corporation holding 20% or more of the distributing corporation (by vote and value) may be eligible for an 80% DRD with respect to any such dividends. No assurance can be given that we will have sufficient earnings and profits (as determined for U.S. federal income tax purposes) to cause any distributions to be treated as dividends eligible for a DRD. In addition, a DRD is available only if certain other requirements are satisfied, and a DRD may be subject to limitations in certain circumstances, which are not discussed herein.

Sale, Exchange, Redemption or Certain Other Taxable Dispositions of Our Common Stock

A U.S. holder of our common stock will generally recognize gain or loss on the taxable sale, exchange, redemption (provided the redemption is treated as a sale or exchange), or other taxable disposition of such stock in an amount equal to the difference between such U.S. holder’s amount realized on the sale and such U.S. holder’s adjusted tax basis in our common stock sold. A U.S. holder’s amount realized should equal the amount of cash and the fair market value of any property received in consideration for the common stock sold. The gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder held our common stock for more than one year at the time of disposition. Capital loss can generally only be used to offset capital gain (individuals may also offset excess capital losses against up to $3,000 of ordinary income per tax year). In general, long-term capital gain recognized by an individual U.S. holder is subject to U.S. federal income tax at maximum rates up to 20%. Any gain recognized by a U.S. holder on a disposition of our common stock will generally be short-term capital gain and will be taxed at ordinary income rates if the stock is held for one year or less at the time of disposition.

Medicare Tax on Net Investment Income

An additional 3.8% Medicare tax will be imposed on certain net investment income of U.S. holders that are individuals, estates and trusts that do not fall into a special class of trusts that is exempt from such tax to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds a threshold amount. Net investment income generally would include dividends and net gains from the disposition of our common stock. U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of the Medicare tax on their ownership and disposition of our common stock.

Information Reporting and Backup Withholding Tax

When required, we or our paying agent will report to our U.S. holders and the IRS the amounts paid on or with respect to our common stock during each calendar year, and the amount of any tax withheld from such payments. Under U.S. federal income tax law, dividends and proceeds from the sale of our common stock may, under certain circumstances, be subject to “backup” withholding at the then applicable rate. Backup withholding generally applies to a U.S. holder if the holder (i) fails to furnish to us or our paying agent a correct social security number or other taxpayer identification number, or TIN, or fails to furnish a certification of exempt status, (ii) has been notified by the IRS that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends or (iii) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a U.S. person that is not subject to backup withholding. A U.S. holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or the applicable paying agent. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is supplied to the IRS. Certain U.S. persons are exempt from backup withholding, including corporations, and in certain circumstances, financial institutions.

Non-U.S. Holders

The following is a summary of the material U.S. federal tax considerations applicable to a non-U.S. holder of our common stock.

Distributions

Distributions treated as dividends for U.S. federal income tax purposes, if any, that are paid to a non-U.S. holder with respect to shares of our common stock will be subject to U.S. federal withholding tax at a 30% rate (or a lower rate prescribed by an applicable tax treaty) unless the dividends are subject to U.S. federal income tax on a net income basis because they are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, as described in the following sentence. If a non-U.S. holder is engaged in a trade or business in the United States and dividends with respect to our common stock are effectively connected with the conduct of such trade or business and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base, then the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis in the same manner as if received by a U.S. holder (although the dividends will be exempt from the 30% U.S. federal withholding tax, provided certain certification requirements are satisfied). Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or a lower rate prescribed by an applicable tax treaty). To claim the exemption from withholding with respect to any such effectively connected income, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

A non-U.S. holder who wishes to claim the benefit of an exemption or reduced rate of U.S. federal withholding tax under an applicable tax treaty must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such non-U.S. holder’s qualification for the exemption or reduced rate. If a non-U.S. holder is eligible for an exemption or a reduced rate of U.S. federal withholding tax pursuant to an applicable tax treaty, it may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

A non-U.S. holder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the non-U.S. holder’s adjusted basis in our common stock. Instead, the excess portion of the distribution will reduce such non-U.S. holder’s adjusted basis in our common stock. A non-U.S. holder will generally be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and such non-U.S. holder’s adjusted basis in our common stock, if the non-U.S. holder otherwise would be subject to tax on gain from the sale or disposition of our common stock, as described below. If we are not able to determine whether or not a distribution will exceed current and accumulated earnings and profits at the time the distribution is made, we may withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. holder may obtain a refund of amounts that we withhold to the extent that the distribution in fact exceeded our current and accumulated earnings and profits.

Sale, Exchange, Redemption or Certain Other Taxable Dispositions of Our Common Stock

Non-U.S. holders may recognize gain upon the sale, exchange, redemption (provided the redemption is treated as a sale or exchange) or other taxable disposition of our common stock. Such gain generally will not be subject to U.S. federal income tax unless: (i) the gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or a fixed base), of a non-U.S. holder; (ii) the non-U.S. holder is a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (iii) we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes. We believe that we are not and we do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If a non-U.S. holder is an individual described in clause (i) of the preceding paragraph, the non-U.S. holder will generally be subject to tax on the net gain from a disposition of our common stock at regular graduated U.S. federal income tax rates. If the non-U.S. holder is an individual described in clause (ii) of the preceding paragraph, the non-U.S. holder will generally be subject to a flat 30% tax on the net gain from a disposition of our common stock, which may be offset by U.S. source capital losses even though the non-U.S. holder is not considered a resident of the United States. If a non-U.S. holder is a foreign corporation that falls under clause (i) of the preceding paragraph, it will be subject to tax on its net gain from a disposition of our common stock in the same manner as if it were a U.S. holder, the non-U.S. holder may be subject to the branch profits tax at a rate equal to 30% of its effectively connected earnings and profits (or a lower rate prescribed by an applicable tax treaty). If a non-U.S. holder is eligible for the benefits of an applicable tax treaty between the United States and its country of residence, any gain from a disposition of our common stock will be subject to U.S. federal income tax in the manner specified by such treaty. To claim the benefit of an applicable tax treaty, a non-U.S. holder must properly submit an IRS Form W-8BEN (or suitable successor or substitute form).

Information Reporting and Backup Withholding Tax

When required, we or our paying agent will report to non-U.S. holders of our common stock and the IRS the amounts paid on or with respect to our common stock during each calendar year, and the amount of any tax withheld. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Information reporting with respect to sales proceeds and backup withholding with respect to distributions or sales proceeds, however, generally will not apply to a non-U.S. holder of our common stock provided the non-U.S. holder furnishes to us or the applicable paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or the applicable paying agent has actual knowledge, or reason to know, that the holder is a U.S. person (as defined by the Code) that is not an exempt recipient. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is provided to the IRS.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act, or FATCA, a 30% withholding tax will apply to dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution unless the foreign financial institution either qualifies for an exemption from FATCA or enters into an agreement with the U.S. Treasury to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, FATCA imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity qualifies for an exemption, certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Withholdable payments would include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends. Withholding obligations under FATCA will generally apply to payments of dividends made on or after July 1, 2014, and payments of gross proceeds made on or after January 1, 2017.

Holders of our common stock should consult their tax advisors regarding the possible impact of FATCA on their investment in our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement dated             , 2014 with respect to the shares being offered. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the table below. Aegis Capital Corp., or Aegis, and Fordham Financial Management, Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Aegis Capital Corp.
Fordham Financial Management, Inc.

Total

The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of              additional shares (15% of the shares sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price per share that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $         and the total net proceeds, before expenses, to us will be $            .

Discount. The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Total without Over-Allotment Option	Total with Over-Allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (7%)	$	$	$
Non-accountable expense allowance(1)	$	$	$
Proceeds, before expenses to us	$	$	$

(1)	The expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.

The underwriters propose to offer the shares offered by us to the public at the public offering price per share set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $         per share. If all of the shares offered by us are not sold at the public offering price per share, the underwriters may change the offering price per share and other selling terms by means of a supplement to this prospectus.

We have paid an expense deposit of $50,000 to Aegis, which will be applied against the accountable expenses that will be paid by us to the representatives in connection with this offering. The underwriting agreement provides that in the event the offering is terminated, the $50,000 expense deposit paid to Aegis will be returned to us to the extent that offering expenses are not actually incurred by the underwriters in compliance with FINRA Rule 5110(f)(2)(C).

We have also agreed to pay the representatives’ expenses relating to the offering, including (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed an aggregate of $15,000; (b) all filing fees incurred in clearing this offering with FINRA; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under state securities laws, or “blue sky” laws, or under the securities laws of foreign jurisdictions designated by the underwriters (including reasonable fees and disbursements of blue sky counsel not to exceed $20,000); (d) up to $50,000 of the fees and expenses of the underwriters’ legal counsel; (e) $21,775 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; and (f) up to $20,000 of the underwriters’ actual accountable road show expenses for the offering.

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $            .

Discretionary Accounts. The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements. Pursuant to certain “lock-up” agreements, our executive officers and directors and Ampio have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any common stock or securities convertible into or exchangeable or exercisable for any common stock, whether currently owned or subsequently acquired, without the prior written consent of Aegis, for a period of twelve months or 180 days, respectively, after the date of this prospectus.

Representatives’ Warrants. We have agreed to issue to the representatives warrants to purchase up to a total of              shares of common stock (5% of the shares of common stock sold in this offering, excluding the over-allotment) in the event the gross proceeds to us in the offering exceed $15,000,000. The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(i). The warrants will be exercisable at a per share price equal to 125% of the public offering price per share in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a                  lock-up pursuant to Rule 5110(g)(1) of FINRA. The representatives (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of                  from the effective date of the offering. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

NYSE MKT Listing. We have applied to list our common stock on the NYSE MKT under the symbol “VYRX.”

Electronic Offer, Sale and Distribution of Shares. A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids. In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

The underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships. Certain of the underwriters and their affiliates may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive, customary fees. However, except as may be disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

From time to time, the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer for the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a) to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c) to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or the ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ – $$ – Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors.

Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA.

This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Goodwin Procter LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The financial statements of Vyrix Pharmaceuticals, Inc. as of December 31, 2013 and 2012 and for each of the two years in the two-year period ended December 31, 2013, and for the period from March 23, 2011 (inception) to December 31, 2013 are included in this prospectus, in reliance upon the report of EKS&H LLLP, independent registered public accounting firm, upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon the closing of the offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INDEX TO FINANCIAL STATEMENTS

VYRIX PHARMACEUTICALS, INC.

(A Development Stage Company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of

Vyrix Pharmaceuticals, Inc.

Greenwood Village, Colorado

We have audited the accompanying balance sheets of Vyrix Pharmaceuticals, Inc. (a development stage company, the “Company”) as of December 31, 2013 and 2012, and the related statements of operations, changes in stockholder’s equity, and cash flows for each of the years then ended, and for the period from March 23, 2011 (inception) to December 31, 2013. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements include carve-out adjustments and were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-1 of Vyrix Pharmaceuticals, Inc.). The activities of Company are a carve-out from Ampio Pharmaceuticals, Inc., its Parent, as of December 31, 2012 and for the period from March 23, 2011 (inception) through November 18, 2013, the date on which the Company was formed. The carve-out financial statements are combined with the operations of the Company from November 18, 2013 through December 31, 2013.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vyrix Pharmaceuticals, Inc. (a development stage company) as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, and for the period from March 23, 2011 (inception) through December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ EKS&H LLLP

March 12, 2014, except Note 11—Subsequent Events, dated April 16, 2014

Denver, Colorado

VYRIX PHARMACEUTICALS, INC.

(A Development Stage Company)

Balance Sheets

	December 31,
	2013	2012
Assets
Current assets
Cash	$298,756	$—
Prepaid expenses	50,000	—
Deferred tax asset	18,529	18,529

Total current assets	367,285	18,529

In-process research and development	7,500,000	7,500,000
Patents, net	375,012	420,468

	7,875,012	7,920,468

Total assets	$8,242,297	$7,938,997

Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	$146,273	$543,094
Deferred revenue	50,000	50,000
Intercompany advance	56,911	—
Convertible note payable to Parent	300,000	—

Total current liabilities	553,184	593,094

Long-term liabilities
Long-term deferred revenue	331,250	381,250
Deferred tax liability	629,548	1,249,276

Total long-term liabilities	960,798	1,630,526

Total liabilities	1,513,982	2,223,620

Commitments and contingencies (Note 8)

Stockholder’s equity
Preferred stock, par value $.0001; shares authorized, 10,000,000 in 2013 and none in 2012; shares issued and outstanding, none in 2013 or 2012	—	—
Common stock, par value $.0001; shares authorized, 60,000,000 in 2013 and none in 2012; shares issued and outstanding, 20,000,000 in 2013 and none in 2012	2,000	—
Additional paid-in capital	6,941,426	—
Parent’s equity in Vyrix	—	5,715,377
(Deficit) accumulated in the development stage	(215,111)	—

Total stockholders’ equity	6,728,315	5,715,377

Total liabilities and stockholders’ equity	$8,242,297	$7,938,997

The accompanying notes are an integral part of these financial statements.

VYRIX PHARMACEUTICALS, INC.

(A Development Stage Company)

Statements of Operations

	Year Ended December 31,		March 23, 2011 (Inception) through December 31, 2013
	2013	2012
License revenue	$50,000	$50,000	$118,750
Expenses
Research and development	1,531,742	1,982,555	5,823,358
General and administrative	330,746	122,109	704,046

Total operating expenses	1,862,488	2,104,664	6,527,404

Net loss, before income tax	(1,812,488)	(2,054,664)	(6,408,654)
Income tax expense (benefit)	(619,727)	(761,372)	(2,270,944)

Net loss	$(1,192,761)	$(1,293,292)	$(4,137,710)

Weighted average number of shares outstanding	20,000,000	20,000,000	20,000,000

Basic and diluted net loss per share	$(0.06)	$(0.06)	$(0.21)

The accompanying notes are an integral part of these financial statements.

VYRIX PHARMACEUTICALS, INC.

(A Development Stage Company)

Statements of Stockholder’s Equity (Deficit)

	Common Stock		Additional Paid in Capital	Parent’s Equity in Vyrix	(Deficit) Accumulated in the Development Stage	Total Stockholder’s Equity (Deficit)
	Shares	Amount
Balance—March 23, 2011 (inception)	—	$—	$—	$—	$—	$—
Contribution of parent	—	—	—	7,114,218	—	7,114,218
Net loss	—	—	—	(1,651,657)		(1,651,657)

Balance—December 31, 2011	—	—	—	5,462,561	—	5,462,561
Contribution of parent	—	—	—	1,546,108	—	1,546,108
Net loss	—	—	—	(1,293,292)		(1,293,292)

Balance—December 31, 2012	—	—	—	5,715,377	—	5,715,377
Contribution of parent	—	—	—	2,065,629	—	2,065,629
Net loss prior to purchase of Vyrix Acquired Assets by Vyrix	—	—	—	(977,650)		(977,650)
Issuance of common stock in exchange for Vyrix Acquired Assets in November of 2013	20,000,000	2,000	6,801,356	(6,803,356)	—	—
Stock-based compensation expense	—	—	140,070	—	—	140,070
Net loss	—	—	—	—	(215,111)	(215,111)

Balance—December 31, 2013	20,000,000	$2,000	$6,941,426	$—	$(215,111)	$6,728,315

The accompanying notes are an integral part of these financial statements.

VYRIX PHARMACEUTICALS, INC.

(A Development Stage Company)

Statements of Cash Flows

	Year Ended December 31,		March 23, 2011 (Inception) through December 31, 2013
	2013	2012
Cash flow from operating activities:
Net loss	$(1,192,761)	$(1,293,292)	$(4,137,710)
Amortization	45,456	45,456	124,988
Stock-based compensation expense	140,070	—	140,070
Deferred income tax (benefit) expense	(619,728)	(761,372)	(2,353,445)
Adjustments to reconcile net loss to net and cash equivalents used in operating activities:
(Increase) Decrease in prepaid expenses	(50,000)	—	(50,000)
Increase (Decrease) in accounts payable	(396,821)	513,100	146,273
Increase (Decrease) in deferred revenue	(50,000)	(50,000)	381,250
Increase (Decrease) in intercompany advance	56,911	—	56,911

Net cash used in operating activities	(2,066,873)	(1,546,108)	(5,691,663)

Cash flows from financing activities
Proceeds from convertible note payable to Parent	300,000	—	300,000
Contribution of Parent	2,065,629	1,546,108	5,690,419

Net cash provided by financing activities	2,365,629	1,546,108	5,990,419

Net change in cash	298,756	—	298,756
Cash at beginning of period	—	—	—

Cash at end of period	$298,756	$—	$298,756

Supplementary cash flow information:
Income taxes paid	$—	$—	$82,500

Non-cash transactions:
Issuance of common stock in exchange for Vyrix Acquired Assets	$6,803,356	$—	$6,803,356
Patents contributed by Parent	$—	$—	$500,000
In-process research and development contributed by Parent	$—	$—	$7,500,000
Deferred income tax liability contributed by Parent	$—	$—	$2,964,464

The accompanying notes are an integral part of these financial statements.

VYRIX PHARMACEUTICALS, INC.

(A Development Stage Company)

Notes to Financial Statements

Note 1 – Business , Acquisition of Assets and Basis of Presentation

Business/Acquisition of Assets

Vyrix Pharmaceuticals, Inc. (“Vyrix”) was incorporated in the state of Delaware on November 18, 2013. Vyrix is a specialty pharmaceutical company focused on developing and commercializing late-stage prescription drug products to improve men’s health and quality of life. Vyrix’s principal asset is Zertane, a repurposed drug (tramadol hydrochloride) to treat male sexual dysfunction pertaining to premature ejaculation (“PE”) in men. Vyrix is a wholly-owned subsidiary of Ampio Pharmaceuticals, Inc. (“Ampio”). Vyrix acquired the worldwide rights to Zertane, a combination product with Zertane and an erectile dysfunction product to address co-morbid PE and erectile dysfunction (“Zertane-ED”), patents, distribution and manufacturing contracts, and all Ampio’s clinical trial and research data related to Zertane and Zertane-ED (collectively the “Vyrix Acquired Assets”), from Ampio in November of 2013 in exchange for 20,000,000 shares of Vyrix common stock.

Basis of Presentation

These financial statements include the financial statements of Vyrix from its inception in November 2013, combined with the carve-out financial statements related to the Vyrix Acquired Assets from March 23, 2011, the date Ampio originally acquired the Vyrix Acquired Assets through its merger with DMI BioSciences, Inc. (“BioSciences”).

The carve-out financial statements present the statements of financial position of Vyrix and the Vyrix Acquired Assets and the statement of operations and cash flows for purposes of presenting complete comparative stand-alone financial statements in accordance with Regulation S-X, Article 3, General Instructions to Financial Statements, and Staff Accounting Bulletin Topic 1-B1, Costs Reflected in Historical Financial Statements. Historically, financial statements have not been prepared for the Vyrix Acquired Assets, as they were not held in a separate legal entity. Although the Vyrix Acquired Assets have not been segregated as a separate legal entity, related revenues, direct costs and expenses, assets and liabilities have historically been segregated on Ampio’s books. In addition, the Company allocated corporate overhead costs based on a review of specific labor and other overhead expenses and a reasonable estimate of activities related to the Vyrix Acquired Assets. Allocated labor and other overhead totaled $86,400 in 2013, $61,200 in 2012 and $197,100 from March 23, 2011 (inception) to December 31, 2013. The Company also prepared a calculation of income tax expense and deferred income tax assets and liabilities on a “separate return” basis (see Note 7 – Income Taxes). These financial statements do not include a carve-out for cash as the operations have historically been funded by Ampio. The historical carve-out financial statements may not be indicative of the future results of Vyrix as a stand-alone entity.

The “Company” as referred to in the notes to these financial statements includes the Vyrix Acquired Assets and Vyrix, collectively.

The Company’s activities, being primarily research and development, have not generated significant revenue to date. The Company is considered to be a development stage company.

Note 2 – Summary of Significant Accounting Policies

Revenue Recognition/Deferred Revenue

Payments received upon signing of license agreements are for the right to use the license and are deferred and amortized over the lesser of the license term or patent life of the licensed drug. Milestone payments relate to obtaining regulatory approval in the territory, cumulative sales targets, and other projected milestones and are recognized at the time the milestone requirements are achieved. Royalties will be recognized as revenue when earned.

Patents

Costs of establishing patents, consisting of legal and filing fees paid to third parties, are expensed as incurred. The fair value of the Zertane patents acquired in connection with the March 2011 acquisition of BioSciences by Ampio was determined to be $500,000, and is being amortized over the remaining U.S. patent lives of approximately 11 years beginning April 1, 2011. Patents consist of the following:

	December 31,
	2013	2012
Patents	$500,000	$500,000
Less accumulated amortization	(124,988)	(79,532)

Patents, net	$375,012	$420,468

Amortization expense was recorded in the respective periods as follows:

	Year Ended December 31,		March 23, 2011 (Inception) through December 31, 2013
	2013	2012
Amortization expense	$45,456	$45,456	$124,988

Future amortization is as follows:

2014	$45,456
2015	45,456
2016	45,456
2017	45,456
2018	45,456
Thereafter	147,732

$375,012

In-Process Research and Development

In-process research and development (“IPRD”) relates to Zertane and clinical trial data acquired in connection with the March 2011 acquisition of BioSciences by Ampio. The $7,500,000 recorded was determined to be the fair value of the assets acquired. IPRD is considered an indefinite-lived intangible asset and its fair value will be assessed annually and written down if impaired. Once Zertane obtains regulatory approval and commercial production begins, IPRD will be reclassified to an intangible asset that will be amortized over its estimated useful life.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include assumptions in evaluating impairment of indefinite lived assets and assumptions in calculating the fair value of stock options. Actual results could differ from these estimates.

Income Taxes

Vyrix is included in the consolidated tax returns of Ampio. Vyrix’s taxes are computed and reported on a “separate return” basis. Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The amount of income taxes and related income tax positions taken are subject to audits by federal and state tax authorities. Vyrix has adopted accounting guidance for uncertain tax positions which provides that in order to recognize an uncertain tax benefit, the taxpayer must be more likely than not of sustaining the position, and the measurement of the benefit is calculated as the largest amount that is more than 50% likely to be realized upon recognition of the benefit. Vyrix believes that it has no material uncertain tax positions. Vyrix’s policy is to record a liability for the difference between the benefits that are both recognized and measured pursuant to FASB ASC 740-10, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“ASC 740-10”) and tax position taken or expected to be taken on the tax return. Then, to the extent that the assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. Vyrix reports tax-related interest and penalties as a component of income tax expense. During the periods reported, management of Vyrix has concluded that no significant tax position requires recognition under ASC 740-10.

Net Loss per Common Share

Basic earnings per share include no dilution and are computed by dividing the net loss by the weighted-average number of shares outstanding during the period. Basic and diluted loss per share was the same in 2013 and 2012. Although there were common stock equivalents of 500,000 shares outstanding at December 31, 2013, consisting of stock options; they were not included in the calculation of earnings per share because they would have been anti-dilutive. Vyrix issued 20,000,000 shares of common stock in November of 2013 concurrent with its formation as an entity. For comparative purposes, the Company has also used 20,000,000 shares outstanding in its net loss per share calculation prior to November 2013 when the net loss presented represents the carve-out net operating loss of the Vyrix Acquired Assets.

Stock-Based Compensation

The Company accounts for share based payments by recognizing compensation expense based upon the estimated fair value of the awards on the date of grant. The Company determines the estimated grant fair value using the Black-Scholes option pricing model and recognizes compensation costs ratably over the vesting period using the straight-line method.

Research and Development

Research and development costs are expensed as incurred.

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash, accounts payable and the convertible note payable to parent, are carried at cost which approximates fair value due to the short maturity of these instruments. The fair value of the convertible note payable to parent cannot be determined due to the related party nature of the instrument.

Impairment of Long-Lived Assets

Vyrix routinely performs an evaluation of the recoverability of the carrying value of its long-lived assets to determine if facts and circumstances indicate that the carrying value of assets or intangible assets may be impaired and if any adjustment is warranted. Based on Vyrix’s evaluations as of December 31, 2013 and 2012, no impairment existed for long-lived assets.

Note 3 – Acquisition of Vyrix Acquired Assets

On November 18, 2013, Vyrix acquired the Vyrix Acquired Assets from Ampio in exchange for 20,000,000 shares of common stock. The common stock issued and the Vyrix Acquired Assets were recorded based on the historical cost as reflected on the books of Ampio. The Vyrix Acquired Assets are reflected in these financial statements at inception based on the fair value of the Vyrix Acquired Assets acquired from Biosciences by Ampio on March 23, 2011. The values of the Vyrix Acquired Assets reflected on each of the above dates is as follows:

	November 18, 2013	March 23, 2011
In-process research and development	$7,500,000	$7,500,000
Patents, net of accumulated amortization	386,376	500,000
Deferred revenue	(393,750)	—
Deferred tax liability	(655,197)	(2,964,464)
Other	(34,073)	—

	$6,803,356	$5,035,536

Note 4 – Asset Purchase Agreement/Product Technology License

On December 2, 2011, the Company entered into a $2,000,000 Asset Purchase Agreement with Valeant International (Barbados) SRL (formerly BioVail Laboratories International) (“Valeant”). Under the agreement, Valeant sold and transferred all of its rights, title and interest in and to a license agreement (the “License”) containing patented technology, specified data, information, manufacturing rights and know-how relating to an oral dissolving tablet formulation (“ODT”) for Zertane, including samples of Zertane, in exchange for cash of $2,000,000 and a 3% royalty on net sales. The License is a major component for documenting the manufacturing process for regulatory approval and accelerating the timeline for commercialization of Zertane.

The ODT formulation has not been petitioned for regulatory approval and, since the License has no alternative future use, the cost of this purchase was expensed in 2011. For tax purposes, the $2,000,000 is being amortized over 15 years.

Note 5 – License Agreement/Revenue Recognition

On September 8, 2011, the Company entered into a license, development and commercialization agreement, effective as of August 23, 2011, with a pharmaceutical company located in South Korea. The agreement grants the pharmaceutical company exclusive rights to market Zertane in South Korea for the treatment of PE and for a combination drug to be developed, utilizing Zertane and an erectile dysfunction drug (i.e. Zertane-ED). Upon signing of the agreement, the Company received a $500,000 upfront payment, the net proceeds of which were $417,500 after withholding of Korean tax. The upfront payment has been deferred and is being recognized as license revenue over a ten year period. Milestone payments of $3,200,000 will be earned and recognized contingent upon achievement of regulatory approvals and cumulative net sales targets, which may take several years. In addition, the Company will earn a royalty based on 25% of net sales, as defined, if the royalty exceeds the transfer price of Zertane.

Note 6 – Convertible Note Payable to Parent

On November 18, 2013, Vyrix entered into a convertible note with its Parent (the “Note”). Vyrix can borrow up to $3 million under the Note which may be drawn down in increments up to $500,000. The Note is due November 18, 2014 and automatically renews for successive one year terms, however, either Vyrix or Ampio may terminate the Note by giving notice thirty days prior to automatic renewal. Vyrix may repay principal and accrued interest at any time without prepayment penalty. The Note carries a variable interest rate equal to the “Applicable Federal Rate” for long-term obligations prescribed under the Internal Revenue Code of 1986, as amended. On December 30, 2013, Ampio advanced $300,000 on the Note and the applicable interest rate was 3.28%.

The Note is also convertible into common stock upon five days’ notice at the election of Ampio based upon the fair market value of Vyrix’s common stock as determined in good faith by Vyrix’s board of directors.

Note 7 – Income Taxes

As previously discussed in Note 2 – Summary of Significant Accounting Policies, Vyrix is included in Ampio’s consolidated tax returns. For purposes of these financial statements, Vyrix’s taxes are computed and reported on a “separate return” basis. Ampio and Vyrix do not have a tax sharing agreement. Accordingly, certain tax attributes, e.g., net operating loss carryforwards, reflected in these financial statements, may or may not be available to Vyrix. In the event that Ampio’s ownership interest in Vyrix falls below 80% and Vyrix is deconsolidated from Ampio’s consolidated income tax return, the net operating loss carryforwards originated prior to deconsolidation would no longer be available to Vyrix and the related deferred income tax asset, $1,527,671 at December 31, 2013, would be removed and recorded as a deemed dividend to the parent.

Income tax benefit resulting from applying statutory rates in jurisdictions in which Vyrix is taxed (Federal and State of Colorado) differs from the income tax provision (benefit) in Vyrix’s financial statements. The following table reflects the reconciliation for the respective periods:

	Years ended December 31,
	2013	2012
Benefit at federal statutory rate	34.0%	34.0%
State, net of federal impact	3.1%	3.1%
Share-based compensation expense	(2.9%)	0.0%

Effective rate	34.2%	37.1%

Deferred income taxes arise from temporary differences in the recognition of certain items for income tax and financial reporting purposes. The approximate tax effects of significant temporary differences which comprise the deferred tax assets and liabilities are as follows for the respective periods:

	2013	2012
Current deferred income tax asset:
Deferred revenue license agreement	$18,529	$18,529

Total deferred income tax asset	18,529	18,529

Long-term deferred income tax assets (liabilities):
Net operating loss carryforward	1,527,671	856,852
Valeant license agreement (Note 4)	638,183	687,590
Deferred revenue license agreement	122,747	141,275
Acquired patents	(138,964)	(155,808)
Acquired in-process research and development	(2,779,185)	(2,779,185)

Total long-term deferred income tax assets (liabilities):	(629,548)	(1,249,276)

Net deferred income tax liability	$(611,019)	$(1,230,747)

The Company has recorded income tax benefits in its statements of operations since inception, stemming from its operating losses, and is expected to incur operating losses for the foreseeable future. In the event that the net deferred tax liability is reduced to zero through future operating losses, the Company would most likely establish a valuation allowance offsetting any future net deferred tax asset. As such, the Company would no longer record income tax benefits in its results of operations.

The Company’s current and deferred income tax expense (benefit) is as follows.

	Year Ended December 31,		March 23, 2011 (Inception) through December 31, 2013
	2013	2012
Deferred income tax expense (benefit)	$(619,727)	$(761,372)	$(2,353,444)
Current foreign income tax expense	—	—	82,500

	$(619,727)	$(761,372)	$(2,270,944)

The current foreign income tax expense related to the tax withheld by Korea stemming from the Company’s license agreement with a pharmaceutical company located in South Korea.

Note 8 – Commitments and Contingencies

Vyrix entered into an employment agreement with Jarrett Disbrow, its president and chief executive officer, on November 18, 2013. Under the terms of the agreement, Mr. Disbrow is entitled to receive $210,000 annually in salary paid over thirty six months commencing October 15, 2013, to reflect pre-incorporation efforts. Mr. Disbrow is also eligible for an annual discretionary target bonus of up to 50% of base salary. In the event of a termination without cause, a lump sum payment of one times base salary is to be paid.

Note 9 – Common Stock

Capital Stock

At December 31, 2013, Vyrix had 60,000,000 shares of common stock authorized with a par value of $0.0001 per share and 10,000,000 shares of preferred stock authorized with a par value of $0.0001.

Capital Transactions

Vyrix issued 20,000,000 shares of common stock to Ampio in November of 2013 in exchange for the Vyrix Acquired Assets. Vyrix recorded the Vyrix Acquired Assets and common stock issued at $6,803,356, based upon the historical cost of the Vyrix Acquired Assets on the books of Ampio.

Note 10 – Stock-Based Compensation

During 2013, Vyrix adopted the Vyrix Pharmaceuticals, Inc. 2013 Stock Option Plan (the “Plan”) and reserved 5,000,000 shares for issuance. During 2013, Vyrix granted options to purchase 500,000 shares of common stock to an officer, leaving 4,500,000 available for issuance under the Plan. Options to purchase 125,000 shares vest on the date of grant with the remainder vesting annually over three years. Vesting may be accelerated upon change in control of Vyrix, or the death, disability or termination without cause or for good reason of such officer. The exercise price will based on the closing price of Vyrix’s common stock in an initial equity financing from unrelated third party investors. For the purposes of calculating the stock based compensation expenses, the exercise price has been estimated at $1.75 per share. The options have an estimated fair value of $1.11 per share for an aggregate fair value of $557,134. The remaining contractual life is 9.75 years.

Vyrix has computed the fair value of all options granted using the Black-Scholes option pricing model. In order to calculate the fair value of the options, certain assumptions are made regarding components of the model, including the estimated fair value of the underlying common stock, risk-free interest rate, volatility, expected dividend yield, and expected option life. Changes to the assumptions could cause significant adjustments to valuation. Vyrix estimated a volatility factor utilizing a weighted average of comparable published volatilities of peer companies. Because there is only one option holder, Vyrix has estimated a forfeiture rate of zero. Vyrix estimates the expected term based on the average of the vesting term and the contractual term of the options. The risk free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity. Accordingly, Vyrix has computed the fair value of all options granted during 2013, using the following assumptions:

Expected volatility	66.40% - 76.42%
Risk free interest rate	1.33% -2.02%
Expected term (years)	5.0 - 6.5
Dividend yield	0.0%

Vyrix recognized $140,070 in expense in 2013. The unrecognized expense of $417,064 will be recognized ratably over the remaining vesting periods. There were 2.875 years remaining to fully vest.

Note 11 – Subsequent Events

On January 1, 2014, Vyrix entered into a services agreement with Ampio whereby Ampio provides corporate overhead services in exchange for $7,000 per month. The amount can be modified in writing upon the consent of both parties. The agreement may be terminated at any time by either party.

On March 11, 2014, Mr. Jarrett Disbrow’s Employment Agreement was amended and restated to clarify that he is President and Chief Executive Officer of Vyrix and that the exercise price of the 500,000 stock options granted was to be based on an independent third-party valuation. The valuation resulted in a fair value of $0.70 per share at December 31, 2013. The previous estimate of $1.75 per share (note 10) was an estimate assuming a private equity raise.

Subsequent to year-end, Vyrix executed additional draws of $1,000,000 on the convertible note to parent (Note 6).

On March 11, 2014, the Vyrix Board of Directors authorized the grant of 150,000 stock options to Mike Macaluso, Ampio CEO and a Vyrix Director, and 150,000 each to 2 Ampio named executives, Dr. David Bar-Or, Chief Science Officer, and Dr. Vaughan Clift, Chief Medical Officer. Mr. Macaluso will continue to serve as the Chairman of the Vyrix Board of Directors and Dr. Bar-Or and Dr. Clift will provide consulting services in connection with scientific and regulatory matters. The options were granted at an exercise price of $0.70 and vest over a 3 year period with 25% vesting immediately and the remainder vesting at a rate of 25% per year. Vesting may accelerate upon a sale event of Vyrix.

On April 9, 2014, Vyrix entered into a Distribution and License Agreement (the “Paladin Agreement”) with Endo Ventures Limited, which recently acquired Paladin Labs Inc. (“Paladin”), whereby Paladin has exclusive rights to market, sell and distribute Zertane in Canada, the Republic of South Africa, certain countries in Sub-Saharan Africa, Colombia and Latin America. The Paladin Agreement expires on a country by country basis the latter of fifteen years after the first commercial sale of the product in that country or expiration of market exclusivity for Zertane in that country. Paladin paid $250,000 to Vyrix upon signing the Paladin Agreement and may make milestone payments aggregating up to $3,025,000 based upon achieving Canadian and South African product regulatory approval and achieving specific sales goals. In addition, the Paladin Agreement provides that Paladin pay royalties based on sales volume.

             Shares

Common Stock

PROSPECTUS

Aegis Capital Corp	Fordham Financial Management, Inc.

            , 2014

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee.

SEC registration fee		$3,905
FINRA filing fee		*
NYSE MKT listing fee		*
Blue sky fees and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

We have adopted provisions in our certificate of incorporation and bylaws to be in effect at the completion of this offering that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our bylaws provide that:

•	we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•	we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and intend to enter into such agreements with certain of our executive officers. These agreements provide that we will indemnify each of our directors, certain of our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us and/or in furtherance of our rights. Additionally, each of our directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by their affiliates, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors are primary and any obligation of the affiliates of those directors to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of us and our directors and officers by the underwriters against certain liabilities under the Securities Act and the Exchange Act.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information as to all securities we have sold since January 1, 2011, which were not registered under the Securities Act.

1.	In November 2013, we issued 20,000,000 shares of our common stock to Ampio at a purchase price of $0.0001 per share, and in consideration of the transfer of certain intellectual property assets of Ampio.

2.	Since inception, we have granted stock options to purchase 950,000 shares of our common stock at an exercise price of $0.70 per share to our officers and directors.

The offers, sales and issuances of the securities described in paragraph 1 above were exempt from registration under the Securities Act, in reliance on Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, as transactions by an issuer not involving a public offering. All purchasers of securities in transactions exempt from registration pursuant to Regulation D represented to us that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

The grants of stock options described in paragraph 2 above were exempt pursuant to Section 4(a)(2) of the Securities Act or to be exempt from registration under the Securities Act in reliance on Rule 701 of the Securities

Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

All certificates representing the securities issued in the transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statements Schedules:

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a)	The Registrant will provide to the underwriter at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)	For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(c)	For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Greenwood Village, State of Colorado, on April 16, 2014.

VYRIX PHARMACEUTICALS, INC.

By:	/S/ JARRETT DISBROW
Jarrett Disbrow
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Jarrett Disbrow and Mark McGregor as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ JARRETT DISBROW Jarrett Disbrow	President, Chief Executive Officer and Director (Principal Executive Officer)	April 16, 2014

/S/ MARK MCGREGOR Mark McGregor	Treasurer and Secretary (Principal Financial and Accounting Officer)	April 16, 2014

/S/ MICHAEL MACALUSO Michael Macaluso	Chairman of the Board	April 16, 2014

/S/ GARY V. CANTRELL Gary V. Cantrell	Director	April 16, 2014

/S/ JOHN A. DONOFRIO, JR. John A. Donofrio, Jr.	Director	April 16, 2014

/S/ NICK J. LEB Nick J. Leb	Director	April 16, 2014

EXHIBIT INDEX

Exhibit No.	Exhibit Index

1.1*	Form of Underwriting Agreement

3.1*	Certificate of Incorporation of the Registrant (currently in effect)

3.2*	Form of Amended and Restated Certificate of Incorporation of the Registrant (to be effective upon completion of this offering)

3.3*	Form of Amended and Restated Bylaws of the Registrant (to be effective upon completion of this offering)

4.1*	Form of Common Stock Certificate of the Registrant

5.1*	Opinion of Goodwin Procter LLP

10.1*†	Amended and Restated 2013 Stock Option and Grant Plan and forms of agreements thereunder

10.2†	Amended and Restated Employment Agreement between the Registrant and Jarrett Disbrow, dated as of March 11, 2014

10.3*	Form of Indemnification Agreement, to be entered into between the Registrant and its directors and officers

10.4	Intercompany Loan Agreement between the Registrant and Ampio Pharmaceuticals, Inc., dated as of November 18, 2013

10.5	Assignment and Assumption Agreement between the Registrant and Ampio Pharmaceuticals, Inc., dated as of December 1, 2013

10.6	Services Agreement between the Registrant and Ampio Pharmaceuticals, Inc., dated as of January 1, 2014

10.7	Assignment of Intellectual Property between the Registrant and Ampio Pharmaceuticals, Inc., effective as of December 3, 2013

10.8##	Asset Purchase Agreement between the Registrant (as assigned to it by Ampio Pharmaceuticals, Inc. on December 1, 2013) and Valeant International (Barbados) SRL, effective as of December 2, 2011 (incorporated by reference to Exhibit 10.24 to Ampio Pharmaceuticals, Inc.’s Form 10-K filed February 9, 2012; File No. 001-35182)

10.9##	Manufacturing and Supply Agreement between the Registrant (as assigned to it by Ampio Pharmaceuticals, Inc. on December 1, 2013) and Ethypharm S.A., dated September 10, 2012 (incorporated by reference to Exhibit 10.2 to Ampio Pharmaceuticals, Inc.’s Form 10-Q filed November 2, 2012; File No. 001-35182)

10.10	License, Development and Commercialization Agreement between the Registrant (as assigned to it by Ampio Pharmaceuticals, Inc. on December 1, 2013) and Daewoong Pharmaceuticals Co., Ltd., effective as of August 23, 2011 (incorporated by reference to Exhibit 10.1 to Ampio Pharmaceuticals, Inc.’s Form 8-K/A filed October 5, 2011; File No. 001-35182)

10.11#	Distribution Agreement between the Registrant (as assigned to it by Ampio Pharmaceuticals, Inc. on December 1, 2013) and FBM Industria Farmaceutica, Ltda., dated as of March 1, 2012

10.12#	Distribution and License Agreement between the Registrant and Endo Ventures Limited, dated April 9, 2014

23.1	Consent of EKS&H LLLP

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

*	To be included by amendment.
#	Application has been made to the Securities and Exchange Commission for confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.
##	The Securities and Exchange Commission has granted our request for confidential treatment of certain provisions. Omitted material for which confidential treatment has been obtained was filed separately with the Securities and Exchange Commission.
†	Indicates a management contract or any compensatory plan, contract or arrangement.